     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 1997


                                                      REGISTRATION NO. 333-20571
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                 POST EFFECTIVE

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                              INFOCURE CORPORATION
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7372                         58-2271614
 (State or other jurisdiction         (Primary SIC Code)               (I.R.S. Employer
      of incorporation or                                            Identification No.)
         organization)

                         2970 CLAIRMONT ROAD, SUITE 950
                             ATLANTA, GEORGIA 30329
                                 (404) 633-0046
         (Address and telephone number of principal executive offices)
                             ---------------------
                               FREDERICK L. FINE
                            CHIEF EXECUTIVE OFFICER
                              INFOCURE CORPORATION
                         2970 CLAIRMONT ROAD, SUITE 950
                             ATLANTA, GEORGIA 30329
                                 (404) 633-0046
           (Name, address and telephone number of agent for service)
                             ---------------------
                                    Copy to:
                             UGO F. IPPOLITO, ESQ.
                   GLASS, MCCULLOUGH, SHERRILL & HARROLD, LLP
                          1409 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30309
                                 (404) 885-6705
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Acquisitions (as defined herein).

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following block: [ ]
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                              INFOCURE CORPORATION
                                   PROSPECTUS

                     RELATING TO UP TO 3,720,165 SHARES OF

                                  COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)
                            OF INFOCURE CORPORATION


TO BE ISSUED IN CONNECTION WITH THE PROPOSED MERGER OF AMERICAN MEDCARE CORPORATION ("AMC") WITH AND INTO INFOCURE CORPORATION ("COMPANY" OR "INFOCURE") FOR COMMON STOCK OF INFOCURE, THE PROPOSED MERGER OF KCOMP MANAGEMENT SYSTEMS, INC. ("KCOMP") INTO A NEWLY CREATED SUBSIDIARY OF INFOCURE FOR CASH AND COMMON STOCK OF INFOCURE, THE PROPOSED MERGER OF ROVAK, INC. ("ROVAK") INTO A NEW CREATED SUBSIDIARY OF INFOCURE FOR CASH AND COMMON STOCK OF INFOCURE AND THE EXCHANGE OF ALL OF THE OUTSTANDING SHARES OF DR SOFTWARE, INC. ("DR SOFTWARE") FOR CASH AND COMMON STOCK OF INFOCURE. THIS PROSPECTUS ALSO INCLUDES UP TO AN ADDITIONAL 142,220 SHARES OF COMMON STOCK OF INFOCURE THAT ARE TO BE ISSUED UPON THE MERGER OF AMC INTO INFOCURE IN THE EVENT OUTSTANDING STOCK OPTIONS OR A WARRANT ISSUED BY AMC ARE EXERCISED PRIOR TO THE MERGER.

                             ---------------------

     FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" COMMENCING ON PAGE 23.

                             ---------------------
     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERS OF SECURITIES MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INFOCURE, AMC, KCOMP OR DR SOFTWARE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SHARES TO WHICH IT RELATES OR AN OFFER OF ANY KIND TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------
THE SECURITIES OF INFOCURE CORPORATION OFFERED IN CONNECTION WITH THE MERGERS AND EXCHANGE OFFERS DESCRIBED IN THIS PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS JUNE   , 1997.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
The Acquisitions............................................    4
Acquisitions of Certain of the Founding Businesses..........    9
Risk Factors................................................   23
Dividend Policy.............................................   29
Capitalization..............................................   30
Selected Pro Forma Combined Financial Data..................   31
Management's Discussion and Analysis of Pro Forma Combined
  Financial Condition and Pro Forma Combined Results of
  Operations................................................   33
Selected Financial Data of AMC..............................   35
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of AMC..........................   36
Selected Financial Data of KComp............................   39
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of KComp........................   40
Selected Financial Data of DR Software......................   42
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of DR Software..................   43
Selected Financial Data of Rovak............................   45
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Rovak........................   46
Business....................................................   48
Management..................................................   56
Principal Stockholders......................................   60
Certain Transactions........................................   60
Description of Capital Stock................................   62
Shares Eligible for Future Sale.............................   63
Legal Matters...............................................   64
Experts.....................................................   64
Available Information.......................................   64
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY


     InfoCure Corporation will acquire (the "Acquisitions") six practice management systems businesses (the "Founding Businesses"). Unless otherwise indicated, all references herein to "InfoCure" shall mean InfoCure Corporation prior to the consummation of the Acquisitions, and references herein to the "Company" shall mean InfoCure and the Founding Businesses. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all share, per share and financial information set forth herein assumes (i) the consummation of the Acquisitions and (ii) a public offering price of $5.50 per share for the shares of Common Stock of InfoCure (the "Offering") in an underwritten public offering being made concurrently with the Acquisitions. "Equivalent Shares of Common Stock" means the number of shares of Common Stock which are to be issued to the holders of common stock of American Medcare Corporation ("AMC") upon the merger of AMC into InfoCure.


     This Prospectus includes forward-looking statements which involve known and unknown risks and uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed under the heading "Risk Factors." In addition to statements which explicitly describe such risks and uncertainties, investors are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "plans" or "anticipates" to be uncertain and forward-looking.

                                  THE COMPANY

     The Company is a leading provider of practice management software products and related services that address the growing needs of health care providers to manage and communicate cost-effectively administrative, clinical and financial data. The Company's practice management systems are used primarily by small to mid-size medical practices, including multi-provider management services organizations and independent physician alliances. Recently, the Company developed and introduced an all-payor-based electronic data interchange ("EDI") system to enable its customers to realize significant cost savings by replacing paper-based transactions with electronic transaction processing. The Company has an installed customer base of approximately 17,000 health care providers in a broad range of specialties at over 6,000 client sites.

     Health care costs totaled approximately $1.0 trillion in 1995, having risen at a rate approximately twice that of inflation during the last decade. The escalation of such expenditures has led to pressure to contain costs and attempts to shift the financial risk of delivering health care from payors to providers. Many providers now participate in complex reimbursement arrangements, resulting in multiple transactions, information exchanges and other communications with payors per patient visit. As a result of these trends, health care providers increasingly need to reduce operating costs, improve cash flow and manage their businesses more efficiently while responding to the increased administrative burdens and informational demands placed upon them by payors. The Company's practice management systems address the efficiencies and cost savings demanded by health care providers.

     The Company's existing customer base comprises primarily office-based health care practices that range in size from single practitioners to up to several hundred providers with an emphasis on small and mid-size (up to 25 providers) health care practices. Based on industry sources, 60% of the physicians in the United States are organized into approximately 190,000 office-based health care practices. Nearly all of these practices are small to midsize; there are fewer than 1,000 office-based medical practices in the United States with more than 25 providers. Small and mid-size medical practices are significantly under-penetrated with regard to practice management software and EDI transaction processing. For example, while it is estimated that the majority of hospitals submit their claims electronically, among small and mid-size medical practices only approximately 35% submit claims electronically.

     The Company markets a broad range of software products and services designed to automate office-based practices of varying sizes; therefore, the Company believes that it is well-positioned to take advantage of the increased technology needs of the health care industry, particularly among practices with fewer than 25 health care providers. As the supplier of the core practice management system adopted by its customers, the Company has established its technology at its customer sites, which, the Company believes, will yield significant growth opportunities and competitive advantages. The Company's primary growth strategies include (i) increasing its recurring transactional revenue by expanding its customers' utilization of EDI services, (ii) acquiring established practice management system companies and consolidating niche specialities, (iii) leveraging its customer base by cross-selling its products and services, (iv) expanding its national sales efforts, (v) continuing to develop and provide sophisticated practice management systems and (vi) capitalizing on synergistic opportunities resulting from the Acquisitions.

     InfoCure was incorporated in Delaware in November 1996. InfoCure will have a January 31 year-end. InfoCure's executive offices are located at 2970 Clairmont Road, Suite 950, Atlanta, GA 30329, and its telephone number is (404) 633-0046.

                                THE ACQUISITIONS

     InfoCure has entered into agreements to acquire, concurrently with and as a condition to the consummation of the Offering, the Founding Businesses. The integration of these businesses will combine existing and proven products, research and development, sales, marketing and support efforts. Following consummation of the Acquisitions, the Founding Businesses will be consolidated into three operating divisions according to technical platform, thereby allowing the Company to market and service cost-effectively its practice management systems to a wide range of health care providers. The three operating divisions are the Desktop Division (DOS and Windows-based products), the Mid-Range Division (UNIX and AIX-based products) and the Enterprise Division (IBM AS/400-based products).

     All of the Founding Businesses provide practice management software products to physicians and other professionals which are designed to automate the administrative, financial, practice management and clinical requirements of a professional's office practice. These systems range in capacity from one to hundreds of users, allowing the Company to address the needs of both small and large customers. The combination of the Founding Businesses will position the Company as a national supplier of practice management products and services to office-based health care providers. The Company believes that the combination of the Founding Businesses will provide unique opportunities for (i) the coordination of product research and development, sales and marketing, (ii) the reduction of redundant expenses and operations and (iii) the maximization of the experience of the assembled management team.

THE FOUNDING BUSINESSES

DR SOFTWARE, INC. ("DR SOFTWARE")

     DR Software was founded in 1983 and is headquartered in Atlanta, Georgia. DR Software markets DOS and Windows-based practice management systems to small (one to two providers) medical practices. DR Software currently has approximately 2,200 clients serving an estimated 3,150 health care providers, including approximately 25% of all podiatry practices in the United States. Upon the consummation of the Acquisitions, DR Software will be organized into the Company's Desktop Division. Donald M. Rogers, the founder of DR Software, will become President of the Desktop Division.

     Key technologies developed by DR Software include DR Dictation(TM), a voice-activated medical records software product designed to give physicians and other health care providers the power to dictate directly into the computer and to create accurate medical reports in seconds. Additionally, Wisdom(TM), DR Software's new Windows-based practice management software application, is positioned to serve medical practices of a wide range of sizes and specialties, and was created in a rapid development language applying relational database and object-oriented technology. Wisdom(TM) incorporates a comprehensive suite of EDI services that are fully integrated with the core practice management system, as well as complying with open database connection ("ODBC") standards.

KCOMP MANAGEMENT SYSTEMS, INC. ("KCOMP")

     KComp was founded in December 1995 to acquire certain assets of a software developer and is headquartered in Los Angeles, California. KComp markets DOS and Windows-based practice management systems to small to mid-size (three to 25 providers) dental and oral surgery practices. KComp currently has approximately 725 clients serving an estimated 1,600 health care providers. Upon the consummation of the Acquisitions, KComp will be organized into the Company's Desktop Division. Key technologies of KComp include The Dental Wizard(TM), a comprehensive Windows-based practice management software system designed to be utilized by dental practices of all sizes and specialty concentrations.

INTERNATIONAL COMPUTER SOLUTIONS, INC. ("ICS")

     ICS, which was founded in 1985 and acquired in 1993 by AMC, is headquartered in Atlanta, Georgia. ICS markets DOS, Windows and UNIX-based practice management systems to small to mid-size health care providers. ICS currently has approximately 600 desktop clients serving an estimated 750 health care providers and approximately 500 mid-range clients serving an estimated 1,800 health care providers. Upon the consummation of the Acquisitions, ICS's DOS and Windows-based operations will be organized into the Company's Desktop Division and its UNIX operations will be organized into the Company's Mid-Range Division. Key technologies of ICS include The Provider Information Manager(TM), a Windows-based product which was created for use by the professional business manager or managing physician to provide a "top down" view of the practice, identifying financial, payor, patient, clinical, system and EDI utilization, practice demographic and practice profitability trends.

ROVAK, INC. ("ROVAK")

     Rovak was founded in 1984 and is headquartered in Lake Elmo, Minnesota. Rovak markets UNIX and AIX-based practice management software to mid-size medical practices and clinics. Rovak's software products are targeted specifically to meet the practice management needs of oral surgeons and orthodontists. Rovak currently has approximately 1,000 clients serving an estimated 1,800 health care providers. Upon the consummation of the Acquisitions, Rovak will be organized into the Company's Mid-Range Division. Key technologies developed by Rovak include the Optical Mark System(R), which uses optical scanning technologies to automate daily tasks and eliminate data entry. Additionally, Rovak has developed its Digital Record Keeping System(TM) which operates with third-party products to enable a practice to store and merge radiographic and photographic images with correspondence and clinical medical records.

MILLARD-WAYNE, INC. ("MILLARD-WAYNE")

     Millard-Wayne, which was founded in 1977 and will be acquired by AMC immediately prior to the consummation of the Offering, is headquartered in Atlanta, Georgia. Millard-Wayne markets IBM AS/400-based enterprise-wide practice management systems to mid-size to large (over 25 providers) medical practices and clinics. Millard-Wayne currently has approximately 190 clients serving an estimated 2,000 health care providers. Upon the consummation of the Acquisitions, Millard-Wayne will be organized into the Company's Enterprise Division. M. Wayne George, the founder of Millard-Wayne, will become President of the Enterprise Division. Key technologies developed by Millard-Wayne include a graphical user interface ("GUI") technology to work in conjunction with its practice management system, which operates on the IBM AS/400.

HEALTH CARE DIVISION, INC. ("HCD")

     HCD, which was founded in 1996 by AMC to acquire certain assets of Info Systems, is headquartered in Charlotte, North Carolina. HCD markets IBM AS/400-based practice management systems to mid-size to large medical practices and clinics. HCD currently has approximately 200 clients serving an estimated 5,000 health care providers. Upon the consummation of the Acquisitions, HCD will be organized into the Company's Enterprise Division. Key technologies developed by HCD include a comprehensive managed care module designed for use in conjunction with its practice management products which run on the IBM AS/400.

ACQUISITION CONSIDERATION

     Prior to and as a condition to the consummation of the Offering (i) AMC, a holding company and the parent company of ICS and HCD, will acquire Millard-Wayne and immediately thereafter merge with and into InfoCure, with InfoCure as the surviving corporation ("AMC Merger") and (ii) InfoCure will acquire all of the outstanding capital stock of each of DR Software, KComp and Rovak. Upon the consummation of the Acquisitions, each of the Founding Businesses will become a wholly-owned subsidiary of InfoCure. See "Certain Transactions" and "Shares Eligible for Future Sale."


     The aggregate consideration to be paid by InfoCure to acquire the Founding Businesses consists of approximately $4.9 million in cash, $4.2 million in assumed indebtedness and 3,720,165 shares of Common Stock. The following table summarizes the consideration paid or payable upon the consummation of the
Acquisitions:



                                                      ACQUISITION CONSIDERATION
                                           -----------------------------------------------
                                                           INDEBTEDNESS      SHARES OF
FOUNDING BUSINESS                              CASH        ASSUMED (1)    COMMON STOCK (2)
-----------------                          ------------    ------------   ----------------
AMC (3)(4)(5)............................   $1,100,000      $2,573,095       3,196,074
Rovak (5)(6).............................    1,256,000       1,220,321         228,416
KComp (5)(7).............................      458,000         273,400         220,682
DR Software..............................    2,128,500          95,915          74,993
                                            ----------      ----------       ---------
          Total..........................   $4,942,500      $4,162,731       3,720,165
                                            ==========      ==========       =========


---------------

(1) Assumed indebtedness is as of April 30, 1997, prior to application of the proceeds of the Offering. Excludes the assumption of current liabilities except the current portion of the indebtedness.

(2) Excludes 100 shares of Common Stock issued to the incorporators of the Company.

(3) Includes ICS, HCD and Millard-Wayne. AMC formed HCD in November 1996 to consummate the HCD Acquisition and will acquire Millard-Wayne immediately prior to the consummation of the Offering.


(4) Includes (i) the cash portion of the purchase price of Millard-Wayne and
    (ii) 181,818 Equivalent Shares of Common Stock to be issued in satisfaction of $1,000,000 of the principal of the note payable to Info Systems of North Carolina Inc., the seller of the business of HCD.


(5) Includes 23,357 Equivalent Shares of Common Stock to be issued upon the consummation of the AMC Merger to stockholders of Millard-Wayne in connection with AMC's acquisition of Millard-Wayne. Excludes an aggregate of
    (i) 279,836 Equivalent Shares of Common Stock reserved for issuance upon exercise of outstanding stock options and a warrant of AMC assumed by the Company, (ii) 114,934 Equivalent Shares of Common Stock which AMC has the right to purchase for $65,000, (see "AMC Financial Statements -- Note 3"),
    (iii) 23,357 Equivalent Shares of Common Stock reserved for issuance if Millard-Wayne meets certain specified revenue or operating profits for the 12-month periods ending July 31, 1998 and 1999, (iv) 181,818 shares of Common Stock reserved for issuance if Rovak meets a certain specified level of net income for the 12-month period ending January 31, 1998, (v) 181,818 Equivalent Shares of Common Stock reserved for issuance if KComp meets a certain specified level of operating income for the 12-month period ending July 31, 1998 and (vi) 210,087 Equivalent Shares of Common Stock to be assigned and transferred to AMC for cancellation prior to the consummation of the Offering, pursuant to a written agreement dated November 19, 1996.


(6) Includes reduction for an estimated post-closing adjustment of $478,000.


(7) Includes reduction for an estimated post-closing adjustment of $58,000.


     The consummation of the AMC Merger and the acquisition of each of Millard-Wayne, DR Software, KComp and Rovak are subject to certain conditions. These conditions include without limitation (i) the accuracy of the representations and warranties made by the stockholders of these companies, (ii) the performance of each of their respective covenants included in the acquisition agreements and (iii) no material adverse change in the results of financial conditions or businesses of the company being acquired. Certain of the directors, executive officers and principal stockholders of the Company are or were directors, executive officers and/or principal stockholders of AMC and the Founding Businesses. See "Management" and "Certain Transactions."

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



     InfoCure will acquire the Founding Businesses prior to and as a condition to the consummation of the Offering. For financial statement presentation purposes, AMC, a holding company and parent of International Computer Solutions, Inc. ("ICS") and Health Care Division, Inc. ("HCD"), has been identified as the accounting acquiror. The following summary unaudited pro forma combined financial data present certain data for the Company as adjusted for (i) the effects of the acquisition by AMC of the capital stock of Millard-Wayne, Inc. ("Millard-Wayne") prior to the consummation of the AMC Merger (as defined herein) and the acquisition by HCD, a wholly-owned AMC subsidiary founded in November 1996, of the assets of the Health Care Division of Info Systems of North Carolina, Inc. ("Info Systems") on December 3, 1996 (the "HCD Acquisition"), using the purchase method of accounting at their estimated fair values, (ii) the effects of the merger of AMC with and into InfoCure (the "AMC Merger"), (iii) the effects of the acquisitions by InfoCure of the capital stock of KComp Management Systems, Inc. ("KComp"), DR Software, Inc. ("DR Software") and Rovak, Inc. ("Rovak") using the purchase method of accounting at their estimated fair values and (iv) the effects of certain pro forma adjustments to the combined financial statements. KComp was founded in December 1995; accordingly, results of KComp are included only for the year ended January 31, 1997 and the three months ended April 30, 1997. See "The Company," "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations" and the Unaudited Pro Forma Combined Financial Statements and the Notes thereto included elsewhere in this Prospectus.



                                                                            PRO FORMA
                                                          ---------------------------------------------
                                                          YEAR ENDED JANUARY 31,       THREE MONTHS
                                                          ----------------------     ENDED APRIL 30,
                                                            1996         1997              1997
                                                          ---------    ---------   --------------------
SELECTED STATEMENT OF OPERATIONS DATA: (1)
  Revenues:
     Systems and software...............................    $ 9,746      $ 9,655          $2,075
     Maintenance and support............................      6,034        8,580           2,080
     Other..............................................        762          871             184
                                                            -------      -------         -------
       Total revenues...................................     16,542       19,106           4,339
  Cost of revenues......................................      5,137        5,656           1,386
                                                            -------      -------         -------
  Gross profit..........................................     11,405       13,450           2,953
  Operating expenses:
     Selling, general and administrative (2)(3)(4)(5)...      8,386       10,053           2,294
     Depreciation and amortization (6)..................      1,337        1,402             330
                                                            -------      -------         -------
  Operating income......................................      1,682        1,995             329
  Other expense (income):
     Interest expense (7)...............................         77           73              23
     Other..............................................       (121)         (41)             (9)
                                                            -------      -------         -------
  Income before taxes...................................      1,726        1,963             315
  Income tax (8)........................................        842          938             165
                                                            -------      -------         -------
  Net income............................................    $   884      $ 1,025          $  150
                                                            =======      =======         =======
  Pro forma net income per share........................    $  0.16      $  0.18          $ 0.03
  Pro forma weighted average shares outstanding (9).....      5,547        5,547           5,547
                                                            =======      =======         =======



                                                                    AS OF APRIL 30, 1997
                                                              ---------------------------------
                                                                                  PRO FORMA
                                                              PRO FORMA (10)   AS ADJUSTED (10)
                                                              --------------   ----------------
SELECTED BALANCE SHEET DATA: (1)
  Cash and cash equivalents.................................     $   449           $ 1,897
  Working capital...........................................      (3,259)           (1,811)
  Total assets..............................................      17,945            19,393
  Short-term debt...........................................         495               495
  Long-term debt, less current portion......................         491               491
  Total stockholders' equity................................      11,860            13,342

 (1) Assumes that the closing of the Acquisitions had occurred as of February 1, 1995, in the case of the selected pro forma statements of operations data, and as of April 30, 1997, in the case of the selected pro forma balance sheet data. The pro forma combined financial data are based upon preliminary estimates, available information and certain assumptions that management believes are appropriate. The selected pro forma combined financial data presented herein are not necessarily indicative of the results the Company would have obtained had such events occurred at the beginning of the period or of the future results of the Company. The selected pro forma combined financial data should be read in conjunction with the other financial data and notes thereto included elsewhere in this Prospectus.


 (2) Includes pro forma adjustments to reflect (i) the elimination, as provided in the respective acquisition agreements, of duplicative administrative functions at the Company of approximately $1,773,000, $1,830,000 and $175,000 for the years ended January 31, 1996 and 1997 and the three months ended April 30, 1997, respectively, and (ii) the additional overhead expenses at the Founding Businesses of approximately $452,000, $475,000 and $30,000 for the years ended January 31, 1996 and 1997 and the three months ended April 30, 1997, respectively. The Company considers that the elimination of approximately $1,130,000 of these expenses, on an annualized basis, was effected concurrent with the HCD Acquisition on December 3, 1996.


 (3) Includes pro forma adjustments to reflect the elimination of allocations from Info Systems for (i) overhead of approximately $476,000 and $328,000 for the years ended January 31, 1996 and 1997, respectively, and (ii) expense related to HCD's participation in Info System's employee stock ownership plan of approximately $159,000 and $75,000 for the years ended January 31, 1996 and 1997, respectively. Upon the consummation of the HCD Acquisition on December 3, 1996, these eliminations were effected.


 (4) Includes pro forma adjustments to reflect the elimination of rent and other expenses of approximately $352,000, $350,000 and $88,000 for the years ended January 31, 1996 and 1997 and the three months ended April 30, 1997, respectively. Upon the consummation of the HCD Acquisition on December 3, 1996, the elimination of $117,000 of such expenses, on an annualized basis, was effected.


 (5) Includes pro forma adjustments to reflect the elimination of certain commissions and royalties which are payable by Rovak under agreements that will be terminated following the consummation of the Offering. Such adjustments are approximately $125,000, $323,000 and $80,000 for the years ended January 31, 1996 and 1997 and the three months ended April 30, 1997, respectively.


 (6) Includes pro forma adjustments to reflect the amortization expense on the goodwill recorded in connection with the Acquisitions of approximately $782,000, $753,000 and $154,000 for the years ended January 31, 1996 and
     1997 and the three months ended April 30, 1997, respectively. Also includes pro forma adjustments to depreciation and amortization expense, after adopting appropriate useful lives for related assets, of $300,000, $240,000 and $40,000 for the years ended January 31, 1996 and 1997 and the three months ended April 30, 1997, respectively.


 (7) Includes pro forma adjustments to reflect a reduction in interest expense related to debt reduction, in connection with the Acquisitions and the Offering, of $185,000, $254,000 and $88,000 for the years ended January 31, 1996 and 1997 and the three months ended April 30, 1997, respectively.


 (8) The pro forma provision for income taxes includes (i) the effects of the non-deductible portion of goodwill for tax purposes and (ii) assumes that the deferred tax asset represented by AMC's net operating loss carryforwards of approximately $1,600,000 is recognized as of January 31, 1995.


 (9) The pro forma weighted average shares outstanding includes (i) 100 shares issued to the incorporators of the Company, (ii) 5,399,191 shares to be issued in connection with the Acquisitions and the Offering and (iii) 147,500 Equivalent Shares of Common Stock issuable upon outstanding stock options and a warrant.


(10) The selected pro forma combined balance sheet data reflects the adjustments referenced above but excludes the effects of the receipt and application of the net proceeds of the Offering. The pro forma combined balance sheet data as adjusted reflects the changes that are expected to occur from the application of the estimated net proceeds of the Offering. See "Use of Proceeds" and "Capitalization."

               ACQUISITIONS OF CERTAIN OF THE FOUNDING BUSINESSES

INTRODUCTION


     This Prospectus is being furnished to the holders of the capital stock of certain of the Founding Businesses by the Company, in connection with (i) the merger of AMC into InfoCure, (ii) the merger of KComp into a newly created subsidiary of InfoCure (iii) the merger of Rovak into a newly created subsidiary of InfoCure and (iv) the exchange of all of the capital stock of DR Software for cash and Common Stock of InfoCure.



     Each of the above transactions is conditioned upon the consummation of the Offering on or before June 30, 1997 at a public offering price of not less than $5.00 per share. On December 27, 1996, a registration statement on Form SB-2 (the "IPO Registration Statement") covering 2,000,000 shares of Common Stock to be publicly offered, was filed by InfoCure with the Securities and Exchange Commission ("Commission"). The IPO Registration Statement has been amended from time to time thereafter. There can be no assurances that the Offering will be effected or at a public offering price of not less than $5.00 per share.



     The shares of Common Stock which will be distributed to the stockholders of AMC, KComp, Rovak and DR Software upon consummation of the exchanges will have been registered under the Securities Act. The Common Stock has been approved for listing on the American Stock Exchange under the symbol "INC". Thereafter the Common Stock to be issued may be sold at any time or from time to time without restrictions, except that certain officers, directors and stockholders of InfoCure and/or of the Founding Businesses who may be deemed to be "affiliates" of InfoCure under the rules of the Commission may only resell their shares of Common Stock within the limitations of Rules 144 and 145 promulgated by the Commission. In addition, certain stockholders of the Founding Businesses have entered into lock up agreements with representatives of the underwriters. See "Risk Factors -- Substantial Shares Eligible for Future Sale" and "Shares Eligible for Future Sale."


REASONS FOR THE ACQUISITIONS


     InfoCure and AMC are engaging in the mergers and exchanges described in this Prospectus as part of their strategy to become a leading provider of practice management software products and related services. The directors and stockholders of DR Software, Rovak, and KComp have considered, among other factors, (i) the value and liquidity of the consideration to be received, (ii) the pro forma financial condition, results of operations and business prospects of the Founding Businesses, (iii) the competitive environment for practice management software products and related services, (iv) the development expenses necessary to be technologically competitive and (v) other pertinent information. No relevant weights were assigned to any of the factors enumerated above. The directors and stockholders of KComp, Rovak and DR Software have each concluded that the terms of the transactions with their company and/or stockholders is fair to the stockholders from a financial point of view and have each determined that the applicable merger or exchange is in the best interest of the stockholders.


ACCOUNTING TREATMENT OF THE ACQUISITIONS


     For financial statement presentation purposes, AMC has been identified as the accounting acquiror. The pro forma combined financial data contained in this Prospectus presents certain data for the Company, as adjusted for (i) the effects of the merger of AMC into InfoCure on a historical basis and (ii) the effects of the acquisition by InfoCure of KComp, Rovak and DR Software using the purchase method of accounting at their estimated fair values.


     The following is a summary of the material terms of each proposed exchange offer.

MERGER OF AMC WITH AND INTO INFOCURE

     The following is a summary of the material terms of the definitive merger agreement to be entered into by InfoCure and AMC ("AMC Merger Agreement").

     The AMC Merger Agreement between InfoCure and AMC provides that AMC shall merge into InfoCure, with InfoCure continuing as the surviving corporation ("AMC Merger"). The AMC Merger will occur at the time the offering commences pursuant to the IPO Registration Statement. Upon the consummation of the AMC Merger, the holders of common stock of AMC will receive an aggregate of 3,196,074 shares of Common Stock of InfoCure, an estimated 0.05966 of a share of Common Stock for each share of common stock of AMC owned of record (the equivalent of 1 share of Common Stock for approximately 16.76 shares of common stock of AMC). Assuming an initial offering price of $5.50 per share for the Common Stock of InfoCure sold pursuant to the IPO Registration Statement, the estimated dollar value of the outstanding common stock of AMC at the time of the AMC Merger would be approximately $17.6 million. This exchange ratio ("Exchange Ratio") is subject to adjustment depending upon the number of shares of common stock of AMC outstanding at the time of the AMC Merger. The final determination of the Exchange Ratio shall be made by the board of directors of AMC and InfoCure. Outstanding stock options and warrants to purchase common stock of AMC which are not exercised prior to the AMC Merger will not be terminated upon the AMC Merger and may be exercised after the AMC Merger for a number of shares of Common Stock of InfoCure equal to the product of the Exchange Ratio times the number of shares of common stock of AMC such holder would have otherwise been entitled to purchase. There can be no assurances that InfoCure will file a registration statement covering such shares which may be issued after the AMC Merger upon the exercise of the stock options or warrants. At the time of the AMC Merger, ICS, HCD and Millard-Wayne will be wholly-owned subsidiaries of AMC.


     InfoCure and AMC make certain representations and warranties in the AMC Merger Agreement as to, among other matters, their respective financial positions, corporate existence, business and capital structure. The consummation of the AMC Merger is subject to the fulfillment of various conditions at or prior to the effective date of the AMC Merger including, among others, the correctness of the representations and warranties, the absence of any material and adverse change in the business of AMC and the receipt by AMC of an opinion from its tax counsel as described in "Federal Income Tax Consequences of the AMC Merger."

     InfoCure and AMC may, by written agreement, (i) extend the time for the performance of any obligation or other act of the parties, (ii) waive any inaccuracies in the representations or warranties contained in the AMC Merger Agreement and (iii) waive compliance with or modify, amend or supplement any of the covenants, agreements, representations or warranties contained in the merger agreement or waive or modify performance of any of the obligations of any of the parties to the AMC Merger Agreement. At this time the Company has not reached any conclusion as to whether it will waive or modify any material or immaterial condition to the consummation of the AMC Merger. Such determination will be made at the time a waiver or modification is requested by a party to the AMC Merger. The Company is not aware of any present intent of any party to waive or modify any of the conditions.

     The AMC Merger Agreement provides that it may be terminated prior to the effective date of the AMC Merger, notwithstanding approval of the AMC Merger Agreement by the holders of a majority of outstanding shares of InfoCure and AMC, (i) by the mutual consent of InfoCure and AMC or (ii) at any time after June 30, 1997 (or such later date as the parties shall have agreed to in writing) by InfoCure if the conditions precedent to its obligations have not been fulfilled or waived by it or (iii) at any time after June 30, 1997 (or such later date as the parties shall have agreed to in writing) by AMC if the conditions precedent to its obligations have not been fulfilled or waived by it. In the event of termination, each party will pay its own expenses incurred in connection with the AMC Merger Agreement, except that the cost of this registration statement of InfoCure will be borne by InfoCure.

     Federal Income Tax Consequences of the AMC Merger. As a condition precedent to the obligations of InfoCure and AMC to consummate the AMC Merger, AMC shall have received, prior to the effective date of the AMC Merger, an opinion of tax counsel, Glass, McCullough, Sherrill & Harrold, LLP, to the effect that (i) no gain or loss will be recognized by the stockholders of AMC upon the exchange of their common stock of AMC for Common Stock of InfoCure,
(ii) the basis of the shares of Common Stock received by the AMC stockholders will be the same as the basis of the shares of common stock of AMC surrendered in exchange therefor, (iii) the holding period of the shares of the Common Stock received by the stockholders of AMC will include the holding period of the shares of common stock of AMC surrendered in exchange therefor, provided the common stock of AMC is a capital asset in the hands of the AMC stockholders on the effective date of the AMC Merger and (iv) where cash is received by a stockholder of AMC in lieu of the stockholder's fractional share interest in the Common Stock, such cash payment will be treated as being received by the stockholder as a distribution in redemption of a fractional share interest and the AMC stockholders will recognize a gain or loss with respect thereto measured by the difference between their basis for such fractional interest and the amount received in redemption thereof. The receipt of this tax opinion, which is a condition to the obligation to consummate the AMC Merger, will not be waived by AMC.

     AMC stockholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their AMC common stock. Accordingly, each such stockholder generally will recognize gain or loss equal to the difference between the amount of cash received by such stockholder and such stockholder's basis in his or her stock. See "Appraisal Rights of Dissenting Stockholders of AMC."

     The gain or loss recognized by any AMC stockholder attributable to the receipt of cash either in lieu of fractional shares or as a result of such stockholder's exercise of dissenters' rights will be capital gain or loss to any such AMC stockholder for whom the AMC common stock is a capital asset. Such capital gain or loss will be long-term capital gain or loss to an AMC stockholder who has held the AMC common stock for more than one year on the effective date of the AMC Merger and short-term capital gain or loss to an AMC stockholder who has held the AMC common stock for not more than one year on the effective date of the AMC Merger.

     Stock Trading. Prior to the Offering, there will have been no public trading of shares of Common Stock. Consequently, the initial public offering price of the Common Stock will be determined by negotiations between InfoCure and the representatives of the underwriters. Among the factors to be considered in such negotiations will be the history of and prospects for InfoCure and the industry in which it will operate, an assessment of InfoCure's management, past and present earnings of the Founding Businesses, and the trend of such earnings, the prospectus for future earnings of InfoCure, the present state of InfoCure's development, the general condition of securities markets at the time of the Offering and the market price of publicly traded stock of comparable companies in recent periods.

     The following table sets forth high and low closing bid quotations in the over the counter market during the fiscal quarters noted of the common stock of
AMC:


  FISCAL QUARTER ENDED     LOW    HIGH
  --------------------     ----   ----
January 31, 1995.........  $.19   $.56
April 30, 1995...........   .12    .12
July 31, 1995............   .12    .12
October 31, 1995.........   .06    .06
January 31, 1996.........   .25    .25



  FISCAL QUARTER ENDED     LOW    HIGH
  --------------------     ----   ----
April 30, 1996...........  $.06   $.31
July 31, 1996............   .06    .31
October 31, 1996.........  .125    .45
January 31, 1997.........  .125    .69
April 30, 1997...........  .156    .59
July 31, 1997 (through
  June 18, 1997).........  .125    .41



     On June 18, 1997, the last reported closing quotations of a share of common stock of AMC were bid $.25 and $.38 asked.



     AMC Merger Approval. The AMC Merger has been approved by the boards of directors of AMC and InfoCure. Of the five directors of InfoCure, two are directors and executive officers of AMC, one is an executive officer of AMC, one is a consultant and a beneficial owner of shares of common stock of AMC and one is a beneficial owner of shares of common stock of AMC. Under the Delaware General Corporation Law, the written consent to the AMC Merger of the holders of majority of the outstanding shares of common stock of AMC and of InfoCure is sufficient to approve the merger. AMC has obtained the written consents of the holders of a majority of the outstanding shares of common stock of AMC approving the AMC Merger. The directors and executive officers of AMC and InfoCure and their affiliates and holders of 5% or more of the common stock of AMC own approximately 70% of the outstanding shares of common stock of AMC. All of such stockholders of AMC have voted to approve the AMC Merger. All of the outstanding shares of InfoCure are owned by its directors and officers and such stockholders have voted for the AMC Merger.

     AMC conducts business solely through its subsidiaries ICS, HCD and, upon its acquisition, Millard-Wayne. The current directors of AMC, Messrs. Fine and Price, and executive officers of AMC, Messrs. Fine, Price, Warren and Chastain, are also executive officers of InfoCure. Also, employment agreements have been or will be entered into between AMC or InfoCure and certain of their respective officers. See "Management."

     For a description of transactions between AMC and any director, executive officer and any holder of more than 5% of the common stock of AMC and their affiliates, see "Certain Transactions."

     The consideration to be received upon the AMC Merger was determined by the management of AMC and InfoCure based upon their opinion as to the value of AMC when combined with the other Founding Businesses. No report, opinion or appraisal of any third party was obtained or received by InfoCure or AMC regarding the values of the common stock of AMC or InfoCure.

     On and after the effective date of the AMC Merger, each stock certificate which evidenced shares of common stock of AMC immediately prior to the AMC Merger will thereafter be deemed to evidence ownership of the number of whole shares of Common Stock as to which the stockholder of AMC shall be entitled on the basis of the Exchange Ratio discussed above. After the effective date of the AMC Merger, the AMC stockholders, upon surrender of their AMC stock certificates, will receive a certificate representing the number of whole shares of Common Stock for which the shares of common stock of AMC were converted upon the consummation of the AMC Merger.

     No scrip or fractional shares of InfoCure will be issued. Stockholders of AMC who would otherwise be entitled to receive a fractional share certificate will be paid in cash the market value of their fractional interest upon surrender of the AMC share certificates. The market value of the fractional interest will be determined by multiplying the fraction of a share of Common Stock which the AMC stockholders would otherwise be entitled to receive times the public offering price of a share of Common Stock pursuant to the Offering.

     STOCKHOLDERS OF AMC SHOULD NOT SEND THEIR STOCK CERTIFICATES OF AMC COMMON STOCK UNTIL THEY RECEIVE TRANSMITTAL FORMS FROM INFOCURE.

     STOCKHOLDERS OF AMC WHO DESIRE TO SELL ANY SHARES OF COMMON STOCK AFTER THE EFFECTIVE DATE OF THE AMC MERGER BUT PRIOR TO RECEIPT OF THEIR INFOCURE STOCK CERTIFICATE SHOULD CONSULT WITH THEIR BROKER TO DETERMINE IF THEIR BROKER WILL ACCEPT SUCH SALE ORDERS.

     Appraisal Rights of Dissenting Stockholders of AMC. Stockholders of AMC have the appraisal rights with respect to the proposed AMC Merger as are provided by Section 262 ("Section 262") of the Delaware General Corporation Law ("DGCL"). The following is not intended to be a complete summary of the provisions of Section 262 and is qualified in its entirety by reference to that Section of the DGCL which is reproduced in full as Appendix I hereto. Failure to follow these procedures exactly could result in the loss of appraisal rights. This Prospectus constitutes notices to holders of common stock of AMC concerning the availability of Section 262 appraisal rights.

     Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. For mergers approved by written consent of the stockholders, a written demand for appraisal of shares may be made within 20 days after receiving notice from the surviving corporation that the merger was approved (which notice must be sent either before the effective date or within 10 days thereafter). Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends to demand appraisal of his or her shares. Voting against, abstaining from voting or failing to vote on the AMC Merger will not constitute a demand for appraisal within the meaning of Section 262. Stockholders electing to exercise their appraisal rights under Section 262 must not vote for approval of the AMC Merger.

     An AMC stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to InfoCure Corporation, 2970 Clairmont Road, Suite 950, Atlanta, Georgia 30329 Attention: President.

     Within 120 days after the effective time of the AMC Merger ("Effective Time"), any stockholder who has satisfied the requirements of Section 262 may deliver to InfoCure a written demand for a statement listing the aggregate number of shares not voted in favor of the AMC Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

     Within 120 days after the Effective Time (but not thereafter), either InfoCure or any stockholder who has complied with the required conditions of
Section 262 may file a petition in the Delaware Chancery Court (the "Court") demanding a determination of the fair value of the dissenting shares. InfoCure has no present intention to file such a petition if demand for appraisal is made.

     Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy will be made upon InfoCure which will, within 20 days after service, file in the office of the Register of Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by InfoCure. If the petition is filed by InfoCure, the petition will be accompanied by the verified list. The Register of Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to InfoCure and to the stockholders shown upon the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publications as the Court deems advisable. The forms of the notices by mail and by publication must be approved by the Court.

     If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the Court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the AMC Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court is to take into account all relevant factors.

     AMC stockholders considering seeking appraisals of their shares of common stock of AMC should note that the fair value of their shares determined under
Section 262 could be more, the same or less than the consideration they would receive pursuant to the AMC Merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the Court and taxed against the parties as the Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his or her own expenses.

     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered in the AMC Merger Agreement. After this period, the stockholder may withdraw his or her demand for appraisal and receive payment for his or her shares as provided in the AMC Merger Agreement only with the consent of InfoCure. If no petition for appraisal is filed with the Court within 120 days after the Effective Time, stockholder's rights to appraisal will cease and AMC stockholders will be entitled to receive shares of Common Stock of InfoCure as provided in the AMC Merger Agreement. Inasmuch as InfoCure has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file on a timely basis. No petition timely filed in the Court demanding appraisal may be dismissed as to any stockholder without the approval of the Court, as this approval may be conditioned upon such terms as the Court deems just.

     Management of InfoCure. Certain of the directors and officers of AMC are or will become directors and/or officers of InfoCure. Also, employment agreements have or will be entered into between AMC or InfoCure and certain of its officers. See "Management."

     Related Transactions. For a description of transactions between AMC and any director, executive officer and any holder of more than 5% of the common stock of AMC and their affiliates, see "Certain Transactions."

STOCK PURCHASE AGREEMENT WITH THE STOCKHOLDERS OF DR SOFTWARE

     The following is a summary of the material terms of the definitive stock purchase agreement entered into among all of the stockholders of DR Software and InfoCure ("DR Stock Purchase Agreement").


     The DR Stock Purchase Agreement provides that InfoCure will acquire all of the outstanding capital stock of DR Software in consideration of (i) $2,128,500 payable in cash upon the closing of the Offering and (ii) 74,993 shares of Common Stock of InfoCure. Assuming an initial offering price of $5.50 per share for the Common Stock of InfoCure sold pursuant to the IPO Registration Statement, the estimated dollar value of 74,993 shares of Common Stock to be received by the shareholders of DR Software would be approximately $412,500. In addition, the DR Stock Purchase Agreement provides for a reduction to the purchase price in the event the net worth of DR Software at the time of the acquisition is less than negative $100,000 and an increase to the purchase price in the event the net worth exceeds such amount. Shares of Common Stock and/or cash having a value equivalent to 10% of the aggregate consideration payable will be held in escrow as a source of recovery of damages to InfoCure in the event of breach of any warranty, representation or covenant of the stockholders of DR Software or adjustment to the purchase price. Donald M. Rogers, a stockholder of DR Software, has also agreed not to compete with the business of DR Software for a period of five years after the closing. See "Risk
Factors -- Dependence on Key Personnel."


     Preliminary discussions regarding the acquisition of DR Software were commenced several years ago between the principal stockholders of DR Software and the management of AMC. Those discussions included discussions of AMC combining several providers of practice management software products and related services into a single entity. In the second quarter of 1996 AMC arranged for a joint meeting of several such companies, including DR Software, Millard-Wayne and KComp, for the purpose of jointly discussing their acquisitions by AMC or by a newly created entity. Discussions regarding the acquisitions continued thereafter. In the later half of 1996 the discussions accelerated leading to the execution of the DR Stock Purchase Agreement in February 1997. The DR Stock Purchase Agreement has been amended thereafter. The negotiations were between the principal stockholders of DR Software and the management of AMC and subsequently the management of InfoCure. The purchase price agreed upon was the result of arms-length negotiations. No report, opinion or appraisal of any third party was obtained or received by InfoCure or AMC regarding the value of the common stock of DR Software.

     The proposed DR Stock Purchase Agreement provides that the sale of the capital stock of DR Software will occur at the time the offering commences pursuant to the IPO Registration Statement.


     InfoCure and the stockholders of DR Software will make certain representations and warranties in the DR Stock Purchase Agreement as to, among other matters, the financial position, corporate existence, business and capital structure of InfoCure or DR Software. The consummation of the sale/purchase of the capital stock of DR Software by its stockholders and InfoCure is subject to the fulfillment of various conditions at or prior to the commencement of the Offering including, among others, the correctness of the representations and warranties and the absence of any material, adverse change in the business of DR Software.


     InfoCure and the stockholders of DR Software may, by written agreement, (i) extend the time period for the performance of any obligation or other act of the parties pursuant to the DR Stock Purchase Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the DR Stock Purchase Agreement and (iii) waive compliance with or modify, amend or suspend any of the covenants, agreements, representations or warranties contained in the DR Stock Purchase Agreement or waive or modify performance of any of the obligations of any of the parties to the DR Stock Purchase Agreement. At this time the Company has not reached any conclusion as to whether it will waive or modify any material or immaterial condition to the consummation of the acquisition of DR Software. Such determination will be made at the time a waiver or modification is requested by a party to the DR Software Stock Purchase Agreement. The Company is not aware of any present intent of any party to waive or modify any of the conditions.

     The DR Stock Purchase Agreement provides that it may be terminated or abandoned prior to the commencement of the Offering (i) by mutual consent of InfoCure and the stockholders of DR Software or (ii) at any time after June 30, 1997 (or such later date as the parties shall have agreed to in writing) by InfoCure if the conditions precedent to its obligations have not been fulfilled or waived by it or (iii) at any time after June 30, 1997 (or such later date as the parties shall have agreed to in writing) by the stockholders of DR Software if the conditions precedent to their obligations have not been fulfilled or waived by them. In event of termination, each party shall pay its own expenses incurred in connection with the DR Stock Purchase Agreement except that the cost of this registration statement of InfoCure will be borne by InfoCure.


     Management. Donald M. Rogers, a director, officer and principal stockholder of DR Software will become an officer of InfoCure. In addition, he will enter into an employment agreement with InfoCure upon the consummation of the acquisition. See "Management."

     The stockholders of DR Software are not entitled to appraisal or dissenters' rights under applicable laws for the reason that the transaction contemplated by DR Stock Purchase Agreement constitutes an exchange of stock for which appraisal or dissenters' rights are not provided under applicable law.

     Federal Income Tax Consequences to Stockholders of DR Software. The sale to InfoCure of the capital stock of DR Software by the stockholders of DR Software will be a taxable sale of stock in which each stockholder of DR Software will recognize a gain or loss measured by the difference between: (a) the sum of the cash received and the fair market value on the closing date of the Common Stock of InfoCure received and (b) their basis for their capital stock of DR Software. The gain or loss recognized by any stockholder of DR Software will be capital gain or loss to any such stockholder for whom the DR Software capital stock is a capital asset. Such capital gain or loss will be long-term capital gain or loss to a stockholder of DR Software who has held the DR Software capital stock for more than one year on the closing date and short-term capital gain or loss to a stockholder of DR Software who has held the DR Software capital stock for not more than one year on the closing date.

     The stockholders of DR Software, who will receive consideration out of escrow after the close of their taxable year in which the closing occurs, may be entitled to report their sale of DR Software capital stock under the installment method. Under the installment method, each payment of purchase price will be treated as part nontaxable recovery of basis and part taxable realization of gain. In addition, because interest will not be payable on the Common Stock escrowed, a portion of the payments made out of escrow would be characterized as interest rather than purchase price.

     DR Software stockholders may elect not to report their gain under the installment method. Those stockholders electing out of installment sale treatment would recognize the maximum contract price in the taxable year in which the closing occurs and report gain or loss in such taxable year. To the extent that any amount of the escrowed consideration is returned to InfoCure in a subsequent taxable year, such stockholders would recognize a loss for such subsequent taxable year. Any gain or loss attributable to shares of Common Stock of InfoCure held in escrow which are required to be returned to InfoCure would be taken into account in determining those stockholders' losses in such subsequent taxable year.

     The tax consequences to the DR Software stockholders of the sale of DR Software stock are complex and may vary among stockholders depending on their particular circumstances. Each DR Software stockholder should consult his or her personal tax advisor regarding the appropriate tax treatment.

     Comparison of the Common Stock of DR Software and InfoCure. The following is a description of the material differences between the rights of the holders of common stock of DR Software and the holders of Common Stock of InfoCure. This description is qualified in its entirety by reference to the articles of incorporation and bylaws of DR Software and InfoCure, the DGCL and the Georgia Business Corporation Code ("GBCC").

     The rights of the stockholders of DR Software are governed by its articles of incorporation and bylaws and the GBCC. The rights of the stockholders of InfoCure are governed by its articles of incorporation and bylaws and the DGCL. After the exchange of the common stock of DR Software for the Common Stock of InfoCure and certain cash payments, the rights of the stockholders of DR Software who become stockholders of InfoCure will be governed by the articles of incorporation and bylaws of InfoCure and the DGCL.

     InfoCure's articles of incorporation authorize the Board of Directors to issue preferred stock without any action of the stockholders. The rights of the holders of Common Stock generally will be subject to the prior rights of the holders of preferred stock. The issuance of preferred stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock -- Preferred Stock."

     In addition, under Section 203 of the DGCL a publicly held Delaware corporation is prohibited from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date the stockholder becomes an "interested stockholder" except under certain circumstances. See "Description of Capital Stock -- Delaware Anti-Takeover Law." The stockholders of DR Software are not subject to any similar provision.

     Under the DGCL, actions to be taken by stockholders of InfoCure may be taken without a meeting, if a written consent is executed by the holders of shares of Common Stock having the requisite number of votes that would be necessary to authorize such actions at a meeting of the stockholders. Consent action by the stockholders of DR Software without a meeting can only be taken by unanimous written consent.

     The DGCL and GBCC provide appraisal rights to stockholders in the event of a merger or consolidation. The laws of Georgia provide appraisal rights upon certain additional actions, including upon the following actions: (i) sale of all or substantially all of the assets of the company and (ii) amendments to the articles of incorporation that materially and adversely affect the rights or preferences of the shares of the dissenting stockholder.

PLAN OF MERGER WITH THE STOCKHOLDERS OF KCOMP

     The following is a summary of the material terms of the definitive plan of merger entered into among all of the stockholders of KComp, KComp, Eracdem Corporation, a wholly owned subsidiary of InfoCure ("EDC") and InfoCure ("KComp Plan of Merger").


     The KComp Plan of Merger provides that KComp will merge into EDC ("KComp Acquisition") at the time the offering commences pursuant to the IPO Registration Statement and the shareholders of KComp will receive consideration consisting of $400,000 payable in cash and 220,682 shares of the Common Stock, assuming an initial offering price of $5.50 per share. The KComp Merger Agreement provides for a reduction to the consideration in the event the net worth of KComp at the time of the KComp Acquisition is less than negative $242,703 and an increase to the consideration in the event the net worth exceeds such amount. In addition the purchase price is to be increased in the event the operating income for the 12-month period ending July 31, 1998 exceeds $400,000 and is less than $750,000. If the operating income of KComp for the 12-month period ending July 31, 1998 exceeds $400,000, the purchase price is to be increased by an amount equal to 5.5 times the operating income which is in excess of $400,000 and less than $427,273 (a maximum of $150,000) payable one-half in cash and one-half in stock, valued at the initial public offering price per share. If operating income exceeds $427,273 and is less than $750,000 ("Excess"), the purchase price is to be further increased by an amount equal to the Excess times 3.0986, payable one-half in cash and one-half in stock, valued at the initial public offering price per share. As a source of recovery of damages to InfoCure in the event of breach of any warranty, representation or covenant of the stockholders of KComp or adjustment to the purchase price in favor of InfoCure, an escrow account will be established in the amount of $80,000 and InfoCure will be granted a right of offset against certain notes of KComp payable to its stockholders in the principal amount of $250,000 and any additional purchase price to be paid as described above. In addition, InfoCure has agreed to grant to the holders of certain notes of KComp and recipients of deferred bonuses from KComp a right to purchase an aggregate of $535,000 in value of Common Stock at 120% of the initial public offering price of the Common Stock of InfoCure. The right is exercisable within 30 days of the final installment of such payments, which are due no later than the second anniversary of the KComp Acquisition.


     Preliminary discussions regarding the acquisition of KComp were commenced several years ago between the principal stockholders of KComp and the management of AMC. Those discussions included discussions of AMC combining several providers of practice management software products and related services into a single entity. In the second quarter of 1996 AMC arranged for a joint meeting of several such companies, including

DR Software, Millard-Wayne and KComp, for the purpose of jointly discussing their acquisitions by AMC or by a newly created entity. Discussions regarding the acquisitions continued thereafter. In the later half of 1996 the discussions accelerated leading to the execution of a stock purchase agreement in February 1997. This agreement was terminated in April 1997 and the KComp Merger Agreement was entered into in May 1997. The negotiations were between the principal stockholders of KComp and the management of AMC and subsequently the management of InfoCure. The purchase price agreed upon was the result of arms-length negotiations. No report, opinion or appraisal of any third party was obtained or received by InfoCure or AMC regarding the value of the common stock of KComp.

     The KComp Plan of Merger provides that the merger of KComp into EDC will occur at the time the offering commences pursuant to the IPO Registration Statement.


     InfoCure and the stockholders of KComp make certain representations and warranties in the KComp Plan of Merger as to, among other matters, the financial position, corporate existence, business and capital structure of InfoCure or KComp. The consummation of the KComp Acquisition by the stockholders of KComp and InfoCure is subject to the fulfillment of various conditions at or prior to the commencement of the Offering including, among others, and the correctness of the representations and warranties and the absence of any material and adverse change in the business of KComp.


     InfoCure and the stockholders of KComp may, by written agreement, (i) extend the time period for the performance of any obligation or other act of the parties pursuant to the KComp Plan of Merger, (ii) waive any inaccuracies in the representations and warranties contained in the KComp Plan of Merger and (iii) waive compliance with or modify, amend or suspend any of the covenants, agreements, representations or warranties contained in the KComp Plan of Merger or waive or modify performance of any of the obligations of any of the parties to the KComp Plan of Merger. At this time the Company has not reached any conclusion as to whether it will waive or modify any material or immaterial condition to the consummation of the KComp Acquisition. Such determination will be made at the time a waiver or modification is requested by a party to the KComp Plan of Merger. The Company is not aware of any present intent of any party to waive or modify any of the conditions.


     The KComp Plan of Merger provides that it may be terminated or abandoned prior to the commencement of the Offering (i) by mutual consent of InfoCure and the stockholders of KComp or (ii) at any time after June 30, 1997 (or such later date as the parties shall have agreed to in writing) by InfoCure if the conditions precedent to its obligations have not been fulfilled or waived by it or (iii) at any time after June 30, 1997 (or such later date as the parties shall have agreed to in writing) by the stockholders of KComp if the conditions precedent to their obligations have not been fulfilled or waived by them. In event of termination, each party shall pay its own expenses incurred in connection with the stock purchase agreement.


     A two year employment agreement is to be entered into by the Company and Marc Kloner, a principal stockholder of KComp. The employment agreement will provide for an annual based salary of $110,000 and will be eligible for a bonus based upon his performance after the first year of employment. There is no formal bonus plan.

     Federal Income Tax Consequences to Stockholders of KComp. The parties to the KComp Plan of Merger intend that the KComp Acquisition constitute a tax-free reorganization by statutory merger of KComp with and into EDC within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended and corresponding provisions of state income tax law.
The tax consequences to the stockholders of KComp upon the KComp Acquisition are complex and may vary among stockholders depending on their particular circumstances. Each KComp stockholder should consult his or her personal tax advisor regarding the appropriate tax treatment.

     Comparison of the Common Stock of KComp and InfoCure. The following is a description of the material differences between the rights of the holders of common stock of KComp and the holders of Common Stock of InfoCure. This description is qualified in its entirety by reference to the articles of incorporation and bylaws of KComp and InfoCure, the DGCL and the California General Corporation Law ("CGCL").

     The rights of the stockholders of KComp are governed by its articles of incorporation and bylaws and the CGCL. The rights of the stockholders of InfoCure are governed by its articles of incorporation and bylaws and the DGCL. After the exchange of the common stock of KComp for the Common Stock of InfoCure and certain cash payments, the rights of the stockholders of KComp who become stockholders of InfoCure will be governed by the articles of incorporation and bylaws of InfoCure and the DGCL.

     InfoCure's articles of incorporation authorize the Board of Directors to issue preferred stock without any action of the stockholders. The rights of the holders of Common Stock generally will be subject to the prior rights of the holders of preferred stock. The issuance of preferred stock under certain circumstances could have the effect of delaying or preventing a change in control of InfoCure. The stockholders of KComp are not subject to a similar provision. See "Description of Capital Stock -- Preferred Stock."

     Under Section 203 of the DGCL a publicly held Delaware corporation is prohibited from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date the stockholder becomes an "interested stockholder" except under certain circumstances. See "Description of Capital Stock -- Delaware Anti-Takeover Law." There is no similar provision under CGCL.

     Under the DGCL, a merger must be approved by a majority of the outstanding stock of the corporation entitled to vote therein. Since KComp is a "close" corporation under the CGCL, a merger with a corporation must be approved by two-thirds of the outstanding common stock of KComp.

     The DGCL and CGCL provide appraisal rights to stockholders in the event of a merger or consolidation. The CGCL also provide appraisal rights in the event of the sale of all or substantially all of the assets of the company not in the ordinary course of its business.

     Under the articles of incorporation of KComp and the CGCL, the directors of KComp are elected by cumulative voting. The holders of Common Stock of InfoCure do not have similar rights.

     KComp Plan of Merger Approval. The KComp Plan of Merger has been approved by the boards of directors of KComp and EDC and all of the holders of the outstanding shares of common stock of KComp and EDC.

     On and after the effective date of the KComp Acquisition, each stock certificate which evidenced shares of common stock of KComp immediately prior to the KComp Acquisition will thereafter be deemed to evidence ownership of the number of whole shares of Common Stock of InfoCure as to which the stockholder of KComp shall be entitled on the basis of the conversion ratio and the right to receive cash as set forth in the agreement of merger ("Agreement of Merger"). After the effective date of the KComp Acquisition, the stockholders of KComp, upon surrender of their KComp stock certificates, will receive a certificate representing the number of whole shares of Common Stock into which the shares of common stock of KComp were converted upon the KComp Acquisition and their pro rata share of the cash consideration payable.

     No script or fractional shares of InfoCure will be issued. Stockholders of KComp who would otherwise be entitled to receive a fractional share certificate will be paid in cash the market value of their fractional interest upon surrender of the KComp share certificates. The market value of the fractional interest will be determined by multiplying the fraction of a share of Common Stock which the KComp stockholders would otherwise be entitled to receive times the public offering price of a share of Common Stock pursuant to the Offering.

     Appraisal Rights of Dissenting Stockholders of KComp. Stockholders of KComp have appraisal rights with respect to the proposed KComp Acquisition as are provided by Section 1300 et seq. of the CGCL. The following is not intended to be a complete summary of the provisions of Section 1300 et seq. and is qualified in its entirety by reference to those sections, which is reproduced in full as Appendix II hereto. In order to meet the statutory requirements, a dissenting stockholder of KComp must: (i) have provided KComp with a written objection to the KComp Acquisition prior to the meeting of stockholders at which the Agreement of Merger is submitted to a vote; (ii) have not voted any shares of common stock of KComp in favor of adoption of the Agreement of Merger or consented to the Agreement of Merger in writing; and (iii) make a written demand for a cash payment for the fair value of the common stock of KComp owned by the stockholder within thirty

(30) days after the date on which written notice is sent of the approval by the outstanding shares of the Agreement of Merger. The demand must state the number and class of shares of KComp owned which the stockholder demands that KComp purchased and contain a statement of what the stockholder claims to be the fair market value of the shares owned.

     In the event the parties shall not agree upon the fair market value of the shares, the dissenting stockholders who have complied with the statutory procedure for appraisal must file not later than six (6) months after the notice of approval referenced above was mailed to the stockholders, a petition in the applicable superior court, requesting a determination of the fair market value of such shares. Only by following the statutory procedures may a dissenting stockholder perfect the stockholder's right of appraisal.

     A vote against the Agreement of Merger does not constitute the written objection required to be filed by a dissenting stockholder. Failure to vote against the Agreement of Merger, however does not constitute a waiver of rights under Section 1300 et seq.


PLAN OF MERGER WITH THE STOCKHOLDERS OF ROVAK



     The following is a summary of the material terms of the definitive plan of merger to be entered into among all of the stockholders of Rovak, R I Acquisition Corporation, a wholly owned subsidiary of InfoCure ("RIA"), and InfoCure ("Rovak Plan of Merger").



     The Rovak Plan of Merger will provide that InfoCure will merge into RIA ("Rovak Acquisition") at the time the Offering commences pursuant to the IPO Registration Statement and the shareholders of Rovak will receive consideration consisting of $1,495,000 payable in cash and $1,495,000 in Common Stock based upon the offering price pursuant to the Offering. The Rovak Plan of Merger will provide for an adjustment to the consideration in the event the net worth of Rovak at the time of the acquisition is less than or more than negative $161,000. In addition, the consideration is to be increased (the "Earn Out") if the net income before interest and taxes ("net income") of Rovak for the year ending January 31, 1998 is more than $371,000. The maximum Earn Out of $1,000,000 is applicable if such net income is $500,000 or more and is prorated if it is less than $500,000 and more than $371,000. The Earn Out is payable one-half in cash and one-half in stock valued at the initial public offering price per share. The Earn Out will be a source of recovery of damages to InfoCure in the event of breach of any warranty, representation or covenant of the stockholders of Rovak or as an adjustment to the purchase price. Certain stockholders of Rovak have also agreed not to compete with the business of Rovak for a period of five years after the closing. See "Risk Factors -- Dependence on Key Personnel."



     Preliminary discussions regarding the combining of several providers of practice management software products and related services into a single entity had been conducted by AMC for several years. In the fall of 1996, discussions with another company, which targeted the needs of oral surgeons and orthodontists, were terminated. It was determined by the management of AMC that acquisition discussions should be commenced with Rovak. In February 1997, stock purchase agreement was entered into between the stockholders of Rovak and InfoCure. The Rovak Plan of Merger is to entered into prior to the commencement of the Offering. The purchase price agreed upon was the result of arms-length negotiations. No report, opinion or appraisal of any third party was obtained or received by InfoCure or RIA regarding the value of the common stock of Rovak.



     The Rovak Plan of Merger will provide that the merger of Rovak into RIA will occur at the time the offering commences pursuant to the IPO Registration Statement.



     InfoCure and the stockholders of Rovak will make certain representations and warranties in the Rovak Plan of Merger as to, among other matters, the financial position, corporate existence, business and capital structure of InfoCure or Rovak. The consummation of the Rovak Acquisition by its stockholders and InfoCure is subject to the fulfillment of various conditions at or prior to the commencement of the Offering including, among others, and the correctness of the representations and warranties and the absence of any material and adverse change in the business of Rovak.

     InfoCure and the stockholders of Rovak may, by written agreement, (i) extend the time period for the performance of any obligation or other act of the parties pursuant to the Rovak Plan of Merger, (ii) waive any inaccuracies in the representations and warranties contained in the Rovak Plan of Merger and (iii) waive compliance with or modify, amend or suspend any of the covenants, agreements, representations or warranties contained in the Rovak Plan of Merger or waive or modify performance of any of the obligations of any of the parties to the Rovak Plan of Merger. At this time the Company has not reached any conclusion as to whether it will waive or modify any material or immaterial condition to the consummation of the Rovak Acquisition. Such determination will be made at the time a waiver or modification is requested by a party to the Rovak Plan of Merger. The Company is not aware of any present intent of any party to waive or modify any of the conditions.



     The Rovak Plan of Merger will provide that it may be terminated or abandoned prior to the commencement of the Offering (i) by mutual consent of InfoCure and the stockholders of Rovak or (ii) at any time after June 30, 1997 (or such later date as the parties shall have agreed to in writing) by InfoCure if the conditions precedent to its obligations have not been fulfilled or waived by it or (iii) at any time after June 30, 1997 (or such later date as the parties shall have agreed to in writing) by the stockholders of Rovak if the conditions precedent to their obligations have not been fulfilled or waived by them. In event of termination, each party shall pay its own expenses incurred in connection with the stock purchase agreement.



     A two year employment agreement is to be entered into by the Company and Brad Schraut, a director, officer and principal stockholder of Rovak. The employment agreement will provide for an annual based salary of $110,000 and a seven year incentive stock option with an exercise price at the fair market value of the Common Stock at the time the stock option is granted. Also, Mr. Schraut will be eligible for a bonus based upon his performance. There is no formal bonus plan. The number of shares of Common Stock to be subject to the stock option and the terms of the bonus have not been determined as of this date.



     Federal Income Tax Consequences to Stockholders of Rovak. The parties to the Rovak Plan of Merger intend that the Rovak Acquisition constitute a tax-free reorganization by statutory merger of Rovak with and into R within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended and corresponding provisions of state income tax law.



     The tax consequences to the Rovak stockholders of the sale of Rovak stock are complex and may vary among stockholders depending on their particular circumstances. Each Rovak stockholder should consult his or her personal tax advisor regarding the appropriate tax treatment.



     Comparison of the Common Stock of Rovak and InfoCure. The following is a description of the material differences between the rights of the holders of common stock of Rovak and the holders of Common Stock of InfoCure. This description is qualified in its entirety by reference to the articles of incorporation and bylaws of Rovak and InfoCure, the DGCL and the Minnesota Business Corporation Act ("MBCA").



     The rights of the stockholders of Rovak are governed by its articles of incorporation and bylaws and the MBCA. The rights of the stockholders of InfoCure are governed by its articles of incorporation and bylaws and the DGCL. After the exchange of the common stock of Rovak for the Common Stock of InfoCure and certain cash payments, the rights of the stockholders of Rovak who become stockholders of InfoCure will be governed by the articles of incorporation and bylaws of InfoCure and the DGCL.



     InfoCure's articles of incorporation authorize the Board of Directors to issue preferred stock without any action of the stockholders. The rights of the holders of Common Stock generally will be subject to the prior rights of the holders of preferred stock. The issuance of preferred stock under certain circumstances could have the effect of delaying or preventing a change in control of InfoCure. The stockholders of Rovak are not subject to a similar provision. See "Description of Capital Stock -- Preferred Stock."



     Under Section 203 of the DGCL a publicly held Delaware corporation is prohibited from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date the stockholder becomes an "interested stockholder" except under certain circumstances. See "Description of Capital Stock -- Delaware Anti-Takeover Law."



     Under Section 301A.673 of the MBCA ("Section 301A.672") an interested stockholder (a stockholder owning 10% of the voting stock of a Minnesota public corporation) may not enter into a "business combination" with the Minnesota public corporation for a period of four years after the date of the transaction in which the person became an interested stockholder unless the business combination or the acquisition of the shares that resulted in the stockholder becoming an interested stockholder is approved by an independent committee of the board of directors prior to the stockholder becoming an interested person. A corporation may elect not to be subject to the provisions of Section 301A.673.



     Under the laws of the DGCL, actions to be taken by stockholders of InfoCure may be taken without a meeting, if a written consent is executed by the holders of shares of Common Stock having the requisite number of votes that would be necessary to authorize such actions at a meeting of the stockholders. Consent action by the stockholders of Rovak without a meeting must be by unanimous written consent.



     The DGCL and MBCA provide appraisal rights to stockholders in the event of a merger or consolidation. The laws of Minnesota provide appraisal rights upon certain additional actions, including upon the following actions (i) sale of all or substantially all of the assets of the company not in the ordinary course of its business and (ii) amendments to the articles of incorporation that materially and adversely affect the rights or preferences of the shares of the dissenting stockholders.



     Under the articles of incorporation of Rovak and the MBCA, the directors are elected by cumulative voting. The holders of Common Stock of InfoCure do not have similar rights. In addition, the stockholders of Rovak have preemptive rights to subscribe to additional issuances of shares of common stock of Rovak. Stockholders of InfoCure do not have preemptive rights.



     In addition, the MBCA prohibits anyone who acquires 20% or more of the stock of a Minnesota "issuing public corporation" from voting such shares unless the acquisition was approved by a majority of the shares, excluding the shares owned by such acquiring person. A Minnesota issuing public corporation is a corporation which has at least 50 stockholders and is incorporated under the laws of Minnesota.



     Related Transactions. For a description of transactions between Rovak and any director, executive officer and any holder of more than 5% of the common stock of Rovak and their affiliates, see "Notes to Financial
Statements -- Related Party Transactions."



     Appraisal Rights of Dissenting Stockholders of Rovak. Stockholders of Rovak have appraisal rights with respect to the proposed Rovak Merger as are provided by Section 302A.473 of the Minnesota Business Corporation Act ("Section 302A.473"). The following is not intended to be a complete summary of the provisions of Section 302A.473 and is qualified in its entirety by reference to that Section 302A.473, which is reproduced in full as Appendix III hereto. In order to meet the statutory requirements, a dissenting stockholder of Rovak must: (i) have provided Rovak with a written objection to the Rovak Merger prior to the meeting of stockholders at which the Rovak Merger Agreement is submitted to a vote; (ii) have not voted any shares of common stock of Rovak in favor of adoption of the Rovak Merger or consented to the Rovak Merger in writing; and
(iii) make a written demand after the Rovak Merger for a cash payment for the fair value of the common stock of Rovak owned by such stockholder within 30 days after notice is given to the shareholder of the approval of the Rovak Merger by the Board of Directors and stockholders of Rovak.



     After the Rovak Merger becomes effective, RIA or InfoCure shall remit a notice ("Company Notice") to each dissenting stockholder of its estimate of the fair value of the shares, plus interest, together with certain financial and other information. A dissenting stockholder may decline the offer and demand a supplemental payment based upon the dissenter's estimate of the fair value of the shares. The demand by the dissenting stockholder must be made within 30 days after the mailing of the Company Notice. Failure to timely demand the supplemental payment limits the dissenter to the amount remitted by RIA or InfoCure. If a timely demand is made, RIA or InfoCure must either pay such supplemental amount demanded, plus interest; reach a settlement with the dissenter as to a lesser amount; or file in court a petition requesting the court to determine the fair value of the dissenter's shares. The petition must be filed in the county in which the registered office of Rovak was located.



     The court shall assess the cost and expenses of the proceeding and the reasonable expenses and compensation of the appraisers appointed by the court against RIA or InfoCure except that the Court may assess part or all of those costs and expenses against a dissenter whose action is found to be arbitrary or not in good faith, Only by following the statutory procedures stated in Section 302A.473 may a dissenting stockholder of Rovak perfect the stockholder's right of appraisal.



     A vote against the Rovak Merger does not constitute the written objection required to be filed by a dissenting stockholder. Failure to vote against the Rovak Merger, however, does not constitute a waiver of rights under Section 302A.473.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk and immediate and substantial dilution. In evaluating an investment in the Common Stock being offered hereby, investors should consider carefully, among other matters, the following risk factors, as well as the other information contained in this Prospectus.

ABSENCE OF COMBINED OPERATING HISTORY; OPERATING LOSSES


     InfoCure was incorporated in November 1996 and to date has conducted no operations and generated no revenue. InfoCure has entered into agreements to acquire the Founding Businesses concurrently with the consummation of the Offering. The Founding Businesses have been operating as separate independent entities, and there can be no assurance that the Company will be able to successfully integrate the operations of these businesses or institute the necessary company-wide systems and procedures to successfully manage the combined enterprise on a profitable basis. Although the unaudited pro forma combined financial statements indicate that the Company had pro forma net income of $884,000, $1,025,000 and $150,000 for the years ended January 31, 1996 and
1997 and the three months ended April 30, 1997, respectively, the pro forma combined financial results of the Company cover periods when the Founding Businesses were not under common control or management and include adjustments to compensation expense and certain other operating expenses as provided in the respective purchase agreements to levels effective concurrent with the Acquisitions. These adjustments total $2,136,000, $2,172,000 and $287,000 for the years ended January 31, 1996 and 1997 and the three months ended April 30, 1997, respectively. The management believes that these adjustments reflect appropriate provisions of the several acquisition agreements which provide for reductions in the combined workforce of the Founding Businesses of approximately 14%. With this reduction in the workforce, there can be no assurance that the Company will be able to effectively integrate the Founding Businesses or perform all of the current functions and maintain historic sales levels. Therefore, such pro forma financial results may not be indicative of the Company's future financial condition or operating results. AMC, which is considered the predecessor to the Company for accounting purposes, had a net loss of $180,196 for the year ended January 31, 1996, a pretax loss of $636,906, before income tax benefit, for the year ended January 31, 1997 and a pre-tax loss of $106,296 for the three months ended April 30, 1997. In addition, each of DR Software, Rovak and Millard-Wayne recorded a net loss for certain of the periods reflected in their respective financial statements and notes thereto included elsewhere in this Prospectus. The inability of the Company to successfully integrate the Founding Businesses and reduce operating expenses in the manner described in the Notes to the Unaudited Pro Forma Combined Financial Statements, or otherwise improve results of operations, could have a material adverse effect on the Company's results of operations, financial condition or business and could negatively impact the Company's ability to acquire other companies or otherwise execute its business strategy. See "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations," "Business--Business Strategy," "Management" and Unaudited Pro Forma Combined Financial Statements and the Notes thereto.


MATERIAL CONTINGENCIES RELATING TO THE FOUNDING BUSINESSES

     InfoCure has entered into definitive agreements to acquire the Founding Businesses. InfoCure and each of the Founding Businesses have made certain representations and warranties in the definitive agreements as to, among other matters, their respective financial positions, corporate existence, business and capital structure. The consummation of each Acquisition is subject to the fulfillment of various conditions at or prior to the effective date of each Acquisition, including, among others, the correctness of the representations and warranties and the absence of any material and adverse change in the business of the respective Founding Business. There can be no assurances that InfoCure will consummate all of the Acquisitions, which is a condition precedent to the consummation of the Offering. See "The Company -- The Acquisitions."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     As part of its growth strategy, the Company intends to acquire additional companies providing health care practice management systems and complementary products and technologies. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company as well as higher acquisition prices. There can be no assurance that the Company will be able to identify, acquire or profitably integrate and manage additional companies or complementary products or technologies, if any, into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel of the acquired companies, amortization of acquired intangible assets and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's results of operations, financial condition or business. Customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of the Company. In addition, there can be no assurance that the Founding Businesses or other companies or complementary products or technologies acquired in the future will achieve anticipated revenue and earnings. See "The Company -- The Acquisitions", "Business--Business Strategy", "Principal Stockholders", "Certain Transactions" and Unaudited Pro Forma Combined Financial Statements and the Notes thereto.

POSSIBLE NEED FOR FUTURE ACQUISITION FINANCING

     The Company currently intends to finance future acquisitions by using the remaining net proceeds of the Offering and/or issuing shares of its Common Stock for all or a substantial portion of the consideration to be paid. In the event that its Common Stock does not maintain a sufficient market value or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that the Company will be able to obtain the financing it will need on terms it deems acceptable, or at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations--Liquidity and Capital Resources."

DEPENDENCE ON EDI

     The Company's business strategy is largely based upon increasing the percentage of its customers who utilize EDI for establishing patient eligibility with insurers, precertification and eligibility of insurance claims, insurance claims submission, claim status, remittance advice and patient statements. Failure to increase the use of EDI services by health care providers in general, and by the Company's customers in particular, could have a material adverse effect on the Company's results of operations, financial condition or business. A decrease or limited growth in the net fees realized by the Company for EDI services could have a material adverse effect on the Company's future results of operations, financial condition or business. See "Business--Business Strategy."

DIFFICULTIES IN MANAGING GROWTH

     The continued growth of the Company may place a significant strain on the Company's management and operations. Certain of the Company's key personnel have recently joined the Company, and none of the Company's officers has had experience in managing a large, public health care information services company. The Company's future growth will depend in part of the ability of its officers and other key employees to implement and expand financial control systems and to expand, train and manage its employee base and provide support to an expanded customer base. The Company's inability to manage growth effectively could have a material adverse affect on the Company's results of operations, financial condition or business.

DEPENDENCE ON PROPRIETARY SOFTWARE; RISK OF INFRINGEMENT

     The Company's success is dependent to a significant extent on its ability to protect the proprietary and confidential aspects of its software technology. The Company relies on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to establish and protect its proprietary rights in its products. The Company's software technology is not patented and existing copyright laws offer only limited practical protection. There can be no assurance that the legal protections afforded to the Company or the steps taken by the Company will be adequate to prevent misappropriation of the Company's technology. In addition, these protections do not prevent independent third-party development of competitive products or services. The Company believes that its products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the company in the future or that any such assertion will not require the Company to enter into a license agreement or royalty arrangement with the party asserting such a claim. As competing health care information systems increase in complexity and overall capabilities and the functionality of these systems further overlap, providers of such systems may become increasingly subject to infringement claims. Responding to and defending any such claims may require significant management resources and otherwise have a material adverse effect on the Company's results of operations, financial condition or business. See "Business--Product Protection."

EVOLVING INDUSTRY STANDARDS AND RAPID TECHNOLOGICAL CHANGES

     The market for the Company's products and services is characterized by technological advances and rapid changes requiring ongoing expenditures for research and development and the timely introduction of new products and enhancements of existing products. The Company's future success will depend in part upon its ability to (i) enhance its current products, (ii) respond effectively to market requirements and technological changes, (iii) sell additional products to its existing customer base and (iv) introduce new products and technologies that address the increasingly sophisticated needs of its customers and the health care industry. The Company will be required to devote significant resources to the development of enhancements to its existing products and the migration of existing products to new software platforms. There can be no assurance that the Company will successfully complete the development of new products or the migration of existing products to new platforms or that the Company's current or future products will satisfy the needs of the market for practice management systems. Further, there can be no assurance that products or technologies developed by others will not adversely affect the Company's competitive position or render its products or technologies noncompetitive or obsolete. See "Business--Product Research and Development."

COMPETITION

     The market for practice management systems, such as those marketed by the Company, is highly competitive. The Company's competitors vary in size and in the scope and breadth of the products and services they offer. The Company's principal competitors are providers of health care information systems such as Medic Computer Systems, Inc., IDX Systems Corporation, Physician Computer Network, Inc., Medical Manager Corporation, Quality Systems, Inc., Reynolds and Reynolds, Inc. (HealthCare Division) and National Data Corporation (Dental Division). Many of the Company's competitors have greater financial, research and development, technical, marketing and sales resources than the Company, including the competitors named herein. In addition, other entities not currently offering products and services similar to those offered by the Company, including claims processing organizations, third-party administrators, insurers and others, may enter certain markets in which the Company competes. There can be no assurance that future competition and industry pressures for cost reduction and containment will not have a material adverse effect on the Company's results of operations, financial condition or business. See "Business--Competition."

PRODUCT RELATED CLAIMS; PRODUCT ACCEPTANCE CONCERNS

     Certain of the Company's products provide applications that relate to financial records, patient medical records and treatment plans. Any failure of the Company's products to provide accurate, confidential and timely information could result in product liability or breach of contract litigation against the Company by its clients, their patients or others. In addition, because the Company's products facilitate electronic claims submissions, any resulting loss of financial data could result in claims against the Company. The Company currently does not maintain product liability insurance but intends to obtain insurance to protect against claims associated with the use of its products; however, there can be no assurance that such insurance coverage will be available or, if available, at a reasonable cost or will adequately cover any claim asserted against the Company. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's results of operations, financial condition or business. Even unsuccessful claims could result in the expenditure of funds in litigation, as well as diversion of management time and resources. Additionally, such failures or errors may result in the loss of, or delay in, market acceptance of the Company's products.

DEPENDENCE ON KEY PERSONNEL

     The Company's operations are dependent on the continued efforts of its executive officers. Furthermore, the Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these persons becomes unable or unwilling to continue in his or her role with the Company, or if the Company is unable to attract and retain other qualified employees, the Company's business or prospects could be adversely affected. Although the Company will have entered into an employment agreement upon the consummation of the Offering with each of the Company's executive officers, which will include confidentiality and non-compete provisions, there can be no assurance that any individual will continue in his or her present capacity with the Company for any particular period of time or that the non-compete provisions will be enforceable or free from certain limitations under the laws of all jurisdictions. The success of the Company is also dependent to a significant degree on its ability to attract, motivate and retain highly skilled sales, marketing and technical personnel, including software programmers and systems architects skilled in the computer language with which the Company's products operate. Competition for such personnel in the software and information services industries is intense. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's results of operations, financial condition or business. The Company does not intend to maintain key man insurance on its executive officers or key employees. Although the Company has been successful to date in attracting and retaining skilled personnel, there can be no assurance that the Company will continue to be successful in attracting and retaining the personnel it requires to successfully develop new and enhanced products and to continue to grow and operate profitably. See "Business--Employees" and "Management."

UNCERTAINTY IN HEALTH CARE INDUSTRY; GOVERNMENT REGULATION

     The health care industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care organizations. Governmental organizations account for a substantial portion of revenues paid to health care providers in the United States and impose significant regulatory burdens. From time to time, certain proposals to reform the health care system have been considered by Congress and further proposals may be considered in the future. These reforms may increase government involvement in health care, lower reimbursement rates and otherwise adversely affect the operating environment for the Company's clients. Health care organizations may react to these reforms by curtailing or deferring investments, including those for the Company's products and services. The Company cannot predict with any certainty what impact, if any, such health care reforms might have on its results of operations, financial condition or business.

     The U.S. Food and Drug Administration (the "FDA") has jurisdiction under the 1976 Medical Device Amendments to the Federal Food, Drug, and Cosmetic Act (the "FDC Act") to regulate computer products and software as medical devices if they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans. It is unclear to what extent the Company's Digital Record Keeping System, when marketed with the Company's practice management applications, would be deemed to be a medical device subject to FDA regulation. The FDA has issued a draft policy statement under which manufacturers of medical image storage devices and related software are required to submit to the FDA premarket notification applications and otherwise comply with the requirements of the FDC Act applicable to medical devices. Recently, the FDA has initiated agency rulemaking which may exempt certain medical image management devices from premarket notification procedures, but there can be no assurance that such an exemption actually will be adopted and, if so, that the rulemaking will apply to the Company's product.

     Enforcement action may consist of warning letters, refusal to approve or clear products, revocation of approvals or clearances previously granted, civil penalties, product seizures, injunctions, recalls, operating restrictions and criminal prosecutions. Any enforcement action by the FDA could have a material adverse effect on the Company's ability to market its Digital Record Keeping System.

     The Health Insurance Portability and Accounting Act of 1996, signed into law by the President on August 21, 1996 requires that the Department of Health and Human Services ("HHS") study security provisions relating to electronic data transmission and make recommendations to Congress by August 21, 1997, regarding the development of standards to protect the privacy of individually identifiable health information. If Congress does not enact legislation by August 21, 1999, adopting standards for the privacy of health information, HHS must do so by regulation no later than February 21, 2000. The law also provides penalties for knowingly obtaining or disclosing individually identifiable health information. The Company cannot predict what impact, if any, such security provisions might have on its results of operations, financial condition or business. See "Business--Government Regulation."

SUBSTANTIAL PROCEEDS OF OFFERING PAYABLE TO AFFILIATES; INTERESTS OF CERTAIN PERSONS


     Approximately $4.9 million, representing approximately 53% of the net proceeds of the Offering will be paid and 3,720,164 shares of Common Stock will be issued, upon the consummation of the Acquisitions. Approximately $3.4 million of such payments and 2,519,455 shares of Common Stock will be paid or issued, as the case may be, directly or indirectly, to stockholders of the Founding Businesses who will become directors or executive officers of the Company or holders of more than 5% of the outstanding Common Stock. In addition, upon the consummation of the Acquisitions and the Offering, Messrs. Fine, Price, Warren, Chastain, Rogers, George and Schraut, former executive officers of the Founding Businesses, will become executive officers of the Company. Proceeds available for repayment of indebtedness, working capital and other uses by the Company will be approximately $4.3 million, representing 47% of the net proceeds of the Offering. See "The Company -- The Acquisitions," "Use of Proceeds," "Management" and "Certain Transactions."


CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS


     Following the consummations of the Acquisitions and the Offering, the Company's directors, executive officers and holders of more than 5% of the Common Stock will beneficially own approximately 21.0% of the outstanding shares of Common Stock. Although these persons do not presently have any agreements or understanding to act in concert, any such agreement or understanding would make it difficult for others to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders. See "Principal Stockholders."


SUBSTANTIAL SHARES ELIGIBLE FOR FUTURE SALE


     The market price of the Common Stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the Common Stock in the public market following the Offering. The 2,000,000 shares of Common Stock being sold in the Offering will be freely tradable unless acquired by affiliates of the Company. Concurrently with the consummation of the Offering, not more than 3,720,164 shares of Common Stock will be issued in connection with the AMC Merger and the Acquisitions of which approximately 2,519,455 shares of Common Stock will be issued to affiliates of the Company and the Founding Businesses and 1,200,710 shares of Common Stock to persons who are not affiliates. In addition 147,837 Equivalent Shares of Common Stock are subject to outstanding stock options and a warrant which may be exercised prior to the consummation of the AMC Merger. Such shares will be registered under the Securities Act and therefore also will be freely tradable unless acquired by affiliates of the Company. The future sales of such shares may have a depressive effect on the market price of the Common Stock.



     The Company, its directors, executive officers and certain of its stockholders, including all affiliates of the Company, holding an aggregate of 2,505,463 Equivalent Shares of Common Stock, (and have the right to acquire 141,126 shares of Common Stock pursuant to immediately exercisable stock options and a warrant), have agreed not to offer or dispose of, without the prior written consent of Josephthal Lyon & Ross Incorporated, any shares of Common Stock for a period of six months (the "Lock-Up Period") following the date the public trading of the Common Stock commences except with respect to Common Stock being sold in connection with the Offering. In addition, holders of more than 5% of the outstanding shares of Common Stock which hold 2,092,396 shares have agreed, for a period of three months following expiration of the Lock-Up Period, not to offer or dispose of any shares of Common Stock. The Company may issue Common Stock in connection with future acquisitions and upon the exercise of stock options and warrants. See "Principal Stockholders", "Shares Eligible for Future Sale" and "Underwriting."


ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained upon consummation of the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives of the Underwriters and may not be indicative of the prices that will prevail in the public market. The market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company, conditions in the economy in general or in the health care or technology sectors in particular, announcements of technological innovations or new products or services by the Company or its competitors, proprietary rights development, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the health care or technology sectors. Moreover, from time to time, the stock market experiences significant price and volume volatility that may affect the market price of the Common Stock for reasons unrelated to the Company's performance. See "Underwriting."

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

     The Company's operating results may vary significantly from quarter to quarter, in part because of changes in customer purchasing patterns, competition, the timing of the recognition of licensing revenues and the timing of, and costs related to, any new product introductions. The Company operates without any backlog of product orders and a majority of the revenues realized in a quarter result from orders received or services rendered in that quarter. The Company's operating results for any particular quarter are not necessarily indicative of any future results. The uncertainties associated with the introduction of any new products and with general market trends may limit management's ability to forecast short-term results of operations accurately. The Company is subject to slight seasonal increases in its systems and software sales in the fourth quarter of its fiscal year. Additionally, a high percentage of the Company's expenses is relatively fixed, including costs of personnel, and are not susceptible to rapid reduction. See "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations."

IMMEDIATE AND SUBSTANTIAL DILUTION


     The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the pro forma net tangible book value of their shares of $5.53 per share. In the event the Company issues additional Common Stock in the future, including shares issued in connection with future acquisitions, purchasers of Common Stock pursuant to the Offering may experience further dilution.


ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND EMPLOYMENT AGREEMENT PROVISIONS AND DELAWARE LAW

     Certain provisions of Delaware law, the Company's Certificate of Incorporation and certain of its executive employment agreements could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for the Company's Common Stock. These provisions include the right of the Company's Board of Directors to issue, without further stockholder approval, one or more series of preferred stock with rights and preferences senior to the rights associated with the Common Stock. The Company is also subject to Section 203 of the Delaware General Corporation Law, which may inhibit or discourage a change in control of the Company. In addition, the provisions of certain executive employment agreements and stock option agreements may result in economic benefits to the holders thereof upon the occurrence of a change in control. See "Management--Stock Options," "--Employment Agreements," "Description of Capital Stock--Preferred Stock" and "--Delaware Anti-Takeover Law."

                                DIVIDEND POLICY

     The Company intends to retain its earnings to finance the development and continued expansion of its business and for general corporate purposes and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Any future payment of dividends will be at the discretion of the Board of Directors and will depend upon the Company's financial condition, results of operations and such other factors as the Board of Directors deems relevant. There can be no assurance that dividends will ever be paid by the Company.

     There are no current contractual restrictions on the payment of dividends. However, it is anticipated that if a line of credit agreement is entered into hereafter, the definitive line of credit terms will contain restrictions on the payment of dividends. See "InfoCure, Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of
Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth the pro forma capitalization of the Company as of April 30, 1997 (i) on a pro forma basis to give effect to the Acquisitions and the repayment of certain outstanding indebtedness and (ii) on a pro forma basis adjusted to give effect to the Acquisitions, the consummation of the Offering and the applications of the estimated net proceeds of the Offering. This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the Notes thereto included elsewhere in this Prospectus.



                                                                AS OF APRIL 30, 1997
                                                              -------------------------
                                                                             PRO FORMA
                                                               PRO FORMA    AS ADJUSTED
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
Short-term debt, including current portion of long-term
  debt......................................................    $   495       $   495
Long-term debt, excluding current portion...................        491           491
Stockholders' equity:
  Preferred Stock, $0.001 par value; 2,000,000 shares
     authorized and no shares issued and outstanding........         --            --
  Common Stock, $0.001 par value; 15,000,000 shares
     authorized; 5,399,190 shares issued and outstanding pro
     forma and 5,720,164 shares issued and outstanding pro
     forma as adjusted (1)..................................          5             6
  Additional paid-in capital................................     15,180        16,661
  Accumulated deficit.......................................     (3,325)       (3,325)
                                                                -------       -------
     Total stockholders' equity.............................     11,860        13,342
                                                                -------       -------
       Total capitalization.................................    $12,846       $14,328
                                                                =======       =======


---------------


(1) Excludes an aggregate of (i) 279,836 Equivalent Shares of Common Stock reserved for issuance upon the exercise of outstanding stock options and a stock warrant, (ii) 210,087 Equivalent Shares of Common Stock to be assigned and transferred to AMC for cancellation prior to the consummation of the Offering, pursuant to a written agreement dated November 19, 1996, and (iii) 114,934 Equivalent Shares of Common Stock which AMC has the right to purchase for $65,000. See "AMC Financial Statements -- Note 3."

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



     InfoCure will acquire the Founding Businesses prior to and as a condition to the consummation of the Offering. For financial statement presentation purposes, AMC has been identified as the accounting acquiror. The following summary unaudited pro forma combined financial data present certain data for the Company, as adjusted for (i) the effects of the AMC Merger on an historical basis, (ii) the effects of the HCD Acquisition, the acquisition by AMC of Millard-Wayne and the acquisitions by InfoCure of KComp, DR Software and Rovak using the purchase method of accounting at their estimated fair values and (iii) the effects of certain pro forma adjustments to the combined financial statements. KComp was founded in December 1995; accordingly, results of KComp are included only for the year ended January 31, 1997 and the three months ended April 30, 1997. See "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations" and the Unaudited Pro Forma Combined Financial Statements and the Notes thereto included elsewhere in this Prospectus.



                                                                          PRO FORMA
                                                        ---------------------------------------------
                                                          YEAR ENDED JANUARY 31,       THREE MONTHS
                                                        ---------------------------   ENDED APRIL 30,
                                                           1996             1997           1997
                                                        -----------      ----------   ---------------
SELECTED STATEMENT OF OPERATIONS DATA: (1)
  Revenues:
     Systems and software sales.......................    $ 9,746         $ 9,655         $2,075
     Maintenance and support..........................      6,034           8,580          2,080
     Other............................................        762             871            184
                                                          -------         -------         ------
       Total revenues.................................     16,542          19,106          4,339
  Cost of revenues....................................      5,137           5,656          1,386
                                                          -------         -------         ------
  Gross profit........................................     11,405          13,450          2,953
  Operating expenses:
     Selling, general and administrative
       (2)(3)(4)(5)...................................      8,386          10,053          2,294
     Depreciation and amortization (6)................      1,337           1,402            330
                                                          -------         -------         ------
  Operating income....................................      1,682           1,995            329
  Other expense (income):
     Interest expense (7).............................         77              73             23
     Other............................................       (121)            (41)            (9)
                                                          -------         -------         ------
  Income before taxes.................................      1,726           1,963            315
  Income tax (8)......................................        842             938            165
                                                          -------         -------         ------
  Net income..........................................    $   884         $ 1,025         $  150
                                                          =======         =======         ======
  Pro forma net income per share......................    $  0.16         $  0.18         $ 0.03
  Pro forma weighted average shares outstanding (9)...      5,547           5,547          5,547
                                                          =======         =======         ======



                                                                    AS OF APRIL 30, 1997
                                                              ---------------------------------
                                                                                  PRO FORMA
                                                              PRO FORMA (10)   AS ADJUSTED (10)
                                                              --------------   ----------------
SELECTED BALANCE SHEET DATA: (1)
  Cash and cash equivalents.................................     $   449           $ 1,897
  Working capital...........................................      (3,259)           (1,811)
  Total assets..............................................      17,945            19,393
  Short-term debt...........................................         495               495
  Long-term debt, less current portion......................         491               491
  Total stockholders' equity................................      11,860            13,342



---------------



 (1) Assumes that the closing of the Acquisitions had occurred as of February 1, 1995, in the case of the selected pro forma statements of operations data, and as of April 30, 1997, in the case of the selected pro forma balance sheet data. The pro forma combined financial data are based upon preliminary estimates, available information and certain assumptions that management believes are appropriate. The selected pro forma combined financial data presented herein are not necessarily indicative of the results the Company would have obtained had such events occurred at the beginning of the period or of the future results of the Company. The selected pro forma combined financial data should be read in conjunction with the other financial data and notes thereto included elsewhere in this Prospectus.


 (2) Includes pro forma adjustments to reflect (i) the elimination, as provided in the respective acquisition agreements, of duplicative administrative functions at the Company of approximately $1,773,000, $1,830,000 and $175,000 for the years ended January 31, 1996 and 1997 and the three months ended April 30, 1997, respectively, and (ii) the additional overhead expenses at the Founding Businesses of approximately $452,000, $475,000 and $30,000 for the years ended January 31, 1996 and 1997 and the three months ended April 30, 1997, respectively. The Company considers that the elimination of approximately $1,130,000 of these expenses, on an annualized basis, was effected concurrent with the HCD Acquisition on December 3, 1996.


 (3) Includes pro forma adjustments to reflect the elimination of allocations from Info Systems for (i) overhead of approximately $476,000 and $328,000 for the years ended January 31, 1996 and 1997, respectively, and (ii) expense related to HCD's participation in Info System's employee stock ownership plan of approximately $159,000 and $75,000 for the years ended January 31, 1996 and 1997, respectively. Upon the consummation of the HCD Acquisition on December 3, 1996, these eliminations were effected.


 (4) Includes pro forma adjustments to reflect the elimination of rent and other expenses of approximately $352,000, $350,000 and $88,000 for the years ended January 31, 1996 and 1997 and the three months ended April 30, 1997, respectively. Upon the consummation of the HCD Acquisition on December 3, 1996, the elimination of $117,000 of such expenses, on an annualized basis, was effected.


 (5) Includes pro forma adjustments to reflect the elimination of certain commissions and royalties which are payable by Rovak under agreements that will be terminated following the consummation of the Offering. Such adjustments are approximately $125,000, $323,000 and $80,000 for the years ended January 31, 1996 and 1997 and the three months ended April 30, 1997, respectively.


 (6) Includes pro forma adjustments to reflect the amortization expense on the goodwill recorded in connection with the Acquisitions of approximately $782,000, $753,000 and $154,000 for the years ended January 31, 1996 and
     1997 and the three months ended April 30, 1997, respectively. Also includes pro forma adjustments to depreciation and amortization expense, after adopting appropriate useful lives for related assets, of $300,000, $240,000 and $40,000 for the years ended January 31, 1996 and 1997 and the three months ended April 30, 1997, respectively.


 (7) Includes pro forma adjustments to reflect a reduction in interest expense related to debt reduction, in connection with the Acquisitions and the Offering, of $185,000, $254,000 and $88,000 for the years ended January 31, 1996 and 1997 and the three months ended April 30, 1997, respectively.


 (8) The pro forma provision for income taxes includes (i) the effects of the non-deductible portion of goodwill for tax purposes and (ii) assumes that the deferred tax asset represented by AMC's net operating loss carryforwards of approximately $1,600,000 is recognized as of January 31, 1995.


 (9) The pro forma weighted average shares outstanding includes (i) 100 shares issued to the incorporators of the Company, (ii) 5,399,191 shares to be issued in connection with the Acquisitions and the Offering and (iii) 147,500 Equivalent Shares of Common Stock issuable upon outstanding stock options and a warrant.


(10) The selected pro forma combined balance sheet data reflects the adjustments referenced above but excludes the effects of the receipt and application of the net proceeds of the Offering. The pro forma combined balance sheet data as adjusted reflects the changes that are expected to occur from the application of the estimated net proceeds of the Offering. See "Use of Proceeds" and "Capitalization."

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA COMBINED FINANCIAL
             CONDITION AND PRO FORMA COMBINED RESULTS OF OPERATIONS

GENERAL

     InfoCure was incorporated in November 1996 to develop, market and service practice management systems for use by health care providers throughout the United States.

     Prior to and as a condition to the consummation of the Offering, InfoCure will acquire the seven Founding Businesses, which will be consolidated into three operating divisions: the Desktop Division, the Mid-Range Division and the Enterprise Division. The Desktop Division markets DOS and Windows-based practice management systems and other software products primarily to small to mid-size medical practices, including podiatric, dental, oral and maxillofacial providers. The Mid-Range Division offers AIX and UNIX-based practice management systems to mid-size medical practices, including oral surgeons and orthodontists. The Enterprise Division markets IBM AS/400-based practice management systems to mid-size to large medical practices and clinics.

     The Company's total revenues are derived primarily from the delivery of systems and software sales and maintenance and support services. Systems and software sales include revenue from new systems, hardware, training and other services provided during a customer installation as well as upgrades to existing customers. Maintenance and support services revenues are generated by providing customers with training, updates, enhancements and telephone support.

     The Company recognizes systems revenue in accordance with the provisions of AICPA Statement of Position No. 91-1 "Software Revenue Recognition." Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically is one quarter or a full year. Revenue from other services is recognized as the services are provided.

     Selling, general and administrative expense consists primarily of marketing, advertising, administrative, research, software development and other overhead costs. The Company's pro forma combined financial results cover periods when the Founding Businesses were not under common control or management and include adjustments to compensation expense and certain other operating expenses to levels the Company intends to or has implemented in connection with the Acquisitions. See "Risk Factors -- Absence of Combined Operating History; Operating Losses" and Unaudited and Pro Forma Combined Financial Statements and the Notes thereto.

     The Company's acquisition strategy is to take advantage of the consolidation opportunities existing in the practice management systems sector. This strategy involves acquiring a significant customer base of software installations and expanding customer and electronic services. The Company has an installed customer base of approximately 17,000 health care providers in a broad range of specialties at over 6,000 client sites.

RESULTS OF OPERATIONS

     The following pro forma combined financial data contain the results of operations for the years ended January 31, 1997 and 1996. KComp was established in December 1995. The only results of KComp included in the pro forma combined financial data are for the year ended January 31, 1997.

     The following discussions should be read in conjunction with the Selected Pro Forma Combined Financial Data, the Selected Financial Data of AMC and the other financial statements and notes thereto appearing elsewhere in this Prospectus.

YEAR ENDED JANUARY 31, 1997 COMPARED WITH YEAR ENDED JANUARY 31, 1996

     Revenues increased by $2,564,000, or 15.5%, to $19,106,000 for the year ended January 31, 1997 from $16,542,000 for the year ended January 31, 1996. Maintenance and support revenue increased by $2,546,000 or 42.2% to $8,580,000 for the year ended January 31, 1997 from $6,034,000 for the year ended January 31, 1996. The increase primarily was due to the formation of KComp, which contributed maintenance and support revenues of $1,759,000, and additional revenues from onsite training services.

     Systems and software sales increased $91,000, or 1.0%, to $9,655,000 for the year ended January 31, 1997 from $9,746,000 for the year ended January 31, 1996.

     Cost of revenue increased by $519,000, or 10.1%, to $5,656,000 for the year ended January 31, 1997 from $5,137,000 for the year ended January 31, 1996. As a percentage of revenue, cost of sales decreased to 29.6% for the year ended January 31, 1997 from 31.0% for the year ended January 31, 1996. This decrease in cost of revenue as a percentage of sales principally reflects a change in product mix, whereby maintenance and support revenue increased to 44.9% of total revenues for the year ended January 31, 1997 from 36.5% for the year ended January 31, 1996. The cost of revenue for KComp for the year ended January 31, 1997 was $233,000, or 10.8% of its total revenues.

     Selling, general and administrative expense increased by $1,667,000, or 19.9%, to $10,053,000 for the year ended January 31, 1997 from $8,386,000 for the year ended January 31, 1996. This increase primarily is due to the formation of KComp, which added $1,494,000 to selling, general and administrative expense.

     As a result of the foregoing factors, operating income increased by $313,000, or 18.6%, to $1,995,000 for the year ended January 31, 1997 from
$1,682,000 for the year ended January 31, 1996. The increase reflects the operating income of $325,000 from KComp's operations for the year ended January 31, 1997, which was not included in the prior year. As a percentage of revenues, income from operations increased to 10.4% for the year ended January 31, 1997 from 10.2% for the year ended January 31, 1996.

     Interest expense decreased by $4,000, or 5.2%, to $73,000 for the year ended January 31, 1997 from $77,000 for the year ended January 31, 1996, primarily due to the repayment of notes payable and long-term debt.

LIQUIDITY AND CAPITAL RESOURCES

     The Founding Businesses have lines of credit providing for combined advances of up to $175,000, with borrowings outstanding at January 31, 1997 totalling $120,000. Following consummation of the Acquisitions and the Offering, the Company will have outstanding long-term debt of $840,000, including $328,000 which will be classified as the current portion of long-term debt. Additionally, the Company has other notes payable of $73,000.

     The Company has gross cash flow from operations (net income plus depreciation and amortization) for the year ended January 31, 1997 of $2,427,000. The Company believes that funds generated from operations, together with the net proceeds of the Offering, will be sufficient to finance its current operations, potential obligations relating to the Acquisitions and planned capital expenditure requirements at least through the next 18 months. In the longer term, the Company may require additional sources of capital to fund future growth and acquisitions. Such sources of capital may include additional equity or debt financings.

     The Company has entered into a letter of intent with FINOVA to obtain a line of credit of up to $10.0 million to be used for working capital and other general corporate purposes, including future acquisitions. Under the line of credit FINOVA would advance up to an agreed upon percentage of acceptable accounts receivables. Advances for acquisitions would be subject to the sole discretion of FINOVA. The funds advanced will be secured by a security interest in the tangible and intangible assets of the Company. The Company anticipates entering into a definitive line of credit following the consummation of the Offering. There can be no assurances that a line of credit will be obtained or that, if obtained, it will be on terms that are favorable to the Company.

SEASONALITY AND FLUCTUATIONS

     The Company is subject to slight seasonal increases in its systems and software sales in the fourth quarter of its fiscal year.

                         SELECTED FINANCIAL DATA OF AMC
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following selected financial data present certain data for AMC for the years ended January 31, 1996 and 1997 and the three months ended April 30, 1996 and 1997. The selected financial data presented for AMC should be read in conjunction with its financial statements and notes thereto included elsewhere in this Prospectus.



                                                               YEAR ENDED       THREE MONTHS ENDED
                                                               JANUARY 31,           APRIL 30,
                                                            -----------------   -------------------
                                                             1996      1997       1996       1997
                                                            -------   -------   --------   --------
SELECTED STATEMENTS OF OPERATIONS DATA:
  Revenues:
     Maintenance and support..............................  $ 1,311   $ 1,419    $   389    $   681
     Systems and software sales...........................    1,102     1,076        210        809
                                                            -------   -------    -------    -------
       Total revenues.....................................    2,413     2,495        599      1,490
  Cost of revenues........................................      516       475        122        673
                                                            -------   -------    -------    -------
  Gross profit............................................    1,897     2,020        477        817
  Operating expenses:
     Salaries and operating expenses......................    2,016     2,469        471        805
     Depreciation and amortization........................      114       111         17         61
                                                            -------   -------    -------    -------
  Loss from operations....................................     (233)     (560)       (11)       (49)
  Other income (expense):
     Interest.............................................      (68)      (83)       (19)       (61)
     Other income, net....................................      121         6         --          4
                                                            -------   -------    -------    -------
  Loss before income tax benefit..........................     (180)     (637)       (30)      (106)
  Income tax benefit......................................       --       891         --         32
                                                            -------   -------    -------    -------
  Net income (loss).......................................  $  (180)  $   254    $   (30)   $   (74)
                                                            =======   =======    =======    =======
  Net income (loss) per share.............................  $ (0.00)  $  0.01    $ (0.00)   $ (0.00)
  Weighted average shares outstanding.....................   41,387    43,186     41,439     55,184
                                                            =======   =======    =======    =======



                                                              AS OF JANUARY 31,   AS OF APRIL 30,
                                                              -----------------   ---------------
                                                               1996      1997          1997
                                                              -------   -------   ---------------
SELECTED BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $   250   $   199       $   600
  Working capital...........................................   (1,201)   (1,127)       (1,340)
  Total assets..............................................      567     4,182         4,584
  Short-term debt...........................................      336        50            50
  Long-term debt, less current portion......................      545     2,304           684
  Total stockholders' equity................................   (1,618)      172           352

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AMC

GENERAL

     For financial statement purposes, AMC has been presented herein as the acquiring company. Prior to December 3, 1996, AMC functioned with operations exclusively through a single operating subsidiary, ICS. On December 3, 1996, HCD became, and upon the commencement of the Offering, Millard-Wayne will become, subsidiaries of AMC in transactions accounted for as purchases. The following discussion and analysis should be read in conjunction with the audited financial statements and notes thereto included elsewhere in this Prospectus.


RESULTS OF OPERATIONS



  Three Months Ended April 30, 1997 Compared to Three Months Ended April 30,
1996



     Overall revenues increased by $890,950, or 149%, to $1,489,957 for the three months ended April 30, 1997 from $599,007 for the three months ended April 30, 1996. This increase was primarily due to the purchase of the HCD customer base, maintenance and revenue streams, which contributed revenues of $1,058,153.



     System and software sales revenue increased by $599,382, or 285%, to $809,429 for the three months ended April 30, 1997 from $210,047 for the three months ended April 30, 1996. This change was due to the inclusion of $712,176 in HCD sales revenue, and a decrease in ICS sales revenues of $110,000 resulting from a shift in marketing and sales focus from new customer sales towards maintenance and electronic transaction services.



     Software maintenance and electronic services revenue increased by $291,568, or 75%, to $680,528 for the three months ended April 30, 1997 from $388,960 for the three months ended April 30, 1996. This increase was primarily due to an additional $345,977 of sales revenue from the acquisition of the HCD customer and maintenance base.



     The gross margin for the current quarter increased by $340,037, or 71%, to $816,683 for the three months ended April 30, 1997 from $476,646 for the three months ended April 30, 1996. This increase was due primarily to the purchase of HCD, which contributed $430,324.



     Operating expenses increased by $377,806, or 77%, to $865,520 for the three months ended April 30, 1997 from $487,714 for the three months ended April 30, 1996. This increase was due to operating expenses totalling $200,217 associated with the HCD purchase, and the additional personnel and overhead associated with opening the second office for purposes of implementing AMC's acquisition strategy. Depreciation and amortization increased by $44,236, or 264%, to $61,022 for the three months ended April 30, 1997 from $16,786 for the three months ended April 30, 1996. This increase was primarily due to the additional goodwill and depreciation expenses associated with the HCD acquisition.



     The loss from operations increased by $37,769 to $48,837 for the three months ended April 30, 1997 from a loss of $11,068 for the three months ended April 30, 1996. This loss was due to increased compensation expenses and additional operating expenses associated with AMC's acquisition strategy.


  Year Ended January 31, 1997 Compared with Year Ended January 31, 1996

     Total revenues increased by $81,829, or 3.4%, to $2,494,563 for the year ended January 31, 1997 from $2,412,734 for the year ended January 31,1996. This increase included revenue from HCD, totalling $354,250 for the period subsequent to the HCD Acquisition on December 3, 1996.

     Maintenance and support revenues increased by $108,499, or 8.3%, to $1,418,884 for the year ended January 31, 1997 from $1,310,385 for the year ended January 31, 1996. The maintenance and support revenues associated with the HCD operations totalled $209,328 for the period December 3, 1996 to January 31, 1997. Excluding HCD's operations, maintenance and support revenues decreased by $100,829 due to lower registration fees within the Desktop product, lower contract training service revenue, decreased maintenance for the UNIX and DOS products, and lower hardware maintenance revenue due to reduced hardware requirements.

     The method by which EDI revenues and costs were recorded was changed from a gross amount to a net amount during the year ended January 31, 1996. As a result, EDI revenues decreased by $6,372, although the transaction volume increased in the comparative periods. EDI revenues were at a net amount of $355,999 for the year ended January 31, 1997 compared to $362,371 for the year ended January 31, 1996. The overall EDI transaction volume increased by 220,456 transactions, or 24.1%, to 1,133,094 transactions for the year ended January 31, 1997 from 912,638 transactions for the year ended January 31, 1996.

     Systems and software sales revenue decreased by $26,670, or 2.4%, to $1,075,679 for the year ended January 31, 1997 from $1,102,349 for the year ended January 31, 1996. The HCD Acquisition increased systems and software sales by $144,922 for the period December 3, 1996 to January 31, 1997. The overall decrease in systems and software sales was due to several factors. System sales for the UNIX products decreased by $107,139, and overall hardware sales decreased by $36,319. Other decreases totalled $28,134. The decreased sales also reflected a change in the sales and marketing focus from new customer sales towards a focus on recurring services, maintenance and transaction revenue.

     Cost of sales decreased by $41,641, or 8.1%, to $474,201 for the year ended January 31, 1997 from $515,842 for the year ended January 31, 1996. As a percentage of revenue, cost of sales decreased to 19.0% for the year ended January 31, 1997 from 21.4% for the year ended January 31, 1996. The decrease in cost of sales as a percentage of revenue reflects a change in product mix, with the higher margins associated with transaction services.

     Salaries and operating expenses increased by $453,602, or 22.5%, to $2,469,249 for the year ended January 31, 1997 from $2,015,647 for the year ended January 31, 1996. Increased compensation expenses were due to additional personnel and the other corporate overhead associated with opening a second office for purposes of implementing AMC's acquisition strategy. This increase was also due to an increase in contract labor, as AMC identified specific tasks to be performed by outside contractors for training and installation services. In addition, compensation expenses totalling $110,000 were recognized in conjunction with the settlement of an option agreement with a former director of the Company for services previously rendered.

     As a result of the foregoing factors, AMC had a loss from operations of $559,522 for the year ended January 31, 1997, as compared to a loss of $232,811 for the year ended January 31, 1996. Through application of its net operating loss carry-forward ("NOL"), AMC recognized $891,000 in tax benefits, with a resulting net income of $254,094 for the year ended January 31, 1997, compared with a loss in the prior year of $180,196.

     The recognition of the tax benefit associated with the NOL includes $671,000 representing a decrease in the deferred tax asset valuation allowance. This adjustment reflects management's assessment that the benefits to be derived from the pending Offering and Acquisitions and the resolution of the contingencies associated with previous failed acquisitions makes it more likely than not that the NOL will be utilized.


LIQUIDITY AND CAPITAL RESOURCES



  Three Months Ended April 30, 1997 Compared with Three Months Ended April 30, 1996



     Overall AMC had a net loss of $74,296 for the three months ended April 30, 1997, compared with a loss of $29,572 for the three months ended April 30, 1996.



     Cash used in operations was $158,975 for the three months ended April 30, 1997, due primarily to decreased accounts receivable, decreased payables, and decreased deferred claims revenue. Cash used for investing activities totalled $73,561; this cash was used primarily for expenses associated with the planned public offering.



     Cash provided by financing activities during the three months ended April 30, 1997 was $266,162, which came primarily from the sale of common stock during the quarter.

  Year Ended January 31, 1997 Compared with Year Ended January 31, 1996


     For the year ended January 31, 1997, cash used for operating activities totalled $848,776, cash used for investing activities totalled $396,082, and cash provided by financing activities totalled $1,193,895. Cash used for investing activities included expenditures made for the acquisition of HCD, and certain expenses associated with the Offering and Acquisitions. Cash provided by financing activities were generated from the issuance of common stock.

     As of January 31, 1997, AMC had an accumulated deficit of $3,250,786 and a working capital deficiency of $1,126,809.

                        SELECTED FINANCIAL DATA OF KCOMP

     The following selected financial data present certain data for KComp for the period from Inception (December 15, 1996) to March 31, 1996, and the results of operations for the full year ended March 31, 1997. The selected financial data presented for KComp should be read in conjunction with its audited financial statements and notes thereto included elsewhere in this document.

                                                               PERIOD FROM
                                                                INCEPTION
                                                              (DECEMBER 15,
                                                                  1995)        YEAR ENDED
                                                               TO MARCH 31,    MARCH 31,
                                                                   1996           1997
                                                              --------------   ----------
SELECTED STATEMENT OF OPERATIONS DATA:
Revenues:
  Systems and software sales................................     $172,781      $  312,938
  Maintenance and support...................................      486,764       1,673,622
                                                                 --------      ----------
          Total revenues....................................      659,545       1,986,560
Operating expenses:
  Salaries and wages........................................      467,390         993,424
  Telephone.................................................       73,904         196,751
  Write-off of accounts receivable -- other.................           --         189,892
  Depreciation and amortization.............................       27,854         105,695
  Rent......................................................       27,280          90,020
  Insurance.................................................       10,045          12,646
  Other.....................................................       40,328         159,891
                                                                 --------      ----------
          Total operating expenses..........................      646,801       1,748,319
                                                                 --------      ----------
Income from operations......................................       12,744         238,241
Other income (expense):
  Interest expense..........................................      (13,079)        (40,894)
  Other income (expense)....................................         (665)         (1,152)
  Income (loss) before taxes................................       (1,000)        196,195
  Income tax provision......................................           --          65,000
                                                                 --------      ----------
          Net income (loss).................................     $ (1,000)     $  131,195
                                                                 ========      ==========

                                                                AS OF       AS OF
                                                              MARCH 31,   MARCH 31,
                                                                1996        1997
                                                              ---------   ---------
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  33,427   $  11,403
Working capital.............................................   (626,259)   (568,017)
Total assets................................................    890,796     823,669
Short-term debt.............................................    472,569     273,400
Long-term debt, less current portion........................     27,761          --
Total stockholders' equity..................................      2,982     174,908

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS OF KCOMP

GENERAL

     KComp was founded in December 1995 to develop, market and service practice management systems for use by health care providers. The Company's total revenues are derived primarily from the delivery of systems and software sales and maintenance and support services. Systems and software sales include revenue from new systems, hardware, training and other services provided during a customer installation as well as upgrades to existing customers. Maintenance and support service revenues are generated by providing customers with training, updates, enhancements and telephone support.

     The Company recognizes systems revenue in accordance with the provisions of the AICPA Statement of Position No. 91-1 "Software Revenue Recognition." Revenue from support and maintenance contracts is recognized as the services are provided ratably over the contract period, which typically is for one quarter or a full year. Revenue from other services is recognized as the services are provided.

     Selling, general and administrative expense consists primarily of marketing, advertising, administrative, research, software development and other overhead costs.

     The Company has an installed customer base of approximately 1,600 health care providers at over 725 client sites.

RESULTS OF OPERATIONS

     The following discussions of the Company's operations reflect the results of operations for the period from Inception on December 15, 1995 to March 31, 1996, and the results of operations for the full year of operations ended March 31, 1997.


  Three Months Ended March 31, 1996



     Total revenues for the three-month period ended March 31, 1996 totalled $659,545. This was based upon revenues of $486,764 in maintenance and support services, and revenues of $172,781 in systems and hardware sales. Operating costs totalled $646,801 the three-month period ended March 31, 1996. As a percentage of total revenues, salaries and wages totalled 70.8%.



     Income from operations for the three-month period ending March 31, 1996 totalled $12,744, and the net loss for the period was $1,000.



  Year Ended March 31, 1997



     Total revenues for the year ended March 31, 1997 totalled $1,986,560. These revenues were derived from maintenance and support service revenues of $1,673,622 and systems and hardware sales of $312,938. Operating costs totalled $1,748,319 for the year ended March 31, 1997. As a percentage of total revenues, salaries and wages totalled 50.0%.


     Income from operations for the year ended March 31, 1997 totalled $238,241, and net income for the period was $131,195.


LIQUIDITY AND CAPITAL RESOURCES



  Three Months Ended March 31, 1996



     For the three-month period ending March 31, 1996, cash provided by operating activities totalled $35,411, cash used in investing activities totalled $5,191, and cash provided by financing activities totalled $3,207.

  Year Ended March 31, 1997


     For the year ended March 31, 1997, cash provided by operating activities totalled $396,523. For the year ended March 31, 1997, cash used in investing activities totalled $191,617, based largely on an increase in capitalized software development costs totalling $182,343. For the same period, cash used in financing activities totalled $226,930, due primarily to payments on a note payable totalling $232,715.

                     SELECTED FINANCIAL DATA OF DR SOFTWARE

     The following selected financial data present certain data for DR Software for the year ended December 31, 1995 and the year ended December 31, 1996 and the three months ended March 31, 1996 and 1997. The selected financial data presented for DR Software should be read in conjunction with its audited financial statements and notes thereto included elsewhere in this document.

                                                                                     THREE MONTHS
                                                                                         ENDED
                                                     YEAR ENDED     YEAR ENDED         MARCH 31,
                                                    DECEMBER 31,   DECEMBER 31,   -------------------
                                                        1995           1996         1996       1997
                                                    ------------   ------------   --------   --------
SELECTED STATEMENT OF OPERATIONS DATA:
  Revenues:
     System sales.................................   $2,192,378     $1,908,845    $470,569   $403,604
     Support and services.........................    1,211,916      1,450,606     366,769    369,894
                                                     ----------     ----------    --------   --------
          Total revenues..........................    3,404,294      3,359,451     837,338    773,494
                                                     ----------     ----------    --------   --------
  Operating expenses:
     Salaries and wages...........................    1,461,901      1,585,559     412,049    424,684
     Hardware purchase for resale.................    1,073,920        785,173     219,875    174,392
     Depreciation and amortization................      292,641        284,904      79,296     57,138
     Rent.........................................       48,191         81,123      12,666     25,202
     Travel and entertainment.....................      207,508        184,262      54,891     32,008
     Telephone....................................      120,290        126,196      32,722     28,013
     Advertising..................................       76,790        102,060      13,609     26,115
     Other........................................      135,938        181,025      61,705     25,870
                                                     ----------     ----------    --------   --------
          Total operating expenses................    3,417,179      3,330,302     886,813    793,422
                                                     ----------     ----------    --------   --------
  Operating income (loss).........................      (12,885)        29,149     (49,475)   (19,928)
  Interest expense................................      (11,139)       (12,447)     (2,635)    (1,897)
  Miscellaneous...................................       11,747         36,792       7,043    (24,787)
                                                     ----------     ----------    --------   --------
  Net (loss) income...............................   $  (12,277)    $   53,494    $(45,067)  $(46,612)
                                                     ==========     ==========    ========   ========

                                                                AS OF          AS OF
                                                             DECEMBER 31,   DECEMBER 31,           AS OF
                                                                 1995           1996           MARCH 31, 1997
                                                             ------------   ------------   ----------------------
SELECTED BALANCE SHEET DATA:
  Cash and cash equivalents................................   $  169,834     $  155,048          $  198,247
  Working capital..........................................     (607,260)      (758,977)           (864,369)
  Total assets.............................................    1,249,415      1,498,393           1,533,911
  Short-term debt..........................................        4,913         78,833              78,885
  Long-term debt, less current portion.....................       15,227         19,249              17,030
  Total stockholders' equity...............................       22,094         60,588              13,976

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS OF DR SOFTWARE

GENERAL

     DR Software was founded in 1983 and is headquartered in Atlanta, Georgia. DR Software develops, markets and services practice management systems for use by health care providers in the podiatry market. DR Software's total revenues are derived primarily from the delivery of systems and software sales and maintenance and support services. Systems and software sales include revenue from new systems, hardware, training and other services provided during a customer installation as well as upgrades to existing customers. Maintenance and support service revenues are generated by providing customers with training, updates, enhancements and telephone support.

     DR Software recognizes systems revenue in accordance with the provisions of the AICPA Statement of Position No. 91-1 "Software Revenue Recognition." Revenue from support and maintenance contracts is recognized as the services are provided ratably over the contract period, which is typically billed monthly, quarterly or annually. Revenue from other services is recognized as the services are provided.

     Selling, general and administrative expense consists primarily of marketing, advertising, administrative, research, software development and other overhead costs.

     DR Software has approximately 2,200 clients serving an estimated 3,150 health care providers.

RESULTS OF OPERATIONS


  Three Months Ended March 31, 1997 Compared with Three Months Ended March 31, 1996



     Systems sales decreased by $66,969, or 14.2%, to $403,600 for the three months ended March 31, 1997 from $470,569 for the three months ended March 31, 1996. This decrease was due in part to the anticipated rollout of the new Windows-based product in the second quarter.



     Support and services revenue increased by $3,125, or 1.0%, to $369,894 for the three months ended March 31, 1997 from $366,769 for the three months ended March 31, 1996.



     Based on these components, total revenues decreased by $63,844, or 7.6%, to $773,494 for the three months ended March 31, 1997 from $837,338 for the three months ended March 31, 1996.



     Operating expenses decreased by $93,391, or 10.5%, to $793,422 for the three months ended March 31, 1997 from $886,813 for the three months ended March 31, 1996. This was due to significant reductions in hardware sales, which decreased by $45,483, or 20.6%, to $174,392 for the three months ended March 31, 1997 from $219,875 for the three months ended March 31, 1996. The decrease was also due to lower travel and entertainment expenses, which decreased by $22,883 or 41.6% to $32,008 for the three months ended March 31, 1997 from $54,891 for the three months ended March 31, 1996. Other decreases included reductions of $22,158 in depreciation and amortization, and $35,835 in other expenses.



     Operating expenses included increases in salaries and wages, which increased by $12,635 or 3.0% to $424,684 for the three months ended March 31, 1997 from $412,049 for the three months ended March 31, 1996, as well as increases of $12,536 in rent, and $12,506 in advertising.



     Based on the decreased operating expenses and the reduction in total revenues, the Company's operating loss decreased by $29,547 to $19,925 or 59.7% for the three months ended March 31, 1997, compared to an operating loss of $49,475 for the three months ended March 31, 1996. The net loss increased by $1,545 or 3.4% to $46,612 for the three months ended March 31, 1997 from $45,067 for the three months ended March 31, 1996.

  Year Ended December 31, 1996 Compared with Year Ended December 31, 1995


     Total revenues decreased by $44,843, or 1.32%, to $3,359,451 for the twelve months ended December 31, 1996 from $3,404,294 for the twelve months ended December 31, 1995. System sales decreased by $283,533, or 12.93%, to $1,908,845 for the twelve months ended December 31, 1996 from $2,192,378 for the twelve months ended December 31, 1995. This decrease was due to fewer system installations and hardware sales. Support and services sales increased by $238,690, or 19.70%, to $1,450,606 for the twelve months ended December 31, 1996 from $1,211,916 for the twelve months ended December 31, 1995. This increase was due to increased support contracts, and support contract pricing.

     Hardware purchased for resale decreased by $288,747, or 26.89%, to $785,173 for the twelve months ended December 31, 1996 from $1,073,920 for the twelve months ended December 31, 1995. This decrease was due to a reduction in hardware sales and installations.

     Rent expense increased by $32,932, or 68.34%, to $81,123 for the twelve months ended December 31, 1996 from $48,191 for the twelve months ended December 31, 1995. This increase was due to increased lease rates at DR Software's relocated offices.

     Travel and entertainment expenses decreased by $23,246, or 11.20%, to $184,262 for the twelve months ended December 31, 1996 from $207,508 for the twelve months ended December 31, 1995. This decrease was due to reduced attendance at trade shows and other presentations.

     Advertising expenses increased by $25,270, or 32.91%, to $102,060 for the twelve months ended December 31, 1996 from $76,790 for the twelve months ended December 31, 1995. This increase was due to a growth in product advertising and marketing costs to new and existing customers.

     As a result of the foregoing factors, DR Software had income from operations of $29,149 for the twelve months ended December 31, 1996, as compared to a loss of $12,885 for the twelve months ended December 31, 1995.


LIQUIDITY AND CAPITAL RESOURCES



  Three Months Ended March 31, 1997



     For the three months ended March 31, 1997, cash provided by operating activities totalled $162,695, cash used for investing activities totalled $117,299, and cash used in financing activities totalled $2,197. DR Software invested $102,969 in capitalized software development costs.



     As of March 31, 1997, DR Software had an accumulated deficit of $37,806 and a working capital deficiency of $864,369.



  Year Ended December 31, 1996


     For the twelve months ended December 31, 1996, cash provided by operating activities totalled $415,809, cash used for investing activities totaled $479,137 and cash provided by financing activities totalled $48,542. DR Software invested $395,282 in capitalized software development costs. DR Software obtained $70,000 from a bank line of credit.


     As of December 31, 1996, DR Software had retained earnings of $10,588 and a working capital deficiency of $758,977.

                        SELECTED FINANCIAL DATA OF ROVAK



     The following selected financial data present certain data for Rovak for the years ended December 31, 1995 and 1996 and the three months ended March 31, 1996 and 1997. The selected financial data presented for Rovak should be read in conjunction with its audited financial statements and notes thereto included elsewhere in this document.



                                                                              THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,          MARCH 31,
                                                  -----------------------   -----------------------
                                                     1995         1996         1996         1997
                                                  ----------   ----------   ----------   ----------
SELECTED STATEMENT OF OPERATIONS DATA:
Revenues:
  System and software sales.....................  $2,694,785   $3,246,036   $  773,044   $  834,912
  Maintenance and support services..............     503,353      864,604      191,331      170,390
  Other.........................................     603,734      743,590      176,522      174,763
          Total revenues........................   3,801,872    4,854,230    1,140,897    1,180,065
Cost of revenues................................   1,811,047    2,310,587      510,315      463,572
Gross margin....................................   1,990,825    2,543,643      630,582      716,493
Operating expenses:
Personnel costs.................................     940,919    1,195,684      332,004      323,697
Other selling, general and administrative.......     825,964      801,075      178,494      194,997
Research and development........................     297,834      237,989       59,733       30,512
Depreciation....................................      68,341       72,531       18,855       24,041
          Total operating expenses..............   2,133,058    2,307,279      589,086      573,247
Operating income (loss).........................    (142,233)     236,364       41,496      143,246
Interest expense net............................     127,853      125,255       37,204       33,372
Income (loss) before taxes......................    (270,086)     111,109        4,292      109,874
Income taxes (benefit)..........................     (99,000)      50,000        1,700       45,000
          Net (loss) income.....................  $ (171,086)  $   61,109   $    2,592   $   64,874



                                                               AS OF          AS OF         AS OF
                                                            DECEMBER 31,   DECEMBER 31,   MARCH 31,
                                                                1995           1996          1997
                                                            ------------   ------------   ----------
SELECTED BALANCE SHEET DATA
Cash and cash equivalents.................................   $  207,196     $  159,233    $  244,867
Working capital...........................................       24,748       (353,241)     (278,444)
Total assets..............................................    1,315,915      1,513,294     1,801,096
Short-term debt...........................................      269,399        480,383       678,511
Long-term debt, less current portion......................      666,574        507,957       457,807
Total stockholders' equity................................   $ (226,595)    $ (165,486)   $ (100,612)

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND


                         RESULTS OF OPERATIONS OF ROVAK



GENERAL



     Rovak was founded in 1984 to develop, market and service practice management systems for use by oral surgeons and orthodontists. The Company's total revenues are derived primarily from the delivery of systems and software sales, maintenance and support services, and sale of forms. Systems and software sales include revenue from new systems, hardware, training and other services provided during a customer installation as well as upgrades to existing customers. Maintenance and support service revenues are generated by providing customers with training, updates, enhancements and telephone support.



     The Company recognizes systems revenue in accordance with the provisions of the AICPA Statement of Position No. 91-1 "Software Revenue Recognition." Revenue from support and maintenance contracts is recognized as the services are provided ratably over the contract period, which typically is for one quarter or a full year. Revenue from other services is recognized as the services are provided.



     Selling, general and administrative expense consists primarily of marketing, advertising, administrative, and other overhead costs.



     The Company has an installed customer base of approximately 1,800 health care providers at over 1,000 client sites.



RESULTS OF OPERATIONS



  Three Months Ended March 31, 1997 Compared with Three Months Ended March 31, 1996



     Total revenues increased by $39,168, or 3.4%, to $1,180,065 for the three months ended March 31, 1997 from $1,140,897 for the three months ended March 31, 1996.



     Systems and software sales increased by $61,868, or 8.0%, to $834,912 for the three months ended March 31, 1997 from $773,044 for the three months ended March 31, 1996.



     Maintenance and support services decreased by $20,941, or 10.9%, to $170,390 for the three months ended March 31, 1997 from $191,331 for the three months ended March 31, 1996. This decrease was due to a slight reduction in per-call revenues as customers moved to quarterly service contracts.



     Cost of revenues decreased by $46,743, or 9.1%, to $463,572 for the three months ended March 31, 1997 from $510,315 for the three months ended March 31, 1996. This decrease was due to improved cost controls and purchasing procedures.



     Operating expenses decreased by $15,839, or 2.6%, to $573,247 for the three months ended March 31, 1997 from $589,086 for the three months ended March 31, 1996. This decrease was due primarily to reductions in research and development costs.



     Operating income increased by $101,750, or 245.2%, to $143,246 for the three months ended March 31, 1997 from $41,496 for the three months ended March 31, 1996.



     Net income increased by $62,282 to $64,874 for the three months ended March 31, 1997 from $2,592 for the three months ended March 31, 1996.



  Year Ended December 31, 1996 Compared with Year Ended December 31, 1995



     Total revenues increased by $1,052,358, or 27.6%, to $4,854,230 for the twelve months ended December 31, 1996 from $3,801,872 for the twelve months ended December 31, 1995.



     Systems and software sales increased by $551,251, or 20.4%, to $3,246,036 for the twelve months ended December 31, 1996 from $2,694,785 for the twelve months ended December 31, 1995. This increase was due to increased sales, marketing, and installations.

     Maintenance and support services increased by $361,251, or 71.7%, to $864,604 for the twelve months ended December 31, 1996 from $503,353 for the twelve months ended December 31, 1995. This was due to increased support contracts, and support contract pricing.



     Other revenues increased by $139,856, or 23.1%, to $743,590 for the twelve months ended December 31, 1996 from $603,734 for the twelve months ended December 31, 1995, due to increased sales of forms, corresponding with the increased installations for the period.



     Cost of revenues increased by $499,540, or 27.5%, to $2,310,587 for the twelve months ended December 31, 1996 from $1,811,047 for the twelve months ended December 31, 1995. This increase was due to the increased number of installations, and cost of forms.



     Operating expenses increased by $174,221, or 8.1%, to $2,307,279 for the twelve months ended December 31, 1996 from $2,133,058 for the twelve months ended December 31, 1995. For this comparative period, personnel costs increased by $254,765, or 27.0%, to $1,195,684 for the twelve months ended December 31, 1996 from $940,919 for the twelve months ended December 31, 1995. This increase was due to additional personnel hired during the past year.



     Operating income increased by $378,597, or 266.1%, to $236,364 for the twelve months ended December 31, 1996 from a loss of $142,233 for the twelve months ended December 31, 1995.



     Net income increased by $232,195, or 135.7%, to $61,109 for the twelve months ended December 31, 1996 from a loss of $171,086 for the twelve months ended December 31, 1995.



LIQUIDITY AND CAPITAL RESOURCES



  Three Months Ended March 31, 1997



     For the three months ended March 31, 1997, cash used in operating activities totalled $147,821. Cash provided by financing activities totalled $147,821, primarily from the bank credit line.



  Year Ended December 31, 1996



     For the year ended December 31, 1996, cash provided by operating activities totalled $233,086, cash used in investing activities totalled $184,676, and cash used in financing activities totalled $48,410.

                                    BUSINESS

     The Company is a leading provider of practice management software products and related services that address the growing needs of health care providers to manage and communicate cost-effectively administrative, clinical and financial data. The Company's practice management systems are used primarily by small to mid-size medical practices, including multi-provider management services organizations and independent physician alliances. Recently, the Company developed and introduced an all-payor-based electronic data interchange ("EDI") system to enable its customers to realize significant cost savings by replacing paper-based transactions with electronic transaction processing. The Company has an installed customer base of approximately 17,000 health care providers in a broad range of specialties at over 6,000 client sites.

     InfoCure has entered into agreements to acquire, concurrently with the consummation of the Offering, the six Founding Businesses. The integration of these businesses will combine existing and proven products, research and development, sales, marketing and support efforts. Following consummation of the Acquisitions, the Founding Businesses will be consolidated into three operating divisions, according to technical platform, thereby allowing the Company to market and service cost-effectively its practice management systems to a wide range of health care providers.

     The Company's existing customer base comprises primarily office-based health care practices that range in size from single practitioners to up to several hundred providers with an emphasis on small and mid-size (up to 25 providers) health care practices. Based on industry sources, 60% of the physicians in the United States are organized into approximately 190,000 office-based medical practices. Nearly all of these practices are small to mid-size; there are fewer than 1,000 office-based medical practices in the United States with more than 25 providers. Small and mid-size health care practices are significantly under-penetrated with regard to practice management software and EDI transaction processing. For example, while it is estimated that the majority of hospitals submit their claims electronically, among small and mid-size medical practices only approximately 35% submit claims electronically.

INDUSTRY BACKGROUND

     Health care costs totalled approximately $1.0 trillion in 1995, having risen at a rate approximately twice that of inflation during the last decade. The escalation of such expenditures has led to pressure to contain costs and attempts to shift the financial risk of delivering health care from payors to providers. Many providers now participate in complex reimbursement arrangements, resulting in multiple transactions, information exchanges and other communications with payors per patient visit. As a result of these trends, health care providers increasingly need to reduce operating costs, improve cash flow and manage their businesses more efficiently while responding to the increased administrative burdens and informational demands placed upon them by payors. The Company's practice management systems address the efficiencies and cost savings demanded by health care providers.

     The Company believes that increased utilization of information technologies, including EDI, can provide cost savings to providers and payors, and to the health care system as a whole. Both payors and providers benefit from reduced overhead as a result of the administrative simplification provided by the direct electronic interchange of data traditionally handled manually (i.e., eligibility verification and claim status inquiries). In addition, payors are able to detect fraud more easily and screen for unusual utilization trends. By processing claims electronically, all providers, but especially office-based providers, can reduce staff time and help meet the challenges of health care cost containment initiatives. Providers also benefit from improved accounts receivable turnover as a result of EDI.

     The Company believes that the foregoing trends in the health care industry will encourage greater consolidation within the practice management software business, as many of the smaller practice management software companies find it difficult to address the needs of providers in this rapidly changing environment. Historically, sellers of health care information systems to office-based health care providers have been focused either regionally or by specialty. Due to the fragmented nature of practice management systems suppliers, the Company believes that opportunities exist to increase its market share of installed customers through acquisitions of complementary businesses, products and services.

BUSINESS STRATEGY

     The Company believes that it is well-positioned to take advantage of the increased technology needs of the health care industry particularly among smaller health care providers. As the supplier of the core practice management system adopted by its customers, the Company has established its technology in many customer sites, which, it believes, will yield significant growth opportunities and competitive advantages.

     The Company's primary growth strategies are to:

        - Accelerate the Integration of EDI Services. The Company believes that EDI services address the needs of patients, physicians and third-party payors to increase efficiency and reduce overall costs while providing the Company with a potential recurring revenue source. The Company intends to introduce new EDI services in 1997 which will include electronic eligibility and referral authorization, precertification, claims status, encounter and payment approval. The Company intends to promote the use of EDI services, primarily among the smaller practices that constitute the core of the Company's existing customer base.

        - Expand Through Strategic Acquisitions. The Company intends to acquire companies that (i) have an established base of customers using practice management software, (ii) own either key technologies or distribution networks that complement existing products or (iii) provide the Company with the opportunity for market leadership within specialty niches.

        - Leverage its Customer Base. The Company's wide range of products and services provides its sales force with opportunities to cross-sell among its operating divisions. The Company intends to generate revenues from existing customers by providing (i) system maintenance and services, (ii) system upgrades, (iii) additional software applications and (iv) EDI services. To generate new sales opportunities, the Company will continue to devote significant resources to developing and maintaining relationships with its existing customers and their business systems consultants. The Company also will continue to transition its customers gradually to newer technologies in order to protect their system investments and minimize operational disruption.

        - Expand its National Sales Efforts. The Company intends to expand its direct sales efforts to market its products and services to a greater number of health care providers. The Company believes that it can increase its sales effectiveness and can better address the needs of small, mid-size and large practices as a result of its organization into three operating divisions. See "-- Sales and Marketing."

        - Continue to Develop and Provide Sophisticated Practice Management Software Products. In order to serve its customers' needs, the Company will continue to make available innovative products and develop and enhance its core practice management applications. In addition, where appropriate, the Company will integrate software products developed by third parties into its practice management systems.

        - Capitalize on the Combination of Founding Businesses. The Company believes that the combination of the Founding Businesses provides unique opportunities for (i) the coordination of product research and development, sales and marketing, (ii) the reduction of redundant expenses and operations and (iii) the maximization of the experience of the assembled management team.

PRODUCTS AND SERVICES

  EDI Services

     The Company has developed software allowing it to offer transaction-based EDI services, including patient billing and insurance claims submission. The Company believes that these services address the needs of patients, physicians and third-party payors to increase efficiencies and reduce overall costs and that EDI services present the Company with a new recurring revenue source. The Company provides EDI services on a fee per transaction basis or for a fixed fee basis determined on the basis of estimated volume and type of electronic transactions. The Company estimates that over 200 million potential annual recurring transactions are now being generated via non-electronic methods by its base of installed customers. The Company's current EDI services include:

Electronic Claims Submission....................  Submits insurance claims electronically from practices to an independent national
                                                  clearinghouse which forwards, either
                                                  electronically or on paper, to the
                                                  appropriate payors for payment.
Electronic Patient Billing......................  Submits patient billing information electronically from practices to an
                                                  independent national clearinghouse which
                                                  processes, prints and mails bills and
                                                  provides billing reports to the practice.
Electronic Claims Remittance....................  Remits insurance payment from payor via electronic payment which automatically
                                                  posts explanation of benefits into the
                                                  practice management system.

     The Company intends to market a suite of additional EDI services in 1997 which are currently available through clearing-houses engaged by the Company. These additional EDI services include electronic eligibility and referral authorization, precertification, claims status, encounter and payment approval.

     In January 1996, ICS entered into an agreement with Envoy Corporation ("Envoy") pursuant to which ICS will exclusively promote to its customers the electronic processing of health care insurance claims by Envoy. The Company intends to establish a broader alliance with Envoy or another major clearinghouse after the consummation of the Offering and believes that such an alliance is important to the EDI strategy of the Company. There can be no assurances that such alliance will be entered into.

  Core Software Products

     All of the practice management software products offered by the Company provide physicians and other professionals with comprehensive office management software designed to automate the administrative, financial, practice management and clinical requirements of a professional's office practice. These systems range in capacity from one to hundreds of users, allowing the Company to address the needs of both small and large customers. The Company believes that its practice management products meet the information requirements of the vast majority of all medical specialties and office-based practices in the United States by providing the following applications:


FINANCIAL APPLICATIONS
Patient Billing.................................  Prepares patient statements. Accommodates family billing or individual patient
                                                  billing and open item billing.
Patient Records.................................  Maintains patient demographic, insurance, financial, referral, diagnosis and other
                                                  user defined records.
Insurance Processing............................  Processes and prints claims. Coordinates benefits when multiple insurance carriers
                                                  are involved. Tracks aging and payments of
                                                  all claims.
Refund Processing...............................  Prints refund checks for all credit balances and posts adjusting entries to
                                                  patient accounts.
Collection......................................  Enhances the effectiveness of collection procedures. Standardizes in-house
                                                  collection process, tracks collection
                                                  results and integrates a series of
                                                  delinquency correspondence.


ADMINISTRATIVE APPLICATIONS
Patient Communication...........................  Integrates word processor with database to allow user to create form letters and other
                                                  types of repetitive correspondence.
Appointment Scheduling..........................  Automates appointment scheduling. Provides on line patient appointment inquiry,
                                                  cancellation history, balance inquiry,
                                                  credit alerts and patient notes.
Referral Analysis...............................  Tracks and analyzes all referral sources, both statistically and financially.
                                                  Categorizes referrals by specialty and
                                                  volume.
PRACTICE MANAGEMENT APPLICATIONS
Management Reporting............................  Generates reports including aged accounts receivable, insurance claims analysis and
                                                  aging, physician financial analysis, audit
                                                  report, receipts analysis, service
                                                  analysis, financial and procedure analysis
                                                  and revenue categories.
Report Generator................................  Creates custom reports from practice management database with ability to store
                                                  report formats in a library format.
Graphic Analysis................................  Produces graphs displaying practice management information and allows formats
                                                  to be stored in a library format.
Managed Care Analysis...........................  Tracks managed care plans and analyzes them for profitability to help the practice
                                                  manage plan participation.
CLINICAL APPLICATIONS
Patient Medical History.........................  Stores and allows retrieval of patient medical history such as allergies, current
                                                  and past diagnoses, procedures with
                                                  analysis by gender and age categories.
Patient Treatment Planning......................  Allows automated treatment planning and tracking.
Hospital Link...................................  Permits user's computer to emulate a terminal connected to hospital system in
                                                  order to extract hospital data.

     The Company's core product offerings and services include software, hardware, installation and training. The prices of the Company's products depend upon a number of factors, including number of providers, number of system users and technical platform, and range from $1,500 to over $500,000. Each customer typically contracts with the Company for maintenance services, with annual fees ranging from $360 to $40,000. Maintenance contracts are renewable annually.

  Add-On Software Modules

     The Company has developed and introduced new information modules to address certain specific needs of health care practices. These modules can be integrated with the Company's practice management software products to enhance their capabilities, which include:

Voice Automated Medical Records.................  Designed to give physicians the power to dictate directly to the computer and to
                                                  create accurate medical reports in seconds.
Digital Record Keeping(TM)......................  Enables a practice to store and merge radiographic and photographic images with
                                                  correspondence and clinical medical
                                                  records.
Optical Mark System(R)..........................  Uses optical scanner technology to automate daily tasks and eliminate data entry.
Laboratory Interface............................  Interfaces with outside medical laboratories to automate independent
                                                  laboratory test requisition and results
                                                  reporting processes.
Advanced Analytical Software Products...........  Created for use by the professional business manager or managing physician to
                                                  provide a "top down" view of the practice,
                                                  identifying financial, payor, patient,
                                                  clinical, system and EDI utilization,
                                                  practice demographic and practice
                                                  profitability trends.

PRODUCT RESEARCH AND DEVELOPMENT

     The Company believes that the health care information system industry is in a technological transition from older, more structured data base system designs to products designed to take advantage of (i) newer programming techniques, (ii) greater processing capability, (iii) increases in data storage, compression and retrieval capacity, (iv) faster communications, (v) graphical interfaces, (vi) optical input and digital output and (vii) broad based client server architecture. The Company is developing a new core practice management product scheduled for release in 1997 that utilizes the client server architecture programmed in a rapid development language applying relational data base and object oriented technology. The product will incorporate a comprehensive suite of EDI services that are fully integrated with the core practice management system, as well as complying with ODBC standards. This new product is in beta testing. The Company intends to continue to invest in product development and to emphasize Windows-based products, software improvements and enhancements to its EDI programs. Also, the Company intends to expand its voice activation and other technologies, such as imaging and scanning. See "Risk Factors--Product Development."


     As of April 30, 1997, the Company had 26 employees responsible for product development and technical services.

SALES AND MARKETING

     The Company markets its products to its existing customers via a dedicated sales force who promote and sell system upgrades, maintenance services, peripherals, add-on software products and EDI services. The Company believes that the decision making process of providers to purchase practice management systems is often influenced by the recommendations of other providers, practice management consultants and payors. Therefore, the Company intends to target consultants and payors for sales opportunities. In addition, the Company targets markets through industry seminars, trade shows, direct telephone and mail campaigns and advertisements in various publications. The Company markets its products nationally to new customers through a direct sales force consisting of 27 sales representatives located in: Atlanta, Georgia; Lake Elmo, Minnesota and Los Angeles, California.

     The Company believes that the nature, scope and structure of the purchasers of health care information systems technology are changing. To address the complex needs of larger potential customers, the Company is forming an executive sales group, which will be directed by the Vice President of Sales. Senior divisional and corporate management also will assist in the sales and marketing to larger and more technically advanced potential customers.

     The Company believes that its fundamental strength lies in its diverse base of installed customers, which will require more of the Company's products and services as a result of the impact of managed care on health care providers. It is a primary focus of the Company to direct a substantial portion of its sales and marketing efforts to cross-selling its existing customer base for the introduction of new software products, maintenance and support services and EDI services.

CUSTOMER SUPPORT AND SERVICES

     The Company offers software maintenance and support, enhancements, training and, to a limited extent, custom development services to its customers. The Company generally provides a limited warranty of 90 days or less with its software products. Thereafter, maintenance and support services are available for an additional charge. Maintenance and support services include telephone support, maintenance updates, new releases which operate on new operating systems and/or contain additional features and functions.


     The Company believes that support is critical to the successful installation and on-going operation of its practice management systems, and it has dedicated substantial resources to customer support. As of April 30, 1997, the Company had 90 full-time employees engaged in customer services. The Company offers several toll free support lines staffed by experienced personnel who answer general questions about the systems and solve operational difficulties. Technical and research development staff provide additional technical expertise to solve more complex issues and questions.


     The Company operates eight regional customer training, support and service facilities in: Atlanta, Georgia (three facilities); Lake Elmo, Minnesota; Los Angeles, California; Charlotte, North Carolina and Pittsburgh, Pennsylvania. Annual customer meetings are held at various times during the year, and newsletters are distributed to the Company's customers on a periodic basis.

CUSTOMERS

     The Company has installed more than 6,000 practice management systems, serving approximately 17,000 health care providers that range in practice size from one to more than 200 providers in all 50 states. The Company has customers in all major specialties and subspecialties. No single customer accounted for more than 3% of revenue during fiscal 1996 and 1997.

COMPETITION

     The practice management systems industry is highly competitive. There are numerous competitors, both regional and national, that market in this fragmented industry. The Company believes that the primary competitive factors in this market are service, support and customer satisfaction combined with price, functionality, user friendliness, ongoing product enhancements and the reputation and stability of the seller.

The Company believes that its principal competitive advantages are its commitment to providing the highest level of service and support, its offerings of feature-rich products customized to meet its customer's needs and size and its substantial installed customer base. The Company's principal competitors include other practice management system companies and local software resellers. In addition, the Company competes with certain national and regional companies which provide health care information systems and data processing which provide computerized billing, insurance processing and record management services to practices. Among the Company's principal competitors are IDX Systems Corporation, Medic Computer Systems, Inc., Medical Manager Corporation, Physician Computer Network, Inc. and Quality Systems, Inc. Certain of the Company's competitors have greater financial, development, technical, marketing and sales resources than the Company, although the Company believes that none of its competitors dominates the overall practice management systems market. Additionally, as the markets for the Company's products and services develop, additional competitors may enter those markets and competition may intensify. See "Risk Factors -- Competition."

PRODUCT PROTECTION

     The Company regards its software as proprietary. The Company enters into written license agreements with its customers which limit the use and copying of its software. "Shrink wrap" licenses are used in connection with certain end users sales. The Company relies principally on copyright law and trade secret protection to protect its proprietary software. The software usually is furnished in object code only, although source code licenses are granted in a limited number of situations. The Company has not applied for any patents for its software and does not believe that patent laws will be a source of protection of the Company's products. Employees and technical consultants of the Company are required to execute agreements providing for the confidentiality of information and the assignment to the Company of proprietary property. See "Risk Factors--Product Protection."

GOVERNMENT REGULATION

     Many aspects of the health care industry presently are subject to extensive federal and state government regulation. Certain of these laws and regulations are applicable to the record keeping and reporting requirements of health care providers. The Company will continue to modify its products to assist health care providers to comply with all applicable laws.

     The U.S. Food and Drug Administration (the "FDA") has jurisdiction under the 1976 Medical Device Amendments to the Federal Food, Drug, and Cosmetic Act (the "FDC Act") to regulate computer products and software as medical devices if they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans. It is unclear to what extent the Company's Digital Record Keeping System, when marketed with the Company's practice management applications, would be deemed to be a medical device subject to FDA regulation. The FDA has issued a draft policy statement under which manufacturers of medical image storage devices and related software are required to submit to the FDA premarket notification applications and otherwise comply with the requirements of the FDC Act applicable to medical devices. Recently, the FDA has initiated agency rulemaking which may exempt certain medical image management devices from premarket notification procedures, but there can be no assurance that such an exemption actually will be adopted and, if so, that the rulemaking will apply to the Company's products.

     Enforcement action can consist of warning letters, refusal to approve or clear products, revocation of approvals or clearances previously granted, civil penalties, product seizures, injunctions, recalls, operating restrictions and criminal prosecutions. Any enforcement action by the FDA could have a material adverse effect on the Company's ability to market its Digital Record Keeping System.

     The Health Insurance Portability and Accountability Act of 1996, signed into law by the President on August 21, 1996 requires that the Department of Health and Human Services ("HHS") study security provisions relating to electronic data transmission and make recommendations to Congress by August 21, 1997, regarding the development of standards to protect the privacy of individually identifiable health information. If Congress does not enact legislation by August 21, 1999, adopting standards for the privacy of health information, HHS must do so by regulation no later than February 21, 2000. The law also provides penalties for knowingly obtaining or disclosing individually identifiable health information. The Company cannot predict what impact, if any, such security provisions might have on its results of operations, financial condition, or business. See "Risk Factors -- Uncertainty in Health Care Industry; Government Regulation."

EMPLOYEES


     As of April 30, 1997, the Company employed 186 persons, including 27 in marketing and sales, 90 in customer support services, 26 in product research and development and 43 in administration, finance and management. None of the employees of the Company is represented by a labor union.


FACILITIES

     The Company leases nine facilities, having an aggregate of 53,409 square feet and located in: Atlanta, Georgia (four facilities); Lake Elmo, Minnesota; Los Angeles, California; Charlotte, North Carolina and Pittsburgh, Pennsylvania. Sales, product development and administrative functions are conducted at each facility. The leases have remaining terms ranging between one and five years. The Company believes that its facilities are adequate for its current needs, that suitable additional space will be available as required and that opportunities exist for the Company to consolidate operations in a manner that may reduce the Company's facilities requirements and rental costs.

LEGAL PROCEEDINGS

     The Company is not currently a party to any litigation that would have a material adverse effect on its business, results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The Company's executive officers and directors are as follows:

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Frederick L. Fine..........................  38    Chairman of the Board, President and Chief
                                                     Executive Officer (1)
James K. Price.............................  39    Executive Vice President and Director
Michael E. Warren..........................  43    Chief Financial Officer and Director
R. Ernest Chastain.........................  47    Vice President -- Sales and Marketing
Donald M. Rogers...........................  38    President, Desktop Division
M. Wayne George............................  56    President, Enterprise Division
Brad E. Schraut............................  36    President, Mid-Range Division
James D. Elliot............................  36    Director (1)(2)
Richard E. Perlman.........................  50    Director (1)(2)

---------------
(1) Member of the Audit Committee of the Board of Directors
(2) Member of the Compensation Committee of the Board of Directors

     The directors are elected annually by the stockholders and hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified or until their earlier resignation or removal.

     The business experience, principal occupation and employment, as well as the periods of service of each of the directors and executive officers of the Company during at least the last five years are set forth below:

     Frederick L. Fine is a founder of the Company. Mr. Fine has served as president of AMC since 1995 and as president of ICS since 1994. From 1993 to 1995, Mr. Fine served as executive vice president of AMC, and from 1985 to 1994 served as executive vice president of ICS, which he co-founded in 1985. From 1991 to 1993, Mr. Fine served as vice president of Newport Capital, Inc. ("Newport"), predecessor to AMC. Mr. Fine has served as a director of AMC, ICS and Newport throughout the terms of his employment by each company. From 1983 to 1985, Mr. Fine was a regional manager with Informatics General Corporation, a supplier of accounting software and from 1981 to 1983 was a sales representative with Moore Business Systems, a provider of practice management systems. Mr. Fine holds a B.S. in Economics from the University of Georgia.

     James K. Price is a founder of the Company. Mr. Price has served as executive vice president of AMC since 1995 and was vice president from 1993 to 1995. Mr. Price co-founded ICS and has served as its executive vice president since 1994, as vice president from 1987 to 1994 and as president from 1985 to 1987. In addition, from 1991 to 1993, Mr. Price was a vice president of Newport. Mr. Price has served as a director of AMC, ICS and Newport throughout the terms of his employment by each company. From 1983 to 1985, Mr. Price was health care sales manager of Executive Business Systems, a practice management systems supplier, and from 1981 to 1983 was a sales representative with Moore Business Systems. Mr. Price holds a B.A. in Marketing from the University of Georgia.

     Michael E. Warren, since joining AMC in August 1994, has served as its vice president of operations and as chief financial officer. From 1992 to 1994, Mr. Warren was director of provider systems at Millennium Healthcare, a supplier of electronic health care services. From 1986 to 1992, Mr. Warren was director of the Computer Risk Management Practice in the Southeast of Arthur Andersen, LLP. From 1983 to 1986, Mr. Warren worked as Manager of Systems Auditing for NationsBank, and from 1980 to 1983 was an accountant with Coopers & Lybrand, LLP. Mr. Warren holds a Masters in Business Information Systems from Georgia State University and a B.A. in Accounting from the University of Georgia. Mr. Warren is a CPA, a member of the AICPA and a member of the Georgia Society of CPAs.

     R. Ernest Chastain joined AMC in November 1996. From 1994 until his employment by AMC he served as vice president of sales of Quality Systems, Inc., a health care practice management company; and from 1993 to 1994, Mr. Chastain served as vice president of sales for ELCOMP, Inc., a health care practice management company; and from 1983 to 1986, Mr. Chastain served as regional vice president for Contel Business Systems, Inc., a supplier of practice management systems, which was acquired in 1986 by Versyss, Inc., another practice management system supplier. From 1986 to 1992, Mr. Chastain served as vice president of sales management for Versyss, Inc. Mr. Chastain holds a B.A. in Marketing from the University of Georgia.

     Donald M. Rogers is a founder of DR Software and has served as its president since its formation in 1984. From 1983 to 1984, Mr. Rogers was an account manager at HBO & Company, health care software company, and from 1980 to 1983 was a systems analyst at NCR Corporation, a computer hardware manufacturer. Mr. Rogers holds a B.S. in Management from the State University of New York at Buffalo.

     M. Wayne George is the founder of Millard-Wayne and has served as its president and chief executive officer since its formation in 1977. From 1975 to 1977, Mr. George was a principal of Dynamic Control Corp, a hospital information systems developer. From 1971 to 1975, Mr. George served in sales and marketing capacities for General Systems Division of IBM. Mr. George holds a B.S. in Industrial Management from the Georgia Institute of Technology.

     Brad E. Schraut has served as the president of Rovak, Inc. since 1993. From 1985 to 1993, Mr. Schraut served as Rovak's vice president and was one of the original founders of the company. From 1984 to 1985 Mr. Schraut was General Manager of the Los Angeles plant of Scientific Coatings, Inc.

     James D. Elliott has been the president of GE Integrated Technology Solutions ("GE") since March, 1997 and its executive vice president and general manager since August 1996. Prior to his current employment, Mr. Elliott co-founded Universal Data Consultants, Inc., a systems integrator, in 1983 and served as its president from 1983 until it was purchased by an affiliate of GE in July 1996. Mr. Elliott holds a B.S. in Economics from the University of Georgia.

     Richard E. Perlman is the founder of Compass Partners, L.L.C., a merchant banking and financial advisory firm specializing in corporate restructuring and middle market companies and has served as its president since its inception in May 1995. From 1991 to 1995, Mr. Perlman was executive vice president of Matthew Stuart & Co., Inc., an investment banking firm. Mr. Perlman received a B.S. in Economics from The Wharton School of The University of Pennsylvania and a Masters in Business Administration from the Columbia University Graduate School of Business.

EXECUTIVE COMPENSATION

     InfoCure was incorporated in November 1996 and has not conducted any operations prior to the Offering; however, the Company anticipates that during fiscal 1998 annualized base salaries of the chief executive officer and the five other most highly compensated officers will be as follows: Mr. Fine at $125,000, Mr. Price at $125,000, Mr. Chastain at $125,000, Mr. Schraut at $110,000, Mr. Rogers at $110,000 and Mr. George at $110,000. No compensation is payable to directors for services rendered in such capacity.

STOCK OPTIONS

     In October 1996, AMC adopted and issued stock options under AMC's 1996 Stock Option Plan (the "AMC Plan"). All stock options outstanding under the AMC Plan at the time of the consummation of the Offering will be assumed by the Company; however, no additional stock options under the AMC Plan will be granted thereafter. In addition, InfoCure's Board of Directors has adopted the InfoCure Corporation 1996 Stock Option Plan (the "Company's Plan"), subject to stockholder approval, and intends to grant stock options to certain key employees thereunder. A maximum of 800,000 shares of Common Stock may be issued under the Company's Plan.

     The Company's Plan and the AMC Plan (collectively, the "Stock Option Plans") each provide for the granting to key employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting of nonstatutory stock options to employees and consultants. The Stock

Option Plans are administered by the board of directors, or a committee thereof, which determines the term of the option grant, exercise price, number of shares subject to the option, the vesting schedule and the form of consideration payable upon its exercise.

     Options granted under the Stock Option Plans are not transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee. The exercise price of all incentive stock options granted under the Stock Option Plans must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the outstanding common stock of the issuer, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of the option must not exceed five years. The term of all options granted under the Stock Option Plans may not exceed ten years. Stock options may be granted within ten years of the adoption of the Stock Option Plan by the board of directors.

     All stock options under the Stock Option Plans granted in 1996 and to be granted to executive officers upon the consummation of the Acquisitions shall expire seven years after the date of grant and vest 25% on each anniversary date of an option grant, thus becoming fully exercisable on the fourth anniversary of its grant. The board of directors determines the fair market value of the common stock on the date of grant. If the executive officer's employment is terminated for any reason, except a change in control, prior to the vesting of the option, that portion of the option which has not vested shall be terminated. Upon a change in control of the Company, all options become fully vested.


     As of the date of this Prospectus, options to purchase the equivalent of 129,761 shares of Common Stock were outstanding under the AMC Plan at an equivalent weighted average exercise price of $4.18 per share. No stock options granted to date to key employees under the AMC Plan will vest before October 1, 1997. It is contemplated that no additional stock options will be granted under the AMC Plan. To date, no stock options have been granted under the Company's Plan.



     Michael E. Warren, chief financial officer, was granted two non-qualified stock options upon his employment with AMC in September 1994. One option, for the equivalent of 29,830 shares of Common Stock for an aggregate consideration of $500, was exercised in 1996. The other option, for the equivalent of 29,830 shares of Common Stock at an exercise price of $1.68 per share, is exercisable at any time prior to September 25, 2000. The stock options granted to Mr. Warren, to the extent not exercised prior to the consummation of the Offering, will be assumed by the Company. These stock options were not granted under a stock option plan under which other persons were granted stock options.


     The Company intends to file a registration statement covering the shares of Common Stock which may be acquired under the Stock Option Plans and the option granted to Michael E. Warren within 180 days from the date of consummation of the Offering.

EMPLOYMENT AGREEMENTS

     The Company will either enter into employment agreements or assume employment agreements entered into by AMC with all persons who will become executive officers of the Company upon the consummation of the Offering.

     The Company will enter into five-year employment agreements with Frederick
L. Fine and James K. Price concurrently with the consummation of the Acquisitions. Each agreement will provide for an annual base salary of $125,000 and a severance payment equal to the then-current annual base salary rate upon the termination of employment by the Company without cause and a voluntary termination in the event of a change in control of the Company following the consummation of the Offering.

     Michael E. Warren entered into a three-year employment agreement with AMC on September 23, 1994. His current annual base salary is $95,000. In addition, he was granted the two stock options described above. Upon consummation of the AMC Merger, the Company shall assume the obligations of AMC under this employment agreement. See "Business -- Stock Options."

     R. Ernest Chastain, upon his employment with AMC in November 1996, entered into a two-year employment agreement at an annual base salary of $125,000. At that time he was granted an incentive stock option to acquire the equivalent of 80,541 shares of Common Stock at an exercise price of $4.18 per share. Upon consummation of the AMC Merger, the Company shall assume the obligations of AMC under this employment agreement.


     The Company will enter into two-year employment agreements with M. Wayne George, Donald M. Rogers and Brad Schraut upon the consummation of the Acquisitions, each of which will provide an annual base salary of $110,000, In addition, each agreement will grant the employee a seven-year incentive stock option with an exercise price equal to the fair market value of the Common Stock at the time the stock option is granted. The number of shares for which such stock options will be exercised has not been determined at this time.

     Each of the foregoing employment agreements has, or will have, a covenant that the executive may not compete with the Company for a period of one year following termination of employment. In addition, certain executive officers, who are stockholders of a Founding Business, may not compete with such Founding Business for a period of five years following the consummation of the Acquisition.

     The Company has not adopted a formal bonus plan. However, all executive officers of the Company are eligible for a bonus depending upon their individual performance and the performance of the Company to be awarded at the sole discretion of the Board of Directors.

INDEMNIFICATION

     Pursuant to the Company's Certificate of Incorporation and By-laws, officers and directors of the Company shall be indemnified by the Company to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers or directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in the best interests of the Company, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Securities Act. The Company and the Underwriters have agreed to indemnify each other (including officers and directors) against certain liabilities, including liabilities under the Securities Act. See "Underwriting." Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock, after giving effect to the Acquisitions, by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each named executive officer of the Company (iii) each director and person who is or will become a director upon the consummation of the Offering and (iv) all directors and executive officers as a group. Except as otherwise indicated, each named beneficial owner has sole voting and investment power with respect to the shares listed.


                                                                           PERCENTAGE OF OUTSTANDING
                                                            AMOUNT AND        COMMON STOCK OWNED
                                                            NATURE OF     ---------------------------
                                                            BENEFICIAL       BEFORE         AFTER
                          NAME                             OWNERSHIP(1)     OFFERING     OFFERING(2)
                          ----                             ------------   ------------   ------------
Norson's International, LLC (3)(4).......................     544,027         16.6%           9.5%
Frederick L. Fine (3)(5).................................     409,434         12.5            7.2
James K. Price (3)(6)....................................     409,434         12.5            7.2
Robert L. Fine (3).......................................     314,235          9.6            5.5
William A. Baker (3).....................................     213,949          6.5            3.7
W. K. Price (3)(7).......................................     203,249          6.2            3.6
Michael E. Warren........................................      73,115          2.2            1.3
James D. Elliott.........................................      19,887            *              *
Richard E. Perlman (8)...................................     139,873          4.1            2.4
All directors and executive officers as a group (9
  persons)...............................................   1,240,995         36.4%          21.2%


---------------

 *  Indicates less than 1%.
(1) Includes shares subject to outstanding options, which options are exercisable on the date hereof, and includes all shares of Common Stock beneficially owned by Compass Partners, L.L.C. ("Compass").
(2) Assumes no exercise of the Underwriters' over-allotment option to purchase up to 300,000 shares of Common Stock from certain stockholders. See "Underwriting." It is contemplated that if the over-allotment option is exercised in full, Robert L. Fine will sell 136,615 shares, W.K. Price will sell 88,390 shares and Norson's International, LLC ("Norson's") will sell 74,995 shares of Common Stock. The Company will not receive any proceeds from the sale of Common Stock by these stockholders.
(3) Frederick L. Fine's and James K. Price's address is 2970 Clairmont Road, Suite 950, Atlanta, Georgia 30329; Norson's address is 1411 Rouse Lane, Suite 201, Roswell, Georgia 30076; Robert L. Fine's address is 7675 Fox Court, Duluth, Georgia 30155; William A. Baker's address is 781 Brentwood Trail, Atlanta, Georgia 30201 and W. K. Price's address is 3987 Land O' Lakes Drive, Atlanta, Georgia 30342.

(4) Excludes 28,577 shares of Common Stock and a warrant (which warrant is exercisable on the date hereof) to acquire 111,296 Equivalent Shares of Common Stock owned by Compass, of which Norson's has shared dispositive powers with Richard E. Perlman, a director of the Company.


(5) Includes 3,580 shares of Common Stock owned as custodian for his children and 1,193 shares of Common Stock held in a charitable trust over which he has sole voting and investment power.


(6) Includes 3,225 shares of Common Stock over which he has sole voting power.


(7) Includes 6,450 shares of Common Stock over which he has sole voting power.


(8) Includes 28,577 shares and a warrant (which warrant is exercisable on the date hereof) to acquire 111,296 Equivalent Shares of Common Stock owned by Compass, in which Mr. Perlman has a majority interest and over which Mr. Perlman and Norson's have shared dispositive powers.


                              CERTAIN TRANSACTIONS

THE ACQUISITIONS

     In connection with the Acquisitions, and as consideration for their ownership interests in the Founding Businesses, certain persons who are, or are to become, executive officers of the Company upon the consummation of the Acquisitions or the holders of more than 5% of the outstanding shares of Common Stock of the Company will receive shares of Common Stock and cash as follows:
Frederick L. Fine, 404,661 shares of Common Stock; James K. Price, 406,209 shares of Common Stock; Robert L. Fine, 314,235 shares of Common Stock; William
A. Baker, 213,949 shares of Common Stock; W. K. Price, 196,799 shares of Common Stock; Michael E. Warren, 43,285 shares of Common Stock and an option to acquire 29,830 shares of Common Stock; Norson's, 544,027 shares of Common Stock; Donald
M. Rogers, 71,193 shares of Common Stock and approximately $2.1 million in cash;
M. Wayne George, 23,357 shares of Common Stock and approximately $1.1 million in cash; and Brad Schraut, approximately 39,744 shares of Common Stock and approximately $219,000 in cash. Robert L. Fine is the father of Frederick L. Fine. W. K. Price is the father of James K. Price. If Millard-Wayne meets certain financial criteria after the Offering, Wayne George may receive up to an additional 23,357 shares of Common Stock. If Rovak achieves certain financial criteria after the Offering, Brad Schraut may receive up to 41,577 shares of Common Stock. In addition, Rovak leases 7,500 square feet of office space from an entity in which Brad Schraut, an executive officer of the Company, has a 26% equity interest. The annual rental is $90,000 plus taxes and insurance. The lease may be terminated by either party in June 2000. The Company believes that the rental rate is comparable to a rate that could be obtained from an independent third party. Pursuant to certain agreements to be entered into in connection with the Acquisitions, Messrs. George, Rogers and Schraut of the Founding Businesses have agreed not to compete with the Company for five years, commencing on the date of consummation of the Offering. See "The Company -- The Acquisitions" and "Risk Factors -- Dependence on Key Employees."


COMPASS


     In June 1996, pursuant to a written agreement, AMC engaged Compass to render financial advisory services in connection with AMC's acquisition program. Compass received an initial retainer of $15,000 and a monthly retainer of $5,000 per month commencing July 1, 1996, and $10,000 per month from October 1, 1996 through June 30, 1997. As compensation for services, Compass received the equivalent of 28,577 shares of Common Stock and a warrant exercisable within five years to purchase the equivalent of 111,296 shares of Common Stock at an exercise price equal to the AMC stock price as of the date of the agreement ($1.09 per Equivalent Share of Common Stock) subject to the consummation of the Acquisitions. In addition, pursuant to the agreement, Compass will receive approximately $410,000 upon the consummation of the Acquisitions. Mr. Perlman, a director of the Company, is the president and founder of Compass and holds a majority equity interest in Compass. In addition, Compass shall be entitled to a fee of $200,000 in the event a definitive line of credit agreement is entered into by the Company with FINOVA. "See Use of Proceeds."


NORSON'S


     In July 1996, AMC sold to Norson's 104,563 Equivalent Shares of Common Stock for $50,000 and, in November 1996, AMC sold Norson's 439,464 Equivalent Shares of Common Stock for $750,000. The sale of common stock of AMC to Norson's were made by AMC pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. Norson's entered into an agreement wherein it represented that it was acquiring the securities for its own account and not with a view to the distribution of such securities. Norson's is a personal investment company and is considered to be a sophisticated investor.


LOAN BY ROBERT L. FINE

     In April 1995, Robert L. Fine loaned AMC $94,500 in exchange for a promissory note bearing interest at 12% and payable in a balloon payment of principal and interest in April 1997. The payment date has been extended to June 30, 1997. The Company intends to repay this loan in from the proceeds of this Offering. See "Use of Proceeds."

RELEASE OF STOCKHOLDERS' GUARANTY

     In November 1996, AMC, ICS, Robert L. Fine, Frederick L. Fine, W.K. Price, James K. Price and William A. Baker entered into a termination agreement (the "Termination Agreement") with MDP Corporation ("MDP") and Jonathan J. Oscher, pursuant to which, upon consummation of the Offering, Robert L. Fine, Frederick
L. Fine, W.K. Price, James K. Price and William A. Baker will be released from their obligation to pay a termination fee to MDP if the agreement whereby MDP agreed to act as an electronic claims processing clearinghouse for ICS is terminated for certain events. In addition, Robert L. Fine and W.K. Price had secured such obligation with certain real estate parcels with an approximate value of $300,000, and the Termination Agreement will release these parcels from such security upon consummation of the Offering. As of the date of this Prospectus, the termination fee, if triggered, would total approximately $227,000. The Termination Agreement shall be null and void if the Offering is not consummated on or before June 30, 1997.


                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of InfoCure consists of 17,000,000 shares of capital stock, consisting of 15,000,000 shares of Common Stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). As of May 31, 1997, there were 100 shares of Common Stock of InfoCure outstanding, 50 shares held of record by each of Frederick L. Fine and James K. Price. The outstanding shares of Common Stock are, and the shares to be issued pursuant to the offering will be, fully paid and nonassessable. No shares of Preferred Stock are outstanding or are to be issued in connection with the Acquisitions.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share held of record on each matter submitted to a vote of stockholders. The holders of Common Stock have no cumulative voting rights, no pre-emptive rights and no rights to convert their shares of Common Stock into any other securities. Because holders of Common Stock do not have cumulative voting rights, the holders of the majority of the shares of Common Stock represented at the annual meeting of stockholders can elect all the directors. Under Delaware law, the affirmative vote of a majority of the outstanding shares of Common Stock is necessary for certain corporate actions, including merger or consolidation with another corporation, sale or other disposition of all or substantially all of the Company's property and assets and voluntary dissolution of the Company. Delaware law allows the Company to establish a higher percentage of stockholder approval necessary to take such corporate action.

     Holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends. The Company does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

     Upon dissolution, liquidation or sale of all or substantially all of the assets of the Company, and after payment in full of all amounts required to be paid to creditors and liquidation preferences, if any, the holders of the Common Stock will be entitled to receive pro rata the net assets of the Company available for distribution.

PREFERRED STOCK

     The Board of Directors is authorized by the Company's Certificate of Incorporation, without any action of the stockholders, to issue one or more classes and series of Preferred Stock with respect to which the Board of Directors may determine voting, conversion, redemption and other rights which could adversely affect the rights of holders of Common Stock. The rights of the holders of the Common Stock would generally be subject to the prior rights of the Preferred Stock with respect to dividends, liquidation preferences and other matters. Among other things, Preferred Stock could be issued by the Company to raise capital or to finance acquisitions. The issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of the Company. There are no agreements or understandings for the issuance of Preferred Stock, and the Company has no present plans to issue any shares of Preferred Stock.

DELAWARE ANTI-TAKEOVER LAW

     Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock or (iii) on or after such date, the business combination is approved by the board of directors and by the affirmative vote of at least
66 2/3 of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT

     The transfer agent for the Common Stock of the Company is American Stock Transfer & Trust, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon the consummation of the Acquisitions and the Offering, the Company will have 5,720,164 shares of Common Stock outstanding. In addition, outstanding stock options and a warrant to acquire 147,837 shares of Common Stock are immediately exercisable as of the date of this Prospectus. The Company, its executive officers and directors and stockholders holding more than 5% of the outstanding Common Stock who hold an aggregate of 2,505,463 shares of Common Stock (including the right to acquire 141,126 shares of Common Stock pursuant to immediately exercisable stock options and a warrant), have agreed with the Underwriters not to offer or dispose of, directly or indirectly, without the prior written consent of Josephthal Lyon & Ross Incorporated, any of the remaining Common Stock held by them for a period of six months (the "Lock-Up Period") following the date the public trading of the Common Stock commences. In addition, holders of more than 5% of the outstanding shares of Common Stock, which hold 2,519,455 shares, have agreed for a period of three months following expiration of the Lock-Up Period, not to offer or dispose of any shares of Common Stock, except with respect to shares of Common Stock being sold in connection with the Offering. The Company may issue shares of Common Stock in connection with acquisitions or upon the exercise of stock options. Josephthal Lyon & Ross Incorporated has no current intention to waive or shorten the Lock-Up Period. See "Risk Factors -- Substantial Shares Eligible for Future Sale."


     In general, under Rules 144 and 145, a person (or group of persons whose shares are aggregated) who are "affiliates" (as defined in Rule 144) of the Company or the Founding Businesses, will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the forwarding of the notice of proposed sale to the Commission. The sales are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Under Rule 145, the restrictions applicable to persons who were "affiliates" of the Founding Businesses but do not become "affiliates" of the Company shall extend for one year upon the consummation of the Acquisitions, persons who were not "affiliates" of the Founding Businesses and who have not been "affiliates" of the Company for the 90 days preceding a sale will be entitled to sell such shares in the public market without restriction. Securities properly sold in reliance upon Rules 144 and 145 are thereafter freely tradeable without restrictions or registration under the Securities Act, unless thereafter held by an "affiliate" of the Company.

     Prior to the Offering, there has been no public market for the Common Stock, and no predictions can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the

Company's Common Stock in the public market could adversely affect market prices. See "Risk Factors -- Substantial Shares Eligible for Future Sale."

                                 LEGAL MATTERS


     The validity of the issuance of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company and the Selling Stockholders by Glass, McCullough, Sherrill & Harrold, LLP, 1409 Peachtree Street, N.E., Atlanta, Georgia 30309. Ugo F. Ippolito, a partner of the firm, owns 2,386 Equivalent Shares of Common Stock.


                                    EXPERTS

     The historical financial statements as indicated on pages F-1 and F-2 of this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in its reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items were omitted in accordance with the rules and regulations of the Commission. Any interested party may inspect the Registration Statement without charge at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and may obtain copies of all or any part of it from the Commission upon payment of the fees prescribed by the Commission. Statements contained herein which refer to a document as filed as an exhibit to the Registration Statement are qualified in their entirety by reference to the copy of such document filed with the Commission.

     Following the effectiveness of the Registration Statement, the Company will be subject to the information requirements of the Securities Exchange Act of 1934, (the "Exchange Act"), and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy statements and other information regarding the Company at http://www.sec.gov. AMC has filed reports and other information with the Commission pursuant to the Exchange Act.

                              INFOCURE CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                               PAGE
                                                               ----
INFOCURE CORPORATION AND FOUNDING BUSINESSES
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
  Basis of Presentation.....................................    F-3
  Pro Forma Combined Balance Sheet as of April 30, 1997.....    F-4
  Pro Forma Combined Statement of Operations for the three
     months ended April 30, 1997............................    F-6
  Pro Forma Combined Statement of Operations for the year
     ended January 31, 1997.................................    F-7
  Pro Forma Combined Statement of Operations for the year
     ended January 31, 1996.................................    F-8
  Notes to Unaudited Pro Forma Combined Financial
     Statements.............................................    F-9
INFOCURE CORPORATION
  Report of Independent Certified Public Accountants........   F-13
  Balance Sheet.............................................   F-14
  Notes to Balance Sheet....................................   F-15
AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES
  Report of Independent Certified Public Accountants........   F-16
  Consolidated Balance Sheets...............................   F-17
  Consolidated Statements of Operations.....................   F-18
  Consolidated Statements of Stockholders' Equity (Capital
     Deficit)...............................................   F-19
  Consolidated Statements of Cash Flows.....................   F-20
  Notes to Consolidated Financial Statements................   F-21
KCOMP MANAGEMENT SYSTEMS, INC.
  Report of Independent Certified Public Accountants........   F-31
  Balance Sheets............................................   F-32
  Statements of Operations..................................   F-33
  Statements of Changes in Stockholders' Equity.............   F-34
  Statements of Cash Flows..................................   F-35
  Notes to Financial Statements.............................   F-36
MILLARD-WAYNE, INC.
  Report of Independent Certified Public Accountants........   F-40
  Balance Sheets............................................   F-41
  Statements of Operations and Retained Earnings............   F-42
  Statements of Cash Flows..................................   F-43
  Notes to Financial Statements.............................   F-44
HEALTH CARE DIVISION (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA,
  INC.)
  Report of Independent Certified Public Accountants........   F-48
  Balance Sheets............................................   F-49
  Statements of Operations..................................   F-50
  Statements of Cash Flows..................................   F-51
  Notes to Financial Statements.............................   F-52
ROVAK, INC.
  Report of Independent Certified Public Accountants........   F-58
  Balance Sheets............................................   F-59
  Statements of Operations and Accumulated Deficit..........   F-60
  Statements of Cash Flows..................................   F-61
  Notes to Financial Statements.............................   F-62

                              INFOCURE CORPORATION

                                                               PAGE
                                                               ----
DR SOFTWARE, INC.
  Report of Independent Certified Public Accountants........   F-68
  Balance Sheets............................................   F-69
  Statements of Operations..................................   F-70
  Statements of Stockholders' Equity........................   F-71
  Statements of Cash Flows..................................   F-72
  Notes to Financial Statements.............................   F-73

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION
                                  (UNAUDITED)

     The following pro forma combined financial statements give effect to the acquisition by InfoCure Corporation of six businesses (the "Founding Businesses", collectively, the "Company"). The Founding Businesses are (i) International Computer Solutions, Inc. ("ICS"), a subsidiary of AMC, (ii) Health Care Division, Inc. ("HCD"), a subsidiary of AMC founded in November 1996 to acquire the assets of Health Care Division of Info Systems of North Carolina, Inc., (iii) Millard-Wayne, Inc. ("Millard-Wayne"), (iv) DR Software, Inc. ("DR Software"), (v) KComp Management Systems, Inc. ("KComp") and (vi) Rovak, Inc. ("Rovak"). The merger of AMC with and into InfoCure Corporation will occur contemporaneously with the closing of the Company's initial public offering (the "Offering"). Prior to the AMC Merger, AMC will have acquired HCD and Millard-Wayne. AMC is considered the predecessor to the Company and this transaction will be accounted for as a combination at historical cost for accounting purposes. The remaining acquisitions will also be treated as occurring simultaneously with the closing and will be accounted for as purchases at estimated fair value for accounting purposes.


     Inasmuch as AMC is the predecessor to the Company, the Unaudited Pro Forma Combined Financial Statements are presented on AMC's reporting period. The Founding Businesses report on a calendar year, except for HCD, which reported on a June 30 year and was acquired by AMC December 3, 1996, and KComp, which has a March 31 year-end. The Pro Forma Combined Balance Sheet as of April 30, 1997 includes the balance sheet of AMC at that date (including HCD) and the balance sheets of the Founding Businesses (except for HCD) as of March 31, 1997. The Pro Forma Combined Statements of Operations for the three months ended April 30, 1997 and the years ended January 31, 1997 and 1996 include the statements of operations for AMC for the respective periods and the statements of operations for the Founding Businesses for the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995. HCD's statement of operations data for the period ended December 31, 1996 has been adjusted to reflect the fact that its operations since December 3, 1996 are incorporated in AMC's Statement of Operations for its year ended January 31, 1997. These statements are based on historical financial statements of the Founding Businesses, updated as appropriate, included elsewhere in this Prospectus and the estimates and assumptions set forth below and in the notes to the Unaudited Pro Forma Combined Financial Statements of the Company.



     The Unaudited Pro Forma Combined Balance Sheet gives effect to the Acquisitions and the Offering as if they had occurred on April 30, 1997. The Unaudited Pro Forma Combined Statements of Operations give effect to these transactions as if they had occurred at the beginning of each period presented.


     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein do not purport to represent what the Company's financial position or results of operations would have actually been had such events occurred at the beginning of the periods presented, as assumed, or to project the Company's financial position or results of operations for any future period or the future results of the Company. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. Also see "Risk Factors" included elsewhere in this Prospectus.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

                      PRO FORMA COMBINED BALANCE SHEET (1)

                              AS OF APRIL 30, 1997

                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                   DR                       MILLARD-
                                                        AMC     SOFTWARE   KCOMP   ROVAK     WAYNE
                                                      -------   --------   -----   ------   --------
ASSETS:
Current assets:
  Cash and cash equivalents.........................  $   232    $  198    $  12   $   --     $  7
  Accounts receivable, net..........................      294       275       40      245      353
  Inventory.........................................       --        85       --      191       --
  Deferred tax assets...............................       --        --        7       --       74
  Prepaid expenses and other........................       75        80       22      645        4
                                                      -------    ------    -----   ------     ----
          Total current assets......................      601       638       81    1,081      438
Property and equipment, net.........................       81       152       78      359      110
Capitalized software costs, net.....................       48       744      255       --      343
Goodwill, net.......................................    1,983        --      410       --       --
Deferred acquisition costs..........................      946        --       --       --       --
Deferred tax assets.................................      903        --       --      140       --
Other...............................................       54        --       --      221       16
                                                      -------    ------    -----   ------     ----
          Total assets..............................  $ 4,616    $1,534    $ 824   $1,801     $907
                                                      =======    ======    =====   ======     ====
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current liabilities:
  Notes payable to bank.............................  $    --    $   70    $  30   $  438     $ --
  Other notes payable...............................       --        --       --       --       72
  Current portion of long-term debt.................       50         9      243      241      145
  Accounts payable..................................      626        69      153      365      185
  Accrued expenses..................................      463       152      125       83       58
  Deferred revenue and customer deposits............      802     1,203       98      233      352
                                                      -------    ------    -----   ------     ----
          Total current liabilities.................    1,941     1,503      649    1,360      812
Other notes payable.................................    1,606        --       --       84       --
Long term debt, less current portion................      684        17       --      458       15
                                                      -------    ------    -----   ------     ----
          Total liabilities.........................    4,231     1,520      649    1,902      827
                                                      -------    ------    -----   ------     ----
Stockholders' equity (deficit):
  Common stock......................................       56        52        4      158        1
  Stock purchase warrant............................       80        --       --       --       --
  Additional paid-in capital........................    3,739        --       41       --       43
  (Deficit) retained earnings.......................   (3,325)      (38)     130     (259)      36
  Treasury stock....................................     (165)       --       --       --       --
                                                      -------    ------    -----   ------     ----
          Total stockholders' equity (deficit)......      385        14      175     (101)      80
                                                      -------    ------    -----   ------     ----
          Total liabilities and stockholders' equity
            (deficit)...............................  $ 4,616    $1,534    $ 824   $1,801     $907
                                                      =======    ======    =====   ======     ====


---------------

(1) Pro forma amounts for InfoCure Corporation have not been included as such amounts are insignificant.

  See accompanying notes to unaudited pro forma combined financial statements.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

                                                               PRO FORMA ADJUSTMENTS          TOTAL
                                                            ----------------------------    PRO FORMA
                                                 SUBTOTAL      A          B         C      ADJUSTMENTS    TOTAL
                                                 --------   --------   -------   -------   -----------   -------
ASSETS:
Current assets:
  Cash and cash equivalents....................  $   449    $ (4,942)  $(2,848)  $ 9,238     $ 1,448     $ 1,897
  Accounts receivable, net.....................    1,207                    --        --          --       1,207
  Inventory....................................      276          --        --        --          --         276
  Deferred tax assets..........................       81          --        --        --          --          81
  Prepaid expenses and other...................      826        (538)       --        --        (538)        288
                                                 -------    --------   -------   -------     -------     -------
         Total current assets..................    2,839      (5,480)   (2,848)    9,238         910       3,749
Property and equipment, net....................      780          --        --        --          --         780
Capitalized software costs, net................    1,390          --        --        --          --       1,390
Goodwill, net..................................    2,393       9,337       410        --       9,747      12,140
Deferred acquisition costs.....................      946        (946)       --        --        (946)         --
Deferred tax assets............................    1,043          --        --        --          --       1,043
Other..........................................      291          --        --        --          --         291
                                                 -------    --------   -------   -------     -------     -------
         Total assets..........................  $ 9,682    $  2,911   $(2,438)  $ 9,238     $ 9,711     $19,393
                                                 =======    ========   =======   =======     =======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current liabilities:
  Notes payable to bank........................  $   538    $     --   $  (438)  $    --     $  (438)    $   100
  Other notes payable..........................       72          --        --        --          --          72
  Current portion of long-term debt............      688          --      (365)       --        (365)        323
  Accounts payable.............................    1,398                    --        --                   1,398
  Accrued expenses.............................      881         360       (35)       --         325       1,206
  Deferred revenue and customer deposits.......    2,688          --      (227)       --        (227)      2,461
                                                 -------    --------   -------   -------     -------     -------
         Total current liabilities.............    6,265         360    (1,065)       --        (705)      5,560
Other notes payable............................    1,690      (1,000)     (690)       --      (1,690)         --
Long-term debt, less current portion...........    1,174          --      (683)       --        (683)        491
                                                 -------    --------   -------   -------     -------     -------
         Total liabilities.....................    9,129        (640)   (2,438)       --      (3,078)      6,051
                                                 -------    --------   -------   -------     -------     -------
Stockholders' equity (deficit):
  Common stock.................................      271        (267)       --         2        (265)          6
  Stock purchase warrant.......................       80          --        --        --          --          80
  Additional paid-in capital...................    3,823       3,522        --     9,236      12,758      16,581
  (Deficit) retained earnings..................   (3,456)        131        --        --         131      (3,325)
  Treasury stock...............................     (165)        165        --        --         165          --
                                                 -------    --------   -------   -------     -------     -------
         Total stockholders' equity
           (deficit)...........................      553       3,551        --     9,238      12,789      13,342
                                                 -------    --------   -------   -------     -------     -------
         Total liabilities and stockholders'
           equity (deficit)....................  $ 9,682    $  2,911   $(2,438)  $ 9,238     $ 9,711     $19,393
                                                 =======    ========   =======   =======     =======     =======


---------------

(1) Pro forma amounts for InfoCure Corporation have not been included as such amounts are insignificant.

  See accompanying notes to unaudited pro forma combined financial statements.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

                 PRO FORMA COMBINED STATEMENT OF OPERATIONS (1)

                       THREE MONTHS ENDED APRIL 30, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                          DR                       MILLARD-
                                                               AMC     SOFTWARE   KCOMP   ROVAK     WAYNE
                                                              ------   --------   -----   ------   --------
Revenues:
  Systems and software sales................................  $  681    $ 403     $ 91    $  835     $ 65
  Maintenance and support...................................     809      370      402       170      329
  Other.....................................................      --       --       --       175        9
                                                              ------    -----     ----    ------     ----
        Total revenues......................................   1,490      773      493     1,180      403
Cost of revenues............................................     673      174       53       464       22
                                                              ------    -----     ----    ------     ----
Gross profit................................................     817      599      440       716      381
                                                              ------    -----     ----    ------     ----
Operating expenses:
  Selling, general and administrative.......................     805      562      291       549      400
  Depreciation..............................................      13       14       13        24        9
  Amortization..............................................      48       43       20        --       32
                                                              ------    -----     ----    ------     ----
        Total operating expenses............................     866      619      324       573      441
                                                              ------    -----     ----    ------     ----
Gross operating income (loss)...............................     (49)     (20)     116       143      (60)
                                                              ------    -----     ----    ------     ----
Other expense (income):
  Interest expense..........................................      61        2        8        33        7
  Other.....................................................      (4)      (5)      --        --       --
                                                              ------    -----     ----    ------     ----
        Total other expense (income)........................      57       (3)       8        33        7
                                                              ------    -----     ----    ------     ----
Income (loss) before taxes..................................    (106)     (17)     108       110      (67)
Taxes (benefit).............................................     (32)      --       42        45      (12)
                                                              ------    -----     ----    ------     ----
        Net income (loss)...................................  $  (74)   $ (17)    $ 66    $   65     $(55)
                                                              ======    =====     ====    ======     ====



                                                                           PRO FORMA ADJUSTMENTS         TOTAL
                                                                        ---------------------------    PRO FORMA
                                                             SUBTOTAL    D       E      F       G     ADJUSTMENTS   TOTAL
                                                             --------   ----   -----   ----   -----   -----------   ------
Revenues:
  Systems and software sales...............................   $2,075    $ --   $  --   $ --   $  --      $  --      $2,075
  Maintenance and support..................................    2,080      --      --     --                 --       2,080
  Other....................................................      184      --      --     --      --         --         184
                                                              ------    ----   -----   ----   -----      -----      ------
        Total revenues.....................................    4,339      --      --     --      --         --       4,339
Cost of revenues...........................................    1,386      --      --     --      --         --       1,386
                                                              ------    ----   -----   ----   -----      -----      ------
Gross profit...............................................    2,953      --      --     --      --         --       2,953
                                                              ------    ----   -----   ----   -----      -----      ------
Operating expenses:
  Selling, general and administrative......................    2,607      --      --     --    (313)      (313)      2,294
  Depreciation.............................................       73      --     (20)    --      --        (20)         53
  Amortization.............................................      143      --     134     --      --        134         277
                                                              ------    ----   -----   ----   -----      -----      ------
        Total operating expenses...........................    2,823      --     114     --    (313)      (199)      2,624
                                                              ------    ----   -----   ----   -----      -----      ------
Gross operating income (loss)..............................      130      --    (114)    --     313        199         329
                                                              ------    ----   -----   ----   -----      -----      ------
Other expense (income):
  Interest expense.........................................      111      --      --    (88)     --        (88)         23
  Other....................................................       (9)     --      --     --      --         --          (9)
                                                              ------    ----   -----   ----   -----      -----      ------
        Total other expense (income).......................      102      --      --    (88)     --        (88)         14
                                                              ------    ----   -----   ----   -----      -----      ------
Income (loss) before taxes.................................       28      --    (114)    88     313        287         315
Taxes (benefit)............................................       43     (32)     (2)    34     122        122         165
                                                              ------    ----   -----   ----   -----      -----      ------
        Net income (loss)..................................   $  (15)   $ 32   $(112)  $ 54   $ 191      $ 165      $  150
                                                              ======    ====   =====   ====   =====      =====      ======
Pro forma income per share.................................                                                         $ 0.03
                                                                                                                    ======
Shares used in computing pro forma income per share (H)....                                                          5,547
                                                                                                                    ======


---------------

(1) Pro forma amounts for InfoCure Corporation have not been included as such amounts are insignificant.
  See accompanying notes to unaudited pro forma combined financial statements.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

                 PRO FORMA COMBINED STATEMENT OF OPERATIONS (1)
                          YEAR ENDED JANUARY 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                          DR                                 MILLARD-
                                                               AMC     SOFTWARE   KCOMP     HCD     ROVAK     WAYNE
                                                              ------   --------   ------   ------   ------   --------
Revenues:
  Systems and software sales................................  $1,076    $1,909    $ 394    $2,054   $3,246    $  976
  Maintenance and support...................................   1,419     1,450    1,759     1,767      865     1,320
  Other.....................................................      --        --       --        68      743        60
                                                              ------    ------    ------   ------   ------    ------
        Total revenues......................................   2,495     3,359    2,153     3,889    4,854     2,356
Cost of revenues............................................     475       785      233     1,354    2,311       498
                                                              ------    ------    ------   ------   ------    ------
Gross profit................................................   2,020     2,574    1,920     2,535    2,543     1,858
                                                              ------    ------    ------   ------   ------    ------
Operating expenses:
  Selling, general and administrative.......................   2,469     2,260    1,494     2,323    2,234     1,704
  Depreciation..............................................      37        59       21         5       73        47
  Amortization..............................................      74       226       80       120       --       147
                                                              ------    ------    ------   ------   ------    ------
        Total operating expenses............................   2,580     2,545    1,595     2,448    2,307     1,898
                                                              ------    ------    ------   ------   ------    ------
Gross operating income (loss)...............................    (560)       29      325        87      236       (40)
                                                              ------    ------    ------   ------   ------    ------
Other expense (income):
  Interest expense..........................................      83        13       46        35      125        25
  Other.....................................................      (6)      (37)       1         1       --        --
                                                              ------    ------    ------   ------   ------    ------
        Total other expense (income)........................      77       (24)      47        36      125        25
                                                              ------    ------    ------   ------   ------    ------
Income (loss) before taxes..................................    (637)       53      278        51      111       (65)
Taxes (benefit).............................................    (891)       --      122        12       50       (11)
                                                              ------    ------    ------   ------   ------    ------
        Net income (loss)...................................  $  254    $   53    $ 156    $   39   $   61    $  (54)
                                                              ======    ======    ======   ======   ======    ======


                                                                         PRO FORMA ADJUSTMENTS           TOTAL
                                                                    -------------------------------    PRO FORMA
                                                         SUBTOTAL     D       E       F        G      ADJUSTMENTS    TOTAL
                                                         --------   -----   -----   -----   -------   -----------   -------
Revenues:
  Systems and software sales...........................  $ 9,655    $  --   $  --   $  --   $    --     $    --     $ 9,655
  Maintenance and support..............................    8,580       --      --      --                    --       8,580
  Other................................................      871       --      --      --        --          --         871
                                                         -------    -----   -----   -----   -------     -------     -------
        Total revenues.................................   19,106       --      --      --        --          --      19,106
Cost of revenues.......................................    5,656       --      --      --        --          --       5,656
                                                         -------    -----   -----   -----   -------     -------     -------
Gross profit...........................................   13,450       --      --      --        --          --      13,450
                                                         -------    -----   -----   -----   -------     -------     -------
Operating expenses:
  Selling, general and administrative..................   12,484       --      --      --    (2,431)     (2,431)     10,053
  Depreciation.........................................      242       --     (40)     --        --         (40)        202
  Amortization.........................................      647       --     553      --        --         553       1,200
                                                         -------    -----   -----   -----   -------     -------     -------
        Total operating expenses.......................   13,373       --     513      --    (2,431)     (1,918)     11,455
                                                         -------    -----   -----   -----   -------     -------     -------
Gross operating income (loss)..........................       77       --    (513)     --     2,431       1,918       1,995
                                                         -------    -----   -----   -----   -------     -------     -------
Other expense (income):
  Interest expense.....................................      327       --      --    (219)      (35)       (254)         73
  Other................................................      (41)      --      --      --        --          --         (41)
                                                         -------    -----   -----   -----   -------     -------     -------
        Total other expense (income)...................      286       --      --    (219)      (35)       (254)         32
                                                         -------    -----   -----   -----   -------     -------     -------
Income (loss) before taxes.............................     (209)      --    (513)    219     2,466       2,172       1,963
Taxes (benefit)........................................     (718)     644     (35)     85       962       1,656         938
                                                         -------    -----   -----   -----   -------     -------     -------
        Net income (loss)..............................  $   509    $(644)  $(478)  $ 134   $ 1,504     $   516     $ 1,025
                                                         =======    =====   =====   =====   =======     =======     =======
Pro forma income per share.............................                                                             $  0.18
                                                                                                                    =======
Shares used in computing pro forma income per share
  (I)..................................................                                                               5,547
                                                                                                                    =======


---------------

(1) Pro forma amounts for InfoCure Corporation have not been included as such amounts are insignificant.
  See accompanying notes to unaudited pro forma combined financial statements.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

                 PRO FORMA COMBINED STATEMENT OF OPERATIONS(1)
                          YEAR ENDED JANUARY 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                          DR                        MILLARD-
                                                               AMC     SOFTWARE    HCD     ROVAK     WAYNE
                                                              ------   --------   ------   ------   --------
Revenues:
  Systems and software sales................................  $1,102    $2,192    $2,957   $2,695    $  800
  Maintenance and support...................................   1,311     1,212     1,764      503     1,244
  Other.....................................................      --        --        85      604        73
                                                              ------    ------    ------   ------    ------
        Total revenues......................................   2,413     3,404     4,806    3,802     2,117
Cost of revenues............................................     516     1,074     1,445    1,811       291
                                                              ------    ------    ------   ------    ------
Gross margin................................................   1,897     2,330     3,361    1,991     1,826
                                                              ------    ------    ------   ------    ------
Operating expenses:
  Selling, general and administrative.......................   2,016     2,050     3,167    2,065     1,521
  Depreciation..............................................      33        49         4       68        64
  Amortization..............................................      80       244       141       --       172
                                                              ------    ------    ------   ------    ------
        Total operating expenses............................   2,129     2,343     3,312    2,133     1,757
                                                              ------    ------    ------   ------    ------
Gross operating income (loss)...............................    (232)      (13)       49     (142)       69
                                                              ------    ------    ------   ------    ------
Other expense (income):
  Interest expense..........................................      69        11        26      133        23
  Other.....................................................    (121)      (12)       --       (5)       17
                                                              ------    ------    ------   ------    ------
        Total other expense (income)........................     (52)       (1)       26      128        40
                                                              ------    ------    ------   ------    ------
Income (loss) before taxes..................................    (180)      (12)       23     (270)       29
Taxes (benefit).............................................      --        --         9      (99)       (5)
                                                              ------    ------    ------   ------    ------
        Net income (loss)...................................  $ (180)   $  (12)   $   14   $ (171)   $   34
                                                              ======    ======    ======   ======    ======


                                                                         PRO FORMA ADJUSTMENTS           TOTAL
                                                                    -------------------------------    PRO FORMA
                                                         SUBTOTAL     D       E       F        G      ADJUSTMENTS    TOTAL
                                                         --------   -----   -----   -----   -------   -----------   -------
Revenues:
  Systems and software sales...........................  $ 9,746    $  --   $  --   $  --   $    --     $    --     $ 9,746
  Maintenance and support..............................    6,034       --      --      --        --          --       6,034
  Other................................................      762       --      --      --        --          --         762
                                                         -------    -----   -----   -----   -------     -------     -------
        Total revenues.................................   16,542       --      --      --        --          --      16,542
Cost of revenues.......................................    5,137       --      --      --        --          --       5,137
                                                         -------    -----   -----   -----   -------     -------     -------
Gross profit...........................................   11,405       --      --      --        --          --      11,405
                                                         -------    -----   -----   -----   -------     -------     -------
Operating expenses:
  Selling general and administrative...................   10,819       --      --      --    (2,433)     (2,433)      8,386
  Depreciation.........................................      218       --      --      --        --          --         218
  Amortization.........................................      637       --     482      --        --         482       1,119
                                                         -------    -----   -----   -----   -------     -------     -------
        Total operating expenses.......................   11,674       --     482      --    (2,433)     (1,951)      9,723
                                                         -------    -----   -----   -----   -------     -------     -------
Gross operating income (loss)..........................     (269)      --    (482)     --     2,433       1,951       1,682
                                                         -------    -----   -----   -----   -------     -------     -------
Other expense (income):
  Interest expense.....................................      262       --      --    (159)      (26)       (185)         77
  Other................................................     (121)      --      --      --        --          --        (121)
                                                         -------    -----   -----   -----   -------     -------     -------
        Total other expense (income)...................      141       --      --    (159)      (26)       (185)        (44)
                                                         -------    -----   -----   -----   -------     -------     -------
Income (loss) before taxes.............................     (410)      --    (482)    159     2,459       2,136       1,726
Taxes (benefit)........................................      (95)     (73)    (11)     62       959         937         842
                                                         -------    -----   -----   -----   -------     -------     -------
        Net income (loss)..............................  $  (315)   $  73   $(471)  $  97   $ 1,500     $ 1,199     $   884
                                                         =======    =====   =====   =====   =======     =======     =======
Pro forma income per share.............................                                                             $  0.16
                                                                                                                    =======
Shares used in computing pro forma income per
  share(I).............................................                                                               5,457
                                                                                                                    =======


---------------

(1) Pro forma amounts for InfoCure Corporation have not been included as such amounts are insignificant.

  See accompanying notes to unaudited pro forma combined financial statements.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.  INFOCURE CORPORATION BACKGROUND

     InfoCure Corporation ("InfoCure") was formed to bring together in one entity the research, development, service and support and sales and marketing efforts for a comprehensive array of practice management systems. InfoCure has conducted no operations to date and will acquire the Founding Businesses contemporaneously with the consummation of the Offering.

2.  HISTORICAL FINANCIAL STATEMENTS

     The historical financial statements represent the financial position and results of operations of all the Founding Businesses and were derived from the respective financial statements where indicated. The audited historical financial statements included elsewhere in this Prospectus have been included in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 80.

3.  ACQUISITION OF FOUNDING COMPANIES


     Contemporaneously with the consummation of the Offering, InfoCure will acquire substantially all of the net assets of the Founding Businesses. The AMC Merger (for 3,196,074 shares) will be accounted for as a combination at historical cost and the acquisition of the Founding Businesses will be recorded at fair value.


     The following table sets forth for the Founding Businesses the consideration to be paid to their common stockholders in cash and in shares of common stock of InfoCure:


                                                                        COMMON STOCK
                                                                  -------------------------
                                                                             FAIR VALUE OF
                                                         CASH      SHARES      SHARES(1)
                                                        -------   --------   --------------
(IN THOUSANDS, EXCEPT SHARES)
DR Software...........................................  $ 2,128     74,993      $   412
KCOMP.................................................      458    220,682        1,214
Rovak.................................................    1,256    228,416        1,256
Millard-Wayne.........................................    1,100     23,357          129
                                                        -------   --------      -------
          Total.......................................  $ 4,942    547,448      $ 3,011
                                                        =======   ========      =======
Total consideration for these companies(2)................................      $ 7,953
Net book value (deficit) of these companies' assets.......................         (730)
                                                                                -------
Consideration allocated to goodwill(3)....................................      $ 8,683
                                                                                =======


---------------


(1) Estimated at $5.50 per share, the assumed initial public offering price.

(2) Excludes contingent consideration payable or issuable to the selling stockholders of Millard-Wayne, Rovak and KComp.

(3) Excludes $654,000 in acquisition related costs already incurred by AMC.


     Due to the nature of the identifiable net assets, the book values were determined to approximate fair value at the date of the acquisition. Property and equipment are assigned lives of 3 to 5 years. Capitalized software costs represent the intangible asset associated with enhancements and new modules for existing products. Such costs are capitalized when technological feasibility is determined and expensed when available for general release. These costs generally have an estimated useful life of four years. The allocation to goodwill of the consideration in excess of net book value for these acquisitions recognizes the absence of other specifically identifiable intangible assets and is reflective of the value ascribed to the ongoing businesses and the revenue potential for existing and future products and services, particularly electronic transactions processing, which the Company feels can be derived from the installed customer base being acquired.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

4.  UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

(A) Records the cash portion to be paid and the shares of stock to be issued to the stockholders of the Founding Businesses in connection with the acquisitions and elimination of subsidiary equity accounts for the combined pro forma balance sheet. Additionally, reflects adjustments for certain assets and liabilities not acquired and/or converted to equity as part of the acquisition agreements.


(B) Records the repayment of certain debt obligations and other pro forma adjustments. Of the anticipated debt repayment: $961,035 reduces AMC's obligations under terms of the 10.25% note payable for the HCD acquisition ($511,533), an 11.25% note payable to the Small Business Administration ("SBA") ($355,002) and a 12% note payable to a stockholder ($94,500); $133,253 reduces Millard-Wayne's obligations under 10.25% bank notes payable and $1,081,882 reduces Rovak's obligations under a prime plus .5% bank note payable ($437,500), prime plus 2% notes payable to the SBA ($560,379), and other miscellaneous notes payable to stockholders ($84,003). Additionally, payments totalling $262,000 are anticipated to eliminate AMC's obligations under the terms of a claims processing agreement ($227,000), and certain accrued expenses ($35,000). Further, approximately $410,000 in additional acquisition-related expenses are to be paid from proceeds of the Offering.



(C) Records the proceeds from the issuance of 2,000,000 shares of InfoCure Common Stock, net of estimated offering costs of $1,762,500 (based on an assumed initial public offering price of $5.50 per share, the midpoint of the estimated price range); offering costs consist primarily of underwriting discounts and commissions, legal fees, accounting fees and printing expenses.



     The holders of 2,505,463 shares of Common Stock issued in partial payment of the Acquisitions have agreed not to offer, sell or otherwise dispose of any of those shares for designated periods after the Offering.


5.  UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS


(D) Records the adjustment to the provision for federal and state income taxes to recognize the tax benefit of AMC's net operating loss carryforward as if it had been realized January 31, 1995 and to recognize the tax effect of filing a consolidated return.



(E) Records pro forma adjustment to depreciation and amortization expense as follows:



                                                                   YEAR ENDED         THREE
                                                                  JANUARY 31,      MONTHS ENDED
                                                                 --------------     APRIL 30,
                                                                 1996     1997         1997
                                                                 -----    -----    ------------
                                                                 (IN THOUSANDS)
         Increase (decrease) due to:
           Amortization of goodwill over life of 15 years on a
              straight-line basis..............................  $ 782    $ 753       $ 154
           Adjustment to amortization of capitalized software
              to uniform application of a four-year life.......   (300)    (200)        (20)
           Adjustment to depreciation of property and equipment
              to uniform lives of three to five years..........     --      (40)        (20)
                                                                 -----    -----       -----
                                                                 $ 482    $ 513       $ 114
                                                                 =====    =====       =====


     The 15-year estimated useful life of goodwill is derived from management's analysis of (i) the historical lives and the future estimated useful life of customer relationships which are the core of its business, (ii) the longevity and continuing use of the Founding Businesses' base practice management system products and (iii) the relatively minor impact of technological obsolescence on the business applications provided to the office-based physician by the Founding Businesses' products and services.

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES

     The Founding Businesses provide practice management software systems and related services to small and mid-size, office-based medical practices. These products and services provide the customer an infrastructure to manage their business on a long-term basis. The functions provided are those of basic accounting, record-keeping and business management which are essentially constant and generally not impacted by technological changes which may affect diagnostic and treatment.

     Consequently, the base products, while enhanced and updated periodically, remain in service for extended periods fundamentally unchanged. These factors, coupled with a natural resistance to change of a core component of the business, give a relatively long life to both the product and the customer relationship. The experience of the Founding Businesses indicates that products introduced 15 to 20 years ago are, with appropriate enhancements, in service today to many of the same customers.

     Management believes these factors support a 15-year life for the goodwill arising from the acquisition of the Founding Businesses.


(F) Records the pro forma change in interest expense for pro forma adjustments to debt.



(G) Records pro forma adjustments to compensation expense and certain other operating expenses pursuant to the acquisition agreements of the Founding Businesses where certain personnel will be eliminated. Corporate overhead and interest expense allocation from the former parent company of HCD is also eliminated pursuant to terms of the acquisition agreement. These adjustments are summarized as follows:



                                                          YEAR ENDED          THREE
                                                          JANUARY 31,      MONTHS ENDED
                                                        ---------------     APRIL 30,
(IN THOUSANDS)                                           1996     1997         1997
--------------                                          ------   ------    ------------
Reduction of compensation and related expenses........  $1,773   $1,830       $ 175
Reduction in rental and certain operating expenses....     477      673         168
Reduction in corporate allocations to HCD:
  Corporate overhead..................................     476      328          --
  ESOP expenses.......................................     159       75          --
  Interest............................................      26       35          --
Increase in the Company's overhead expenses to
  integrate the acquisitions..........................    (452)    (475)        (30)
                                                        ------   ------       -----
                                                        $2,459   $2,466       $ 313
                                                        ======   ======       =====


     The pro forma adjustment to compensation and related expenses is derived from position reductions at several of the Founding Businesses specifically provided for in the acquisition and related agreements and are summarized by division in the following table:

                                                              NUMBER OF    AS A PERCENTAGE
                                                              POSITIONS       OF TOTAL
                     OPERATION DIVISION                       ELIMINATED      PERSONNEL
                     ------------------                       ----------   ---------------
Enterprise..................................................      26             27%
Mid-Range...................................................       3              6
Desktop.....................................................       3              4
                                                                  --             --
          Total.............................................      32             14%

     The foregoing position eliminations are duplicative in nature and attributable in large part to administrative activities and redundancies in sales and support. As such, it is management's opinion that the reductions will not materially adversely affect the ability of the Company to continue service levels, sales efforts and other functions required to maintain sales levels consistent with those historically achieved

                  INFOCURE CORPORATION AND FOUNDING BUSINESSES and, assuming no unforeseen changes in economic or other factors, that these levels could be maintained for at least 12 months or through the period required to achieve integration of the business units. Additionally, as reflected in the table summarizing the pro forma adjustments, management has provided for an addition to the Company's overhead, including an increase in appropriate corporate management and administrative personnel, to facilitate integration of the acquisitions.

     Assuming constant sales levels, management believes that no additional change in personnel is required, called for or anticipated. Any increase in personnel requirements would be based on growth or the introduction of new products and services. The specifically negotiated reductions in the workforce give recognition to the economies of scale and synergies to be attained as a result of integration of the Founding Businesses.

     The acquisition of HCD was consummated on December 3, 1996. As a result, certain personnel and costs which were not part of the acquisition have been eliminated. Consequently, the Company considers that, on an annualized basis, such costs savings have been effected as follows:

                       (IN THOUSANDS)                         AMOUNT
                       --------------                         ------
Compensation, primarily duplicative administrative
  functions.................................................  $1,130
Allocations from the division's former parent company:
  Overhead..................................................     476
  ESOP expenses.............................................     159
  Rent......................................................     117
  Interest..................................................      26
                                                              ------
                                                              $1,908
                                                              ======

     Additionally, pro forma reductions in rental and other operating expenses include the elimination of certain commissions and royalties which are payable by Rovak under agreements that will be terminated following consummation of the Acquisitions. Such adjustments are approximately $125,000 and $323,000 for the year ended January 31, 1996 and 1997, respectively.

     Finally, of the remaining pro forma expense reductions for the year ended January 31, 1997, approximately $100,000 relate to adjustments in compensation of certain key executives as part of employment agreements to be effective upon consummation of the Acquisitions. The balance relates to costs associated with duplicative functions to be eliminated, net of increases in certain administrative costs deemed appropriate to effect integration of the Acquisitions. These adjustments are made based on appropriate provisions of the respective acquisition agreements.

(I) The weighted average number of shares used to calculate pro forma earnings per share included the following:


Issued to incorporators of the Company......................        100
Issued to acquire Founding Businesses.......................  3,720,064
Issued to pay cash portion of Acquisitions..................  1,069,986
Issued to pay certain indebtedness..........................    520,271
Issued to pay certain costs.................................     88,769
Shares assumed issued from exercise of options and a
  warrant...................................................    279,835
Shares assumed repurchased from proceeds from shares assumed
  issued from exercise of options...........................   (132,335)
                                                              ---------
Shares estimated to be outstanding..........................  5,546,690
                                                              ---------

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
InfoCure Corporation
Atlanta, Georgia


     We have audited the accompanying balance sheet of InfoCure Corporation as of April 30, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     As discussed in Note 1 to the balance sheet, the Company was formed in November 1996 and has entered into definitive agreements for the acquisition of six healthcare information systems businesses ("the Founding Businesses") through transactions involving American Medcare Corporation, Inc. and its subsidiaries International Computer Solutions, Inc. and Health Care Division, Inc.; Millard-Wayne, Inc.; DR Software, Inc.; KComp Management Systems, Inc. and Rovak, Inc. concurrently with an initial public offering of its common stock.


     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of InfoCure Corporation as of April 30, 1997 in conformity with generally accepted accounting principles.


                                          BDO SEIDMAN, LLP


June 19, 1997

Atlanta, Georgia

                              INFOCURE CORPORATION

                                 BALANCE SHEET

                              AS OF APRIL 30, 1997



ASSETS:
Subscription receivable.....................................  $        1
                                                              ----------
                                                              $        1
                                                              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Stockholders' equity:
  Preferred Stock, $0.001 par value, 2,000,000 shares
     authorized, none issued and outstanding................  $       --
  Common Stock, $0.001 par value, 15,000,000 shares
     authorized, 100 shares issued and outstanding..........           1
                                                              ----------
          Total stockholders' equity........................  $        1
                                                              ==========


                    See accompanying notes to balance sheet.

                              INFOCURE CORPORATION

                             NOTES TO BALANCE SHEET

                                 APRIL 30, 1997


NOTE 1 -- ORGANIZATION AND GENERAL

     InfoCure Corporation ("InfoCure") was formed in November 1996 to develop, market and service healthcare information systems for use by healthcare providers throughout the United States. InfoCure has conducted no operations to date and will acquire the Founding Businesses concurrently with the consummation of an initial public offering of its common stock.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors of
American Medcare Corporation
Atlanta, Georgia

     We have audited the accompanying consolidated balance sheets of American Medcare Corporation and subsidiaries as of January 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (capital deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Medcare Corporation and subsidiaries at January 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Atlanta, Georgia
April 15, 1997

  (Except for Note 2,


  as to which date


  is June 19, 1997)

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                 JANUARY 31,
                                                          -------------------------    APRIL 30,
                                                             1996          1997          1997
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
ASSETS:
Current assets:
  Cash and cash equivalents.............................  $   249,698   $   198,735   $   232,361
  Accounts and notes receivable, net of allowance of
     $90,000, $35,000 and $24,000.......................      156,936       318,405       293,419
  Prepaid expenses and other current assets.............       32,620        62,364        75,120
                                                          -----------   -----------   -----------
          Total current assets..........................      439,254       579,504       600,900
Property and equipment, net.............................       54,372        94,157        81,310
Miscellaneous...........................................       73,315       100,389       101,283
Goodwill, net of accumulated amortization of $21,408 and
  $53,508...............................................           --     2,015,309     1,983,209
Deferred acquisition costs..............................           --       521,871       946,425
Deferred tax asset......................................           --       871,000       903,000
                                                          -----------   -----------   -----------
                                                          $   566,941   $ 4,182,230   $ 4,616,127
                                                          ===========   ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIT):
Current liabilities:
  Accounts payable......................................  $   374,824   $   483,730   $   625,666
  Accrued expenses......................................      448,627       358,671       462,958
  Deferred revenue......................................      481,224       814,383       802,691
  Current portion of long-term debt.....................      335,542        49,529        50,029
                                                          -----------   -----------   -----------
          Total current liabilities.....................    1,640,217     1,706,313     1,941,344
Long-term debt, less current portion....................      450,280       698,252       683,914
Note payable to stockholder.............................       94,500        94,500        94,500
Note payable -- other...................................           --     1,511,533     1,511,533
                                                          -----------   -----------   -----------
          Total liabilities.............................    2,184,997     4,010,598     4,231,291
                                                          -----------   -----------   -----------
Commitments and contingencies
Stockholders' equity (capital deficit):
  Common stock..........................................       41,577        54,965        55,765
  Stock purchase warrant................................      500,000        80,000        80,000
  Additional paid-in capital............................    1,445,247     3,452,453     3,739,153
  Deficit...............................................   (3,504,880)   (3,250,786)   (3,325,082)
  Treasury stock and accrued stock repurchase, at
     cost...............................................     (100,000)     (165,000)     (165,000)
                                                          -----------   -----------   -----------
          Total stockholders' equity (capital
            deficit)....................................   (1,618,056)      171,632       384,836
                                                          -----------   -----------   -----------
                                                          $   566,941   $ 4,182,230   $ 4,616,127
                                                          ===========   ===========   ===========


          See accompanying notes to consolidated financial statements.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                            YEAR ENDED JANUARY 31,     THREE MONTHS ENDED APRIL 30,
                                          --------------------------   ----------------------------
                                             1996           1997           1996            1997
                                          -----------    -----------   ------------    ------------
Revenues:
  Maintenance and support...............  $ 1,310,385    $ 1,418,884    $   388,960     $   680,528
  Systems and software sales............    1,102,349      1,075,679        210,047         809,429
                                          -----------    -----------    -----------     -----------
  Total revenues........................    2,412,734      2,494,563        599,007       1,489,957
Cost of revenues........................      515,842        474,201        122,361         673,274
                                          -----------    -----------    -----------     -----------
Gross margin............................    1,896,892      2,020,362        476,646         816,683
                                          -----------    -----------    -----------     -----------
Operating expenses:
  Salaries and operating expenses.......    2,015,647      2,469,249        470,928         804,498
  Depreciation and amortization.........      114,056        110,635         16,786          61,022
                                          -----------    -----------    -----------     -----------
  Total operating expenses..............    2,129,703      2,579,884        487,714         865,520
                                          -----------    -----------    -----------     -----------
Loss from operations....................     (232,811)      (559,522)       (11,068)        (48,837)
Other income (expense):
  Interest..............................      (68,609)       (82,900)       (19,175)        (60,820)
  Other income, net.....................      121,224          5,516            671           3,361
                                          -----------    -----------    -----------     -----------
Loss before taxes.......................     (180,196)      (636,906)       (29,572)       (106,296)
Income tax (benefit)....................           --       (891,000)            --         (32,000)
                                          -----------    -----------    -----------     -----------
Net income (loss).......................  $  (180,196)   $   254,094    $   (29,572)    $   (74,296)
                                          ===========    ===========    ===========     ===========
Net income (loss) per common share......  $     (0.00)   $      0.01    $     (0.00)    $     (0.00)
                                          ===========    ===========    ===========     ===========
Weighted average common shares
  outstanding...........................   41,387,381     43,185,916     41,349,299      55,184,993
                                          ===========    ===========    ===========     ===========


          See accompanying notes to consolidated financial statements.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

                                     NUMBER OF SHARES          DOLLAR VALUE
                                   ---------------------    -------------------    ACCRUED       STOCK     ADDITIONAL
                                     COMMON     TREASURY    COMMON    TREASURY      STOCK      PURCHASE     PAID-IN
                                     STOCK       STOCK       STOCK      STOCK     REPURCHASE    WARRANT     CAPITAL       DEFICIT
                                   ----------   --------    -------   ---------   ----------   ---------   ----------   -----------
Balance, at January 31, 1995.....  41,577,788         --    $41,577   $      --    $     --    $ 500,000   $1,415,249   $(3,324,684)
 Acquisition of treasury stock...          --   (228,489)        --    (100,000)         --           --           --            --
 Issuance of stock options.......          --         --         --          --          --           --       29,998            --
Net loss.........................          --         --         --          --          --           --           --      (180,196)
                                   ----------   --------    -------   ---------    --------    ---------   ----------   -----------
Balance, at January 31, 1996.....  41,577,788   (228,489)    41,577    (100,000)         --      500,000    1,445,247    (3,504,880)
 Issuance of common stock........  13,387,440         --     13,388          --          --           --    1,417,206            --
 Cancellation of warrant.........          --         --         --          --          --     (500,000)     450,000            --
 Issuance of warrant.............          --         --         --          --          --       80,000           --            --
 Issuance of stock options.......          --         --         --          --          --           --       30,000            --
 Capital contribution............          --         --         --          --          --           --      110,000            --
 Pending repurchase of common
   stock.........................          --         --         --          --     (65,000)          --           --            --
 Net income......................          --         --         --          --          --           --           --       254,094
                                   ----------   --------    -------   ---------    --------    ---------   ----------   -----------
Balance, at January 31, 1997.....  54,965,228   (228,489)    54,965    (100,000)    (65,000)      80,000    3,452,453    (3,250,786)
                                   ==========   ========    =======   =========    ========    =========   ==========   ===========
Period ended April 30, 1997
 (unaudited)
 Issuance of common stock........     800,000         --        800          --          --           --      279,200            --
 Issuance of stock options.......          --         --         --          --          --           --        7,500            --
 Net loss........................          --         --         --          --          --           --           --       (74,296)
                                   ----------   --------    -------   ---------    --------    ---------   ----------   -----------
Balance, at April 30, 1997
 (unaudited).....................  55,765,228   (223,489)   $55,765   $(100,000)   $(65,000)   $  80,000   $3,739,153   $(3,325,082)
                                   ==========   ========    =======   =========    ========    =========   ==========   ===========


                                      TOTAL
                                   -----------
Balance, at January 31, 1995.....  $(1,367,858)
 Acquisition of treasury stock...     (100,000)
 Issuance of stock options.......       29,998
Net loss.........................     (180,196)
                                   -----------
Balance, at January 31, 1996.....   (1,618,056)
 Issuance of common stock........    1,430,594
 Cancellation of warrant.........      (50,000)
 Issuance of warrant.............       80,000
 Issuance of stock options.......       30,000
 Capital contribution............      110,000
 Pending repurchase of common
   stock.........................      (65,000)
 Net income......................      254,094
                                   -----------
Balance, at January 31, 1997.....      171,632
                                   ===========
Period ended April 30, 1997
 (unaudited)
 Issuance of common stock........      280,000
 Issuance of stock options.......        7,500
 Net loss........................      (74,296)
                                   -----------
Balance, at April 30, 1997
 (unaudited).....................  $   384,836
                                   ===========


          See accompanying notes to consolidated financial statements.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                               THREE MONTHS ENDED
                                                    YEAR ENDED JANUARY 31,          APRIL 30,
                                                    -----------------------   ---------------------
                                                       1996         1997        1996        1997
                                                    ----------   ----------   ---------   ---------
                                                                                   (UNAUDITED)
Cash provided by (used in) operating activities:
  Net income (loss)...............................   $(180,196)   $ 254,094   $ (29,572)  $ (74,296)
  Adjustments to reconcile net income (loss) to
     cash provided by (used in) operating
     activities:
     Depreciation and amortization................     114,056      110,635      16,786      61,022
     Allowance for doubtful accounts..............      18,368      (55,086)    (51,000)    (11,000)
     Compensatory stock options...................      29,998       30,000       7,500       7,500
     Option cancellation expense..................          --      110,000          --          --
     Income tax benefit...........................          --     (891,000)         --     (32,000)
     Changes in current assets and liabilities,
       net of effects of acquisition:
       Accounts and notes receivable..............     107,540       47,975      (5,217)     35,986
       Prepaid expenses and other assets..........      (5,424)     (43,526)      1,721     (20,718)
       Accounts payable and accrued expenses......     (47,235)    (312,703)    (65,520)   (113,777)
       Deferred revenue...........................     (21,692)     (99,165)    (27,117)    (11,692)
                                                     ---------    ---------   ---------   ---------
  Net cash provided by (used in) operating
     activities...................................      15,415     (848,776)   (152,419)   (158,975)
                                                     ---------    ---------   ---------   ---------
Cash used in investing activities:
  Property and equipment expenditures.............     (15,189)     (16,941)     (3,622)         --
  Cash paid for deferred acquisition costs........          --     (196,680)         --     (64,554)
  Expenditures for software development costs.....          --      (32,461)     (7,073)     (9,007)
  Cash paid for acquisition of HCD................          --     (150,000)         --          --
  Proceeds from collection of notes and other
     receivables..................................       4,213           --          --          --
                                                     ---------    ---------   ---------   ---------
  Net cash used in investing activities...........     (10,976)    (396,082)    (10,695)    (73,561)
                                                     ---------    ---------   ---------   ---------
Cash provided by (used in) financing activities:
  Proceeds from issuance of common stock..........          --    1,320,402          --     280,000
  Proceeds from note payable to stockholder.......      94,500           --          --          --
  Repayment of note payable to stockholder........     (73,027)          --          --          --
  Proceeds from issuance of long-term debt........     366,665           --          --          --
  Principal payments on long-term debt............     (47,563)     (76,507)    (11,571)    (13,838)
  Repurchase of common stock......................    (100,000)          --          --          --
  Repurchase of common stock warrant..............          --      (50,000)         --          --
                                                     ---------    ---------   ---------   ---------
  Net cash provided by (used in) financing
     activities...................................     240,575    1,193,895     (11,571)    266,162
                                                     ---------    ---------   ---------   ---------
Net increase (decrease) in cash and cash
  equivalents.....................................     245,014      (50,963)   (174,685)     33,626
Cash and cash equivalents, beginning..............       4,684      249,698     249,698     198,735
                                                     ---------    ---------   ---------   ---------
Cash and cash equivalents, ending.................   $ 249,698    $ 198,735   $  75,013   $ 232,361
                                                     =========    =========   =========   =========


          See accompanying notes to consolidated financial statements.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND NATURE OF BUSINESS

     American Medcare Corporation (the "Company" or "AMC") was incorporated on January 11, 1983, and was originally formed to provide management services to professional corporations practicing family and emergency medicine.

     In May 1993, the Company merged with Newport Capital, Inc. ("Newport"), whose principal asset was its wholly-owned subsidiary, International Computer Solutions, Inc. ("ICS"). The Company, through its operating subsidiaries, develops, markets and supports health care data processing and claims transmission systems, including hardware and software packages, primarily for physician and dentist practice offices.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. See Note 3 for accounting for failed acquisitions.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates.

     The Company has recorded a deferred tax asset of $871,000 at January 31, 1997, reflecting the benefit of approximately $2.2 million in loss carryforwards, which expire in varying amounts between 2003 and 2011. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in future periods if estimates of future taxable income during the carryforward period are reduced.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed over the estimated useful lives of the related assets using both straight line and accelerated methods for financial reporting and accelerated methods for income tax purposes. Substantial betterments to property and equipment are capitalized and repairs and maintenance are expensed as incurred.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     Certain costs incurred in the internal development of computer software and costs of purchased computer software, which is to be licensed, sold, or otherwise marketed, are capitalized and amortized on a straight-line basis over the expected useful life of the individual software products (generally two to three years). Development costs include detailed design, prototyping, coding, testing, documentation, production and quality assurance. Such costs are capitalized once the product's technological feasibility is established and are expensed after the product is available for general release. During the year ended January 31, 1997, the Company capitalized $32,461 of software development costs. Amortization of capitalized software development costs for the years ended January 31, 1996, and 1997, was $42,925 and $15,914, respectively.

     The Company's operational policy for the assessment and measurement of the continuing value of capitalized software is to evaluate the recoverability of the remaining life of its capitalized software and

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES determine whether the software should be completely or partially written off or the amortization period accelerated. The Company will recognize an impairment if undiscounted estimated future cash flows of the capitalized software is determined to be less than the carrying amount of capitalized software.

INTANGIBLE ASSETS

     Intangible assets have been recorded as the result of the acquisition of HCD and costs associated with potential acquisitions. Intangible assets consist of goodwill which is being amortized over 15 years and deferred acquisition costs which will be amortized upon completion of the Company's pending acquisitions (Note 2). Amortization of goodwill for the year ended January 31, 1997 was $21,408. The Company periodically evaluates the carrying amount of goodwill based on projected undiscounted cash flows of HCD.

REVENUE RECOGNITION

     Revenue is recognized, net of allowances for estimated returns, from the sale of computer hardware and computer software when the product is shipped and when training services, where applicable, are provided. Revenue from hardware maintenance and customer support contracts and claims processing services are recognized in the period in which the services are provided; amounts not yet earned are recorded as deferred revenue. Revenue from contract services for maintenance and support were approximately $805,000 and $747,000 for 1996 and 1997, respectively. Revenue from claims processing services totaled approximately $338,000 and $290,000 for 1996 and 1997, respectively.

INCOME TAXES

     The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than possible enactments of changes in the tax laws or rates.

INCOME (LOSS) PER COMMON SHARE

     Income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during each year.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995 and was adopted by the Company as of February 1, 1996. This statement requires that long-lived assets, including certain intangibles, held and used by the Company be reviewed for potential impairment. This new pronouncement did not have a material effect on the Company's financial statements when adopted.

     SFAS No. 123, "Accounting for Stock Based Compensation" is effective for years beginning after December 15, 1995 and was adopted by the Company as of February 1, 1996. This statement establishes financial accounting and reporting standards for stock based employee compensation plans. SFAS No. 123 permits, but does not require, a fair-value based method of accounting for employee stock option plans which results in compensation expense recognition when stock options are granted. As permitted by SFAS No. 123, the Company will provide pro forma disclosure of net income and earnings per share, as applicable in the notes to the consolidated financial statements.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

     SFAS No. 128, "Earnings Per Share" is effective for periods ending after December 15, 1997. This statement revises the manner in which earnings per share is calculated and requires the restatement, when first applied, of prior period earnings per share data. The Company does not expect the adoption of this pronouncement to have a material effect on the previously reported earnings per share data.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Accounts receivable arise from sale of healthcare practice management systems to the Company's customer base located throughout the United States. The Company performs ongoing credit evaluations of its customers' financial condition, and generally requires no collateral from its customers. The Company's credit losses are subject to general economic conditions of the healthcare industry.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of the Company's financial instruments included in the accompanying consolidated balance sheets approximate estimated fair value as of January 31, 1997 and 1996.

STATEMENT OF CASH FLOWS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.


INTERIM FINANCIAL STATEMENTS



     In the opinion of management, the accompanying (unaudited) interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position at April 30, 1997 and its results of operations and its cash flows for the three months ended April 30, 1996 and 1997. The results of operations and its cash flows for the interim periods are not necessarily indicative of the results to be expected for the full year.


RECLASSIFICATION

     Certain prior year amounts have been reclassified to conform with the current year presentation.

2.  BUSINESS ACQUISITIONS

     In fiscal 1997, AMC initiated an acquisition program to strengthen its market position and leverage its customer base. AMC targeted similar and compatible companies in various locations throughout the United States and, as described below, completed one acquisition and entered into agreements for four others.


     In addition, AMC agreed to merger terms with InfoCure Corporation, ("InfoCure"), a newly-formed Delaware corporation, whereby AMC shareholders would receive approximately 3.2 million shares of InfoCure Common Stock in exchange for all outstanding shares of AMC common stock (approximately one InfoCure "Equivalent Share" for every 17 AMC shares). AMC, together with the targeted acquisitions described below, would be Founding Businesses of InfoCure contingent upon successful completion of InfoCure's public offering which was pending at the date of these financial statements.


     In December 1996, the Company acquired certain assets and assumed certain liabilities of the Health Care Division ("HCD") (formerly a division of Info Systems of North Carolina, Inc. ("ISI")). HCD is engaged in designing, programming, licensing, installing, and supporting hardware and software systems to the

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES medical industry throughout the United States. HCD has long-term marketing rights to and ownership of licensed software in various industry segments. As consideration, the Company paid $150,000 and issued a $1.55 million note payable for an aggregate purchase price of $1.7 million. The acquisition is accounted for under the purchase method of accounting. HCD's results of operations from December 3, 1996, to January 31, 1997, are included in the accompanying financial statements.

     The following unaudited pro forma information presents the consolidated results of operations of the Company as if the acquisition had occurred as of February 1, 1995. The pro forma information is not necessarily indicative of what would have occurred had the acquisition been made as of February 1, 1995, nor is it indicative of future results of operations. The pro forma amounts give effect to appropriate adjustments for the fair value of the net assets acquired, reductions for personnel costs and other operating expenses not assumed as part of the acquisition, amortization of goodwill, interest expense, and income taxes.


                                                                  YEAR ENDED JANUARY 31,
                                            THREE MONTHS ENDED   ------------------------
                                              APRIL 30, 1996      1996              1997
                                            ------------------   ------            ------
                                                   (000'S, EXCEPT PER SHARE DATA)
                                                             (UNAUDITED)
Net sales.................................        $1,518         $8,051            $6,383
Net income................................           355            824               584
Earnings per share........................          0.01           0.02              0.01


     The fair values of the net assets acquired and liabilities assumed were as follows:

Accounts receivable.........................................  $   154,358
Property and equipment......................................       60,000
Goodwill....................................................    1,926,717
Other assets................................................        8,902
Deferred revenue............................................     (432,324)
Accounts payable............................................      (14,305)
Notes payable...............................................   (1,550,000)
Customer deposits...........................................       (3,348)
                                                              -----------
Cash used for acquisition...................................  $   150,000
                                                              ===========

     The Company or InfoCure has entered into Agreements to acquire the following companies:

NAME                                                        LOCATION
----                                                 -----------------------
Millard-Wayne, Inc. ...............................  Atlanta, Georgia
DR Software, Inc. .................................  Atlanta, Georgia
ROVAK, Inc.........................................  Lake Elmo, Minnesota
KComp Management Systems, Inc......................  Los Angeles, California

     Aggregate consideration for the foregoing acquisitions is approximately $9 million, including approximately $7 million cash and the balance in common stock. Closing of these acquisitions is contingent upon the successful completion of InfoCure's pending public offering.

     As of January 31, 1997, the Company had incurred approximately $631,000 in costs, principally professional fees, relating directly to its acquisition program. A portion of these costs were allocated to goodwill in connection with the HCD Acquisition. The remaining $521,000 will be allocated appropriately as the remaining acquisitions are completed.

3.  FAILED ACQUISITIONS

     On July 22, 1994, Integrated Computer Systems, Inc. ("Integrated") and Electronic Transmitting Solutions, Inc. ("Electronic"), two wholly-owned subsidiaries of the Company, filed voluntary petitions for Chapter 7 bankruptcy with the United States Bankruptcy Count -- Northern District of Georgia. The

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

Company also filed suit against the sellers of Integrated and Electronic in 1996 in the United States Bankruptcy Court -- Northern District of Georgia. The suit called for rescission of the October 29, 1993 acquisitions along with the return of the stock issued to the sellers. In addition, the suit asks for damages for monetary amounts incurred by the Company as a result of problems related to the acquisitions.

     The shares of common stock issued in connection with the acquisition of Integrated and Electronic are reflected as being outstanding in the accompanying consolidated balance sheets and statements of shareholders' equity (capital deficit). The Company has entered into an agreement with the sellers and the trustee in bankruptcy granting the Company the right to purchase these 1,926,470 shares (132,964 Equivalent Shares of InfoCure Common Stock) for $65,000. The purchase is contingent upon the approval of the settlement by the bankruptcy court. The pending repurchase has been reflected in the financial statements as accrued stock repurchase.

     The Company has also reached agreement with the trustee for settlement of all other matters associated with the bankruptcy of these former subsidiaries. Costs attributable thereto are not material.

4.  PREPAID EXPENSES AND OTHER ASSETS

     Prepaid expenses and other assets consisted of the following:

                                                               1996      1997
                                                              -------   -------
Current deferred tax asset..................................  $    --   $25,000
Deposits....................................................      850    11,414
Prepaid expenses............................................   17,365     5,396
Other.......................................................   14,405    20,554
                                                              -------   -------
                                                              $32,620   $62,364
                                                              =======   =======

5.  PROPERTY, EQUIPMENT AND DEPRECIATION

     Major classifications of property and equipment consisted of the following:

                                                         ESTIMATED
                                                        USEFUL LIVES
                                                          (YEARS)        1996       1997
                                                        ------------   --------   --------
Computer equipment....................................      3-5        $331,436   $441,464
Furniture and fixtures................................      5-7         293,381    240,898
                                                            ---        --------   --------
                                                                        624,817    682,362
Less accumulated depreciation.........................                  570,445    588,205
                                                                       --------   --------
                                                                       $ 54,372   $ 94,157
                                                                       ========   ========

     Depreciation was $34,389 and $37,156 for the years ended January 31, 1996 and 1997, respectively.

6.  MISCELLANEOUS ASSETS

     Miscellaneous assets consisted of the following:

                                                               1996       1997
                                                              -------   --------
Deferred rent asset, net....................................  $52,547   $ 59,136
Capitalized software development costs, net.................   19,511     41,253
Long-term notes receivable..................................    1,257         --
                                                              -------   --------
                                                              $73,315   $100,389
                                                              =======   ========

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

     Capitalized software development costs are stated net of accumulated amortization of $656,505 and $657,115, at January 31, 1996 and 1997, respectively.

7. ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                                1996       1997
                                                              --------   --------
Taxes other than income.....................................  $ 57,995   $ 84,503
Compensation................................................   151,537     82,371
Interest....................................................     5,095     75,182
Accrued stock repurchase....................................        --     65,000
Professional fees...........................................    50,000     30,000
Customer costs..............................................    28,606      3,924
Expenses related to loss on failed acquisition..............   119,590         --
Other.......................................................    35,804     17,691
                                                              --------   --------
                                                              $448,627   $358,671
                                                              ========   ========

8. NOTES PAYABLE AND LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                1996       1997
                                                              --------   --------
Notes payable to banks......................................  $396,042   $366,932
Other.......................................................   389,780    380,849
                                                              --------   --------
                                                               785,822    747,781
Less current portion........................................   335,542     49,529
                                                              --------   --------
                                                              $450,280   $698,252
                                                              ========   ========

     During fiscal 1994, ICS refinanced its existing bank loans with a new note payable to a bank which is guaranteed by the Small Business Administration ("SBA"). This loan bears interest at a rate of 11.25% and is payable in monthly installments through May 2003. The loan is secured by substantially all of the assets of ICS, and certain other real estate owned by two stockholders. In addition, the loan is personally guaranteed by five of the Company's stockholders.

     In January 1996, the Company received a loan from a third party in the amount of $366,666 in the form of a promissory note payable bearing interest at a rate of 9.95%. In conjunction with this note the Company has entered into an agreement to exclusively promote the third party's claims processing services as a component of the Company's products. The note is to be repaid based on fees charged by the third party for claims submitted by the Company for processing. As of January 31, 1997, no material amount of such claims had been submitted. The note is payable together with accrued and unpaid interest at December 31, 1998 and is included in other long-term debt.

     Also included in other long-term debt are capital leases of $19,612 and $10,682 at January 31, 1996 and 1997, respectively.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

     As of January 31, 1997, future maturities of these obligations are as follows:

  YEAR                                                           AMOUNT
  ----                                                          --------
  1998........................................................  $ 49,529
  1999........................................................   419,637
  2000........................................................    52,344
  2001........................................................    58,691
  2002........................................................    65,808
  Thereafter..................................................   101,772
                                                                --------
                                                                $747,781
                                                                ========

     In April 1995, the Company borrowed $94,500 from a stockholder of the Company in exchange for a promissory note bearing interest at 12% payable in a balloon payment of principal and interest in April 1998.

     As partial consideration for the acquisition of HCD, the Company issued ISI a note payable in the original amount of $1.55 million. The original note balance was subsequently reduced for post-closing adjustments, and the balance is payable on June 2, 1998, or within 5 days of a successful public offering by the Company or its successor. The note bears interest of prime plus 2% (10.25% at January 31, 1997) and is collateralized by HCD's assets. The foregoing schedule of future maturities excludes this note and the note payable to stockholder described above.

9. OPERATING LEASES

     The Company leases certain office equipment under noncancellable operating leases with initial or remaining terms of one year or more. At January 31, 1997, the remaining amounts due under these leases totaled approximately $45,000 in the aggregate.

     The Company leases office space with future minimum annual rental payments of approximately $126,000 and $76,000 for 1998 and 1999, respectively. The Company issued an aggregate of 1,087,762 shares of common stock from 1995 to 1997 to the lessor as partial consideration for rent.

     Rent expense for 1996 and 1997, which included lease payments for office space, was approximately $101,000 and $140,000, respectively.


     The Company has a 401(k) plan eligible to substantially all employees of the Company. Company contributions to the plan are discretionary. No contributions have been made for the year ended January 31, 1996 or 1997.


10.  COMMON STOCK

     The Company had 50,000,000 and 75,000,000 shares of common stock, par value $.001 per share, authorized at January 31, 1996 and 1997, respectively. Shares of common stock outstanding totaled 41,349,299 and 54,736,739 at January 31, 1996 and 1997, respectively.

     In 1996, the Company acquired 228,489 shares of treasury stock as payment for a note receivable from one of the Company's former salespersons in the amount of $100,000, which is the basis for the valuation of the treasury stock.

     As indicated in Note 3, the Company has accrued $65,000 for the anticipated repurchase of 1,926,470 shares issued to sellers of Integrated and Electronic, former subsidiaries. Completion of the repurchase is pending approval of the bankruptcy court.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

11.  STOCK PURCHASE WARRANT AND OPTIONS

     On January 4, 1991, the Company issued to Moore Business Forms, Inc. ("Moore") a stock purchase warrant, exercisable through December 31, 2000, for 20% of ICS common stock, in full satisfaction of approximately $445,000 of amounts owed to Moore. In addition, Moore transferred ownership of the Medical Practice Manager, Dental Practice Manager and Oral Surgeon Practice Manager software and source code to ICS. The warrant was assigned a value of $500,000 and the Company recorded approximately $55,000 as the value of the software and source code. Pursuant to terms of an agreement dated December 20, 1996, the Company repurchased the warrant for $50,000 and terminated all related obligations and liabilities.

     During fiscal 1995, the Company granted options to a director and an officer of the Company. The options enabled the holders to purchase up to 4,000,000 shares of common stock (3,000,000 shares for the director; 1,000,000 shares for the officer) at prices ranging from $0.01 to $1.00 per share. The options had exercise dates at various times through September 1999. In fiscal 1997, the officer exercised options to purchase 500,000 shares for $500. Also in fiscal 1997, the director resigned and certain shareholders transferred to the former director an aggregate of 1,000,000 shares of common stock from their personal holdings to retire the 3,000,000 options. The Company accounted for this transaction as a contribution to capital for $110,000, the estimated fair value of the shares involved, with a corresponding charge to operating expenses to recognize the cost of cancelling the options.

     During fiscal 1997, the Company granted 2,325,000 options to several employees and an officer of the Company. Each option enables the holders to purchase one share of common stock at prices ranging from $0.125 to $0.25. The exercise prices approximate fair market value of the common stock on the issuance dates. The options may be exercised at various times through November 15, 2004. Additionally, in conjunction with the pending acquisitions, the Company granted 1,865,500 warrants to a third party for assistance in securing potential acquisitions. Each warrant enables the holder to purchase one share of common stock at $0.0625, and the warrants are currently exercisable. The warrants' estimated fair value of $80,000 was accounted for as additional deferred acquisition costs.

     The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recorded in conjunction with options issued to employees. Had compensation cost been determined based on the fair value of the options at the grant date, consistent with the method prescribed by SFAS No. 123, the Company's net earnings would have been reduced to the pro forma amounts indicated below:

                                                                1996         1997
                                                              ---------    --------
Net income (loss) -- as reported............................  $(180,196)   $254,094
Net income (loss) -- pro forma..............................   (180,196)     14,388
Net income (loss) per common share -- pro forma.............      (0.00)       0.00

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1997: expected volatility of 0%; risk-free interest rate of 7.50%; and expected lives from five to eight years.

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

12.  INCOME TAXES

     The components of income tax expense (benefit) are as follows:

                                                                1996       1997
                                                              --------   ---------
Current
  Federal...................................................  $     --   $      --
  State.....................................................        --       5,000
                                                              --------   ---------
          Total current.....................................        --       5,000
                                                              --------   ---------
Deferred
  Federal...................................................   (66,000)   (195,000)
  State.....................................................   (11,000)    (30,000)
                                                              --------   ---------
          Total deferred....................................   (77,000)   (225,000)
                                                              --------   ---------
Change in deferred tax
  Asset valuation allowance.................................    77,000    (671,000)
                                                              --------   ---------
          Net income tax expense (benefit)..................  $     --   $(891,000)
                                                              ========   =========

     Deferred taxes result from temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The sources of the temporary differences and their effect on deferred tax assets and liabilities are as follows:

                                                                1996        1997
                                                              ---------   --------
Current:
  Deferred tax assets
     Allowance for doubtful accounts........................  $  34,000   $ 14,000
     Accrued expenses.......................................      8,000     11,000
                                                              ---------   --------
                                                                 42,000     25,000
                                                              ---------   --------
Noncurrent:
  Deferred tax assets (liabilities)
     Basis difference of capitalized software costs and
       other assets.........................................    (75,000)   (40,000)
     Net operating loss carryforwards.......................    704,000    911,000
                                                              ---------   --------
                                                                629,000    871,000
                                                              ---------   --------
Gross deferred tax assets...................................    671,000    896,000
Valuation allowance.........................................   (671,000)        --
                                                              ---------   --------
          Net deferred tax assets...........................  $      --   $896,000
                                                              =========   ========

     Reduction of the deferred tax asset valuation allowance reflects the anticipated impact of the Company's acquisition of HCD (Note 2) and the resolution of previous contingencies associated with failed acquisitions (Note
3). In the opinion of management, it is now "more likely than not" that the future tax benefits represented by the net operating loss carryforwards will be realized.

     Income taxes differed from amounts computed by applying the U.S. Federal income tax statutory rate to pretax income as a result of the following:

                                                                1996       1997
                                                              --------   ---------
Expected tax expense (benefit)..............................  $(61,000)  $(217,000)
Increase (decrease) in income taxes resulting from:
  State income taxes........................................    11,000      21,000
  Effect of graduated rates.................................   (17,000)    (14,000)
  Other, net................................................   (10,000)    (10,000)
     Change in deferred tax asset valuation allowance.......    77,000    (671,000)
                                                              --------   ---------
          Net income tax expense (benefit)..................  $     --   $(891,000)
                                                              ========   =========

                 AMERICAN MEDCARE CORPORATION AND SUBSIDIARIES

     As of January 31, 1997, the Company and its subsidiaries have net operating loss carryforwards for Federal income tax purposes of approximately $2.2 million which expire at various dates from 2003 to 2011.

13.  CLAIM PROCESSING AGREEMENT

     ICS has an agreement with another company whereby ICS assisted in the establishment of an electronic claims processing clearinghouse and in the subsequent marketing of the clearinghouse by submitting electronic claims of ICS customers for processing through the clearinghouse. The other company is owned by a minority stockholder of the Company. ICS received a fee which included the cancellation of a $324,000 note payable to this minority stockholder, plus additional periodic payments totaling $100,000.

     As part of the agreement, ICS agreed to submit all its eligible electronic claims exclusively to the other company for processing and will pay $0.25 per claim processed. The agreement commenced September 1, 1992 and will terminate upon the processing of 11,800,000 claims, or certain other events (principally related to the transfer of ownership of ICS) or discontinuance of electronic claim-related business activities. If the agreement is terminated due to the other events, five shareholders of the Company shall pay a termination fee of $324,000 less the number of claims processed to date times $0.05 per claim, plus an annual interest surcharge of prime plus 3%. ICS has guaranteed the shareholders' obligation for the termination fee which totaled approximately $234,000 at January 31, 1997. The service center became functional in September of 1993 and processed approximately 431,000 and 495,000 claims from ICS customers in fiscal 1996 and 1997, respectively. As of January 31, 1996 and 1997, approximately $284,000 and $234,000, respectively, was included in deferred revenue related to this agreement.

     In November 1996, the Company entered into an agreement to terminate this agreement in consideration of a $25,000 payment and tender of the remaining outstanding balance to be paid upon the successful completion of a public offering of the Company or its successor.

14.  SUPPLEMENTAL CASH FLOW INFORMATION

     Cash payments for interest amounted to $55,338 and $42,626 for the years ended January 31, 1996 and 1997, respectively.

     In fiscal 1997, the Company issued common stock and a warrant with an aggregate fair value of $190,192 for services rendered to the Company.


     In fiscal 1997, the Company acquired certain assets and assumed certain liabilities of HCD for consideration of a $1,550,000 note and $150,000 cash (Note 2).

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
KComp Management Systems, Inc.
Los Angeles, California

     We have audited the accompanying balance sheets of KComp Management Systems, Inc. as of March 31, 1996 and 1997, and the related statements of operations, changes in stockholders' equity and cash flows for the period from inception (December 15, 1995) to March 31, 1996 and for the year ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KComp Management Systems, Inc. at March 31, 1996 and 1997, and the results of its operations and its cash flows for the period from inception (December 15, 1995) to March 31, 1996 and for the year ended March 31, 1997, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Atlanta, Georgia
April 25, 1997

                         KCOMP MANAGEMENT SYSTEMS, INC.

                                 BALANCE SHEETS

                                                              MARCH 31,    MARCH 31,
                                                                1996         1997
                                                              ---------    ---------
ASSETS:
Current assets:
  Cash......................................................  $ 33,427     $ 11,403
  Accounts receivable -- trade..............................    27,453       40,206
  Accounts receivable -- other..............................   172,914           --
  Other.....................................................        --       29,135
                                                              --------     --------
          Total current assets..............................   233,794       80,744
                                                              --------     --------
Property and equipment:
  Computer equipment........................................    62,051       62,051
  Phone equipment...........................................    29,409       38,683
  Other.....................................................     3,171        3,171
                                                              --------     --------
          Total property and equipment......................    94,631      103,905
  Less accumulated depreciation.............................     6,153       26,230
                                                              --------     --------
          Net property and equipment........................    88,478       77,675
                                                              --------     --------
Other assets:
  Capitalized software development costs, less accumulated
     amortization of $11,706 and $67,340....................   128,765      255,474
  Goodwill less accumulated amortization of $9,995 and
     $39,978................................................   439,759      409,776
                                                              --------     --------
          Total assets......................................  $890,796     $823,669
                                                              ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Lines of credit...........................................  $ 24,134     $ 29,919
  Accounts payable..........................................   235,550      152,286
  Accrued expenses..........................................    72,686       52,998
  Income taxes payable......................................        --       72,000
  Deferred revenue..........................................    79,248       98,077
  Current portion of notes payable..........................   448,435      243,481
                                                              --------     --------
          Total current liabilities.........................   860,053      648,761
Notes payable...............................................    27,761           --
                                                              --------     --------
Total liabilities...........................................   887,814      648,761
                                                              --------     --------
Commitments and contingencies
Stockholders' equity:
  Common stock, no par value, $0.01 stated value, 500,000
     shares authorized; 30,000 and 357,240 shares issued and
     outstanding............................................       300        3,572
  Additional paid-in capital................................     3,682       41,141
  Retained earnings (accumulated deficit)...................    (1,000)     130,195
                                                              --------     --------
          Total stockholders' equity........................     2,982      174,908
                                                              --------     --------
          Total liabilities and stockholders' equity........  $890,796     $823,669
                                                              ========     ========

                See accompanying notes to financial statements.

                         KCOMP MANAGEMENT SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                               PERIOD FROM
                                                                INCEPTION
                                                              (DECEMBER 15,
                                                                1995) TO      YEAR ENDED
                                                                MARCH 31,     MARCH 31,
                                                                  1996           1997
                                                              -------------   ----------
Revenues:
  Systems and hardware sales................................    $172,781      $  312,938
  Maintenance and support...................................     486,764       1,673,622
                                                                --------      ----------
          Total revenues....................................     659,545       1,986,560
                                                                --------      ----------
Cost and expenses:
  Salaries and wages........................................     467,390         993,424
  Telephone.................................................      73,904         196,751
  Write-off of accounts receivable -- other.................          --         189,892
  Depreciation and amortization.............................      27,854         105,695
  Rent......................................................      27,280          90,020
  Insurance.................................................      10,045          12,646
  Other.....................................................      40,328         159,891
                                                                --------      ----------
          Total cost and expenses...........................     646,801       1,748,319
                                                                --------      ----------
Income from operations......................................      12,744         238,241
Other income (expense):
  Interest expense..........................................     (13,079)        (40,894)
  Other income (expense)....................................        (665)         (1,152)
                                                                --------      ----------
Income (loss) before taxes..................................      (1,000)        196,195
Income tax provision........................................          --          65,000
                                                                --------      ----------
Net income (loss)...........................................    $ (1,000)     $  131,195
                                                                ========      ==========

                See accompanying notes to financial statements.

                         KCOMP MANAGEMENT SYSTEMS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                    COMMON STOCK     ADDITIONAL
                                                  ----------------    PAID-IN     RETAINED
                                                  SHARES    AMOUNT    CAPITAL     EARNINGS     TOTAL
                                                  -------   ------   ----------   ---------   --------
Balance, December 15, 1995 (inception)..........       --   $   --    $    --     $     --    $     --
  Issuance of common stock......................   30,000      300      3,682           --       3,982
  Net loss for the period.......................       --       --         --       (1,000)     (1,000)
                                                  -------   ------    -------     --------    --------
Balance, March 31, 1996.........................   30,000      300      3,682       (1,000)      2,982
  Issuance of common stock, pursuant to exercise
     of warrant.................................  327,240    3,272     37,459                   40,731
  Net income for the year ended March 31,
     1997.......................................                                   131,195     131,195
                                                  -------   ------    -------     --------    --------
                                                  357,240   $3,572    $41,141     $130,195    $174,908
                                                  =======   ======    =======     ========    ========

                See accompanying notes to financial statements.

                         KCOMP MANAGEMENT SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                               PERIOD FROM
                                                                INCEPTION
                                                              (DECEMBER 15,
                                                                1995) TO
                                                                MARCH 31,     MARCH 31,
                                                                  1996          1997
                                                              -------------   ---------
Cash provided by (used in) operating activities:
  Net income (loss).........................................    $  (1,000)    $ 131,195
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................       27,854       105,694
     Write-off of accounts receivable -- other..............           --       189,892
     Increase (decrease) from change in:
       Accounts receivable..................................     (200,367)      (29,731)
       Accounts payable and accrued expenses................      154,793       (62,221)
       Income taxes payable.................................           --        72,000
       Deferred revenue.....................................       54,131        18,829
       Other................................................           --       (29,135)
                                                                ---------     ---------
  Net cash provided by operating activities.................       35,411       396,523
                                                                ---------     ---------
Cash provided by (used in) investing activities:
  Purchase of equipment.....................................       (5,191)       (9,274)
  Increase in software development costs....................           --      (182,343)
                                                                ---------     ---------
  Net cash used in investing activities.....................       (5,191)     (191,617)
                                                                ---------     ---------
Cash provided by (used in) financing activities:
  Proceeds from line of credit, net.........................       24,134         5,785
  Increase in notes payable.................................       77,425            --
  Payments on notes payable.................................     (102,334)     (232,715)
  Issuance of common stock..................................        3,982            --
                                                                ---------     ---------
  Net cash provided by (used in) financing activities.......        3,207      (226,930)
                                                                ---------     ---------
Net increase (decrease) in cash.............................       33,427       (22,024)
Cash, beginning.............................................           --        33,427
                                                                ---------     ---------
Cash, ending................................................    $  33,427     $  11,403
                                                                =========     =========

                See accompanying notes to financial statements.

                         KCOMP MANAGEMENT SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     KComp Management Systems, Inc. (the "Company") was formed in March 1995 and began operations in December 1995, following the acquisition of certain assets and assumption of certain liabilities of Songbird Data Systems, Inc. ("Songbird") in December 1995. The Company provides support and training services for computer software for the dental industry. The Company also updates and sells the current version of its computer software and other related auxiliary products.

REVENUE RECOGNITION

     Revenue from maintenance and support contracts is recognized ratably over the contract period. Revenue from software sales is recorded when the product is delivered.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of cash flows, the Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the respective assets on the straight-line basis ranging from five to seven years.

     Expenditures for major renewals and betterment that extend the useful lives of property and equipment are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred.

EXCESS OF COST OVER NET ASSETS ACQUIRED

     The excess of purchase price over fair value of net assets acquired arises in connection with business combinations accounted for as purchases and is amortized on a straight-line basis over fifteen years. Accumulated amortization amounted to approximately $39,978 for the period from inception (December 15, 1995) to March 31, 1997.

     The Company's operational policy for the assessment and measurement of any impairment in the value of excess of cost over net assets acquired which is other that temporary is to evaluate the recoverability and remaining life of its goodwill and determine whether the goodwill should be completely or partially written off or the amortization period accelerated. The Company will recognize an impairment of goodwill if undiscounted estimated future operating cash flows of the acquired business are determined to be less than the carrying amount of goodwill. If the Company determines that goodwill has been impaired, the measurement of the impairment will be equal to the excess of the carrying amount of goodwill over the amount of the undiscounted estimated operating cash flows. If an impairment of goodwill were to occur, the Company would reflect the impairment through a reduction in the carrying value of goodwill.

                         KCOMP MANAGEMENT SYSTEMS, INC.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     Certain costs incurred in the internal development of computer software and costs of purchased computer software, which is to be licensed, sold, or otherwise marketed, are capitalized and amortized on a straight-line basis over the expected useful life of the individual software products (generally four years). Development costs include detailed design, prototyping, coding, testing, documentation, production and quality assurance. Such costs are capitalized once the product's technological feasibility is established and are expensed after the product is available for general release. During the year ended March 31, 1997, the Company capitalized approximately $182,000 of software development costs. Amortization of capitalized software development costs for the period from inception (December 15, 1995) to March 31, 1996, was approximately $12,000, and for the year ended March 31, 1997, approximately $55,000.

     The Company's operational policy for the assessment and measurement of the continuing value of capitalized software is to evaluate the recoverability of the remaining life of its capitalized software and determine whether the software should be completely or partially written off or the amortization period accelerated. The Company will recognize an impairment if undiscounted estimated future cash flows of the capitalized software is determined to be less than the carrying amount of capitalized software.

INCOME TAXES

     The Company uses the liability method to account for income taxes. Under this approach, deferred income taxes are provided for the temporary differences between the book and tax bases of assets and liabilities using currently enacted tax rates. Changes in tax laws or rates are recognized in the deferred tax balances when enacted.

CONCENTRATION OF CREDIT RISK

     The Company markets its products and services to a wide variety of customers in diverse geographic areas. This diversity reduces the concentration of credit risk which may arise from the resultant accounts receivable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include receivables, accounts and notes payable and accrued liabilities. Such instruments are reported at values which the Company believes are not materially different from their fair values.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995 and was adopted by the Company effective April 1, 1996.

     This statement requires that long-lived assets, including certain intangibles, held and used by the Company be reviewed for potential impairment. Adoption of this new pronouncement did not have a material effect on the Company's financial statements.

2.  NOTES PAYABLE

     The Company maintains a revolving line of credit with a bank which provide for an aggregate of $30,000 in borrowings. The line bears interest of 9.75% and was due March 1997. The line of credit is collateralized by certain certificates of deposit pledged by the Company's president. Subsequent to March 31, 1997, the bank renewed the credit line.

                         KCOMP MANAGEMENT SYSTEMS, INC.

     The Company maintains several term notes payable to certain officers, directors and affiliates. The notes bear interest at rates from 7%-12% and mature during the year ended March 31, 1998.

3.  COMMITMENTS

     The Company is obligated under terms of operating leases for its office facilities and certain equipment and utilities. Rent expense was approximately $27,000 and $90,000 for fiscal 1996 and 1997, respectively. Future minimum payments under these leases are as follows:

                         MARCH 31,                             AMOUNT
                         ---------                            --------
1998........................................................  $180,353
1999........................................................    54,840
                                                              --------
                                                              $235,193
                                                              ========


     The Company has a 401(k) plan eligible to substantially all employees of the Company. The Company matches 25% of the first 6% of an employee's pre-tax contribution. The Company contributed approximately $200 and $2,900 for the period from inception (December 15, 1995) to March 31, 1996 and the year ended March 31, 1997, respectively.


4.  INCOME TAXES

     The components of income tax expense (benefit) are as follows:

                                                            PERIOD FROM
                                                             INCEPTION
                                                        (DECEMBER 15, 1995)     YEAR ENDED
                                                         TO MARCH 31, 1996    MARCH 31, 1997
                                                        -------------------   --------------
Current
  Federal.............................................        $    --            $53,000
  State...............................................             --             19,000
                                                              -------            -------
          Total current...............................             --             72,000
                                                              -------            -------
Deferred
  Federal.............................................             --             (5,000)
  State...............................................             --             (2,000)
                                                              -------            -------
          Total deferred..............................             --             (7,000)
                                                              -------            -------
          Net tax expense.............................        $    --            $65,000
                                                              =======            =======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Other current assets include $7,000 of deferred tax assets related to future deductible expenses, primarily accrued vacation.

                         KCOMP MANAGEMENT SYSTEMS, INC.

     Income taxes differed from amounts computed by applying the U.S. Federal income tax statutory rate to pretax income as a result of the following:

                                                          PERIOD FROM
                                                           INCEPTION
                                                      (DECEMBER 15, 1995)      YEAR ENDED
                                                       TO MARCH 31, 1996     MARCH 31, 1997
                                                      -------------------    --------------
Expected tax expense (benefit)......................        $    --             $67,000
Increase (decrease) in income taxes resulting from:
  State income taxes................................             --              18,000
  Effect of graduated rates.........................             --             (14,000)
  Other, net........................................             --              (6,000)
                                                            -------             -------
                                                            $    --             $65,000
                                                            =======             =======

5.  STOCK WARRANT

     In May 1996, the Company issued Marc Kloner a stock purchase warrant to purchase 327,240 shares of common stock of the Company. The warrant was exercised and resulted in the reduction of an account payable to Mr. Kloner of approximately $41,000. Mr. Kloner is a principal in Songbird.

6.  SUPPLEMENTAL CASH FLOW INFORMATION

     As discussed in Note 1 the Company acquired certain assets and assumed certain liabilities of Songbird. The assets and liabilities were as follows:

Fixed assets................................................  $  89,440
Capitalized software........................................    140,471
Accounts payable and accrued expenses.......................   (153,443)
Deferred revenue............................................    (25,117)
Notes payable...............................................   (501,105)
                                                              ---------
          Net liabilities assumed...........................  $(449,754)
                                                              =========

     During the early months of operations, Songbird processed credit card transactions for the Company. The Company generated a receivable from Songbird arising from unremitted proceeds therefrom. During the year ended March 31, 1997, Songbird filed for protection from creditors under Chapter 7 of the United States Bankruptcy Code. As a result, the Company wrote off its receivable balance of $189,892.

     Cash paid for interest for the period from inception (December 15, 1995) to March 31, 1996 and for the year ended March 31, 1997 was approximately $13,000 and $30,000, respectively.

7.  SUBSEQUENT EVENT

     During the year ended March 31, 1997, the Company signed a letter of intent to be acquired by American Medcare Corporation ("AMC"), whereby AMC would acquire all of the common stock of the Company in exchange for an estimated $1,600,000. The sale is anticipated to occur in the second quarter of 1997.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Millard-Wayne, Inc.
Atlanta, Georgia

     We have audited the accompanying balance sheets of Millard-Wayne, Inc. as of December 31, 1995 and 1996, and the related statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Millard-Wayne, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years then ended in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Atlanta, Georgia
February 15, 1997

                              MILLARD-WAYNE, INC.

                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                                           ----------------------     MARCH 31,
                                                             1995         1996          1997
                                                           --------    ----------    -----------
                                                                                     (UNAUDITED)
ASSETS:
Current assets:
  Cash...................................................  $  8,257    $   29,257     $  6,653
  Accounts receivable net of allowance of $8,100, $8,100
     and $4,500..........................................   366,741       450,278      353,803
  Deferred tax asset.....................................    47,000        62,000       74,000
  Other current assets...................................     2,256           414        4,034
                                                           --------    ----------     --------
          Total current assets...........................   424,254       541,949      438,490
Property and equipment, net of accumulated
  depreciation...........................................   132,372       115,984      109,683
Capitalized software development costs, net of
  accumulated amortization of $1,339,800, $1,481,512 and
  $1,511,554.............................................   249,487       248,634      253,185
Purchased software rights, net of accumulated
  amortization of $8,561, $13,637 and $15,386............    54,539        89,082       89,534
Other assets.............................................    23,625        18,137       16,544
                                                           --------    ----------     --------
                                                           $884,277    $1,013,786     $907,436
                                                           ========    ==========     ========
LIABILITIES AND STOCKHOLDER'S EQUITY:
Current liabilities:
  Accounts payable.......................................  $ 90,882    $  252,710     $184,856
  Accrued expenses.......................................    59,119        94,283       58,586
  Deferred revenue.......................................   377,927       311,756      351,343
  Current portion of notes payable.......................   136,672       127,868      145,469
  10 1/2% demand note payable to officer.................        --        73,495       72,495
                                                           --------    ----------     --------
          Total current liabilities......................   664,600       860,112      812,749
                                                           --------    ----------     --------
Notes payable............................................    30,482        18,514       15,155
                                                           --------    ----------     --------
Commitments and contingencies
Stockholder's equity:
  Common stock, $1.00 par, 500 shares authorized, issued
     and outstanding.....................................       500           500          500
  Additional paid-in-capital.............................    42,549        42,549       42,549
  Retained earnings......................................   146,146        92,111       36,483
                                                           --------    ----------     --------
          Total stockholder's equity.....................   189,195       135,160       79,532
                                                           --------    ----------     --------
          Total liabilities and stockholder's equity.....  $884,277    $1,013,786     $907,436
                                                           ========    ==========     ========

                See accompanying notes to financial statements.

                              MILLARD-WAYNE, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS


                                                                               THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,        MARCH 31,
                                                     -----------------------   -------------------
                                                        1995         1996        1996       1997
                                                     ----------   ----------   --------   --------
                                                                                   (UNAUDITED)
Revenues:
  Systems sales....................................  $  800,434   $  975,413   $ 62,416   $ 64,613
  Support and services.............................   1,243,558    1,319,944    373,996    329,237
  Other............................................      73,492       60,411     12,831      9,139
                                                     ----------   ----------   --------   --------
          Total revenues...........................   2,117,484    2,355,768    449,243    402,989
                                                     ----------   ----------   --------   --------
Operating costs and expenses:
  Salaries and wages...............................     938,408    1,040,846    248,346    243,960
  Hardware purchases for resale....................     290,857      497,899     20,969     22,139
  Commissions and support..........................     115,580      165,104     10,780     16,262
  Depreciation and amortization....................     236,034      193,753     54,799     41,546
  Rent.............................................     131,442      132,505     32,660     33,816
  Travel and entertainment.........................      65,894       73,266     10,071     19,404
  Telephone........................................      66,884       73,268     18,015     17,107
  Insurance........................................      59,229       63,873     13,873     15,709
  Other............................................     143,572      155,616     42,025     53,771
                                                     ----------   ----------   --------   --------
          Total operating costs and expenses.......   2,047,900    2,396,130    451,538    463,714
                                                     ----------   ----------   --------   --------
Income (loss) from operations......................      69,584      (40,362)    (2,295)   (60,725)
                                                     ----------   ----------   --------   --------
Other expenses:
  Interest expense.................................      22,972       24,673      6,313      6,903
  Loss on sale of assets...........................      17,186           --         --         --
                                                     ----------   ----------   --------   --------
          Total other expenses.....................      40,158       24,673      6,313      6,903
                                                     ----------   ----------   --------   --------
Income (loss) before taxes.........................      29,426      (65,035)    (8,608)   (67,628)
Income taxes (benefit).............................      (5,528)     (11,000)    (3,000)   (12,000)
                                                     ----------   ----------   --------   --------
Net income (loss)..................................      34,954      (54,035)    (5,608)   (55,628)
Retained earnings, beginning.......................     111,192      146,146    146,146     92,111
                                                     ----------   ----------   --------   --------
Retained earnings, ending..........................  $  146,146   $   92,111   $140,538   $ 36,483
                                                     ==========   ==========   ========   ========


                See accompanying notes to financial statements.

                              MILLARD-WAYNE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,        MARCH 31,
                                                      -----------------------   -------------------
                                                         1995         1996        1996       1997
                                                      ----------   ----------   --------   --------
                                                                                    (UNAUDITED)
Cash provided by (used in) operating activities:
  Net income (loss).................................   $  34,954    $ (54,035)  $ (5,608)  $(55,628)
  Adjustments to reconcile net income (loss) to cash
     provided by operating activities:
     Depreciation and amortization..................     236,034      193,753     54,799     41,546
     Loss on sale of property, plant and
       equipment....................................      17,186           --         --         --
     Deferred income taxes..........................        (528)     (15,000)    (3,000)   (12,000)
     Decrease (increase) in:
       Accounts receivable..........................      27,266      (83,537)   (12,902)    96,475
       Other assets.................................      (2,819)       6,330      4,287     (2,171)
       Accrued expenses.............................     (14,168)      35,165    (34,417)   (35,697)
       Accounts payable.............................     (79,248)     161,828     30,891    (67,854)
       Deferred revenue.............................          --      (66,171)    10,769     39,587
                                                       ---------    ---------   --------   --------
  Net cash provided by operating activities.........     218,677      178,333     44,819      4,258
                                                       ---------    ---------   --------   --------
Cash provided by (used in) investing activities:
  Proceeds from sale of property, plant and
     equipment......................................      22,745           --         --         --
  Purchase of property, plant and equipment.........     (64,285)     (29,578)    (8,937)    (3,310)
  Increase in software development costs............    (163,439)    (140,859)   (17,121)   (34,593)
  Increase in purchased software rights.............     (28,100)     (39,619)        --     (2,201)
                                                       ---------    ---------   --------   --------
  Net cash used in investing activities.............    (233,079)    (210,056)   (26,058)   (40,104)
                                                       ---------    ---------   --------   --------
Cash provided by (used in) financing activities:
  New borrowings....................................     258,589      125,814         --     21,000
  (Decrease) increase in loans from shareholder.....      (6,339)      73,495        595     (1,000)
  Payments on notes payable.........................    (262,349)    (146,586)   (14,741)    (6,758)
                                                       ---------    ---------   --------   --------
  Net cash provided by (used in) financing
     activities.....................................     (10,099)      52,723    (14,146)    13,242
                                                       ---------    ---------   --------   --------
Net (decrease) increase in cash.....................     (24,501)      21,000      4,615    (22,604)
Cash, beginning.....................................      32,758        8,257      8,257     29,257
                                                       ---------    ---------   --------   --------
Cash, ending........................................   $   8,257    $  29,257   $ 12,872   $  6,653
                                                       =========    =========   ========   ========

                See accompanying notes to financial statements.

                              MILLARD-WAYNE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     The Company develops, sells, installs and services computer software for the medical industry. The Company also sells computer hardware and supplies. Costs of sales are included in operating costs and expenses.

REVENUE RECOGNITION

     Revenue from sales of hardware and software is recognized when products are delivered. Revenue from maintenance and support service contracts is recognized ratably over the contract period. Revenue from other services is recorded when the service is performed.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed over the estimated useful life of the assets using straight-line methods. Gains and losses arising from disposal of property and equipment are included in income.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     Certain costs incurred in the internal development of computer software and costs of purchased computer software, which is to be licensed, sold, or otherwise marketed, are capitalized and amortized on a straight-line basis over the expected useful life of the individual software products (generally four years). Development costs include detailed design, prototyping, coding, testing, documentation, production and quality assurance. Such costs are capitalized once the product's technological feasibility is established and are expensed after the product is available for general release. During the years ended December 31, 1995, and 1996, the Company capitalized approximately $163,000 and $141,000, respectively, of software development costs. Amortization of capitalized software development costs for the years ended December 31, 1995, and 1996, was approximately $172,000 and $142,000, respectively.

     The Company's operational policy for the assessment and measurement of the continuing value of capitalized software is to evaluate the recoverability of the remaining life of its capitalized software and determine whether the software should be completely or partially written off or the amortization period accelerated. The Company will recognize an impairment if undiscounted estimated future cash flows of the capitalized software is determined to be less than the carrying amount of capitalized software.

INCOME TAXES

     The Company uses the liability method to account for income taxes. Under this approach, deferred income taxes are provided for the temporary differences between the book and tax bases of assets and liabilities using currently enacted tax rates. Changes in tax laws or rates are recognized in the deferred tax balances when enacted.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              MILLARD-WAYNE, INC.

CONCENTRATION OF CREDIT RISK

     The Company markets its products and services to a wide variety of customers in diverse geographic areas. This diversity reduces the concentration of credit risk which may arise from the resultant accounts receivable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include accounts receivable, accounts payable, accrued liabilities and long-term debt. Such instruments are reported at values which the Company believes are not materially different from their fair values.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995.

     This statement required that long-lived assets, including certain intangibles, held and used by the Company be reviewed for potential impairment. This new pronouncement did not have a material effect on the Company's financial statements when adopted.

INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the accompanying (unaudited) interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position at March 31, 1997 and its results of operations and its cash flows for the three months ended March 31, 1996 and 1997. The results of operations and its cash flows for the interim periods are not necessarily indicative of the results to be excepted for the full year.

2. INCOME TAXES

     Deferred income taxes relate to temporary differences between financial and income tax reporting and relate primarily to the Company reporting on a cash basis for income tax purposes.

     The components of income tax expense (benefit) are as follows:

                                                                1995       1996
                                                              --------   --------
Current
  Federal...................................................  $     --   $     --
  State.....................................................        --         --
                                                              --------   --------
          Total current.....................................        --         --
                                                              --------   --------
Deferred
  Federal...................................................    (4,423)    (9,000)
  State.....................................................    (1,105)    (2,000)
                                                              --------   --------
          Total deferred....................................    (5,528)   (11,000)
                                                              --------   --------
                                                              $ (5,528)  $(11,000)
                                                              ========   ========

                              MILLARD-WAYNE, INC.

     Deferred income tax liabilities and assets are comprised of the following:

                                                                1995       1996
                                                              --------   --------
Current:
Deferred income tax assets
  Book over tax basis in receivables, net of deferred
     revenues, payables and accrued expenses................  $ 47,000   $ 62,000
                                                              --------   --------
Noncurrent:
Deferred income tax assets (liabilities)
  Net operating loss........................................     1,000      5,000
  Tax credit carryforwards..................................    81,000     75,000
  Book over tax basis in capitalized software...............   (77,000)   (79,000)
                                                              --------   --------
                                                                 5,000      1,000
                                                              --------   --------
Net deferred income tax assets..............................  $ 52,000   $ 63,000
                                                              ========   ========

     Income taxes differed from amounts computed by applying the U.S. Federal income tax statutory rate to pretax income as a result of the following:

                                                                1995        1996
                                                              --------    --------
Expected tax expense (benefit)..............................  $ 10,005    $(26,014)
Increase (decrease) in income taxes resulting from:
  State income taxes........................................     1,765      (3,902)
  Effect of graduated rates.................................   (11,119)     14,958
  Other, net................................................    (6,179)      3,958
                                                              --------    --------
Net income taxes (benefit)..................................  $ (5,528)   $(11,000)
                                                              ========    ========

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                1995        1996
                                                              --------    --------
Furniture and equipment.....................................  $531,222    $560,800
Transportation equipment....................................    40,587      40,587
                                                              --------    --------
                                                               571,809     601,387
Less accumulated depreciation...............................   439,437     485,403
                                                              --------    --------
                                                              $132,372    $115,984
                                                              ========    ========

4.  NOTES PAYABLE

     Notes payable consist of a $75,000 outstanding balance on a credit line of $100,000, plus various installment notes. The credit line matures May 1997, bears interest at prime plus 2.00% and is secured by

                              MILLARD-WAYNE, INC.

certain property and equipment and guarantee of the Company's stockholder. Interest on the installment notes is at normal market rates for these types of obligations.

     Principal maturities on the note obligations are as follows:

                            YEAR                               AMOUNT
------------------------------------------------------------  --------
1997........................................................  $127,868
1998........................................................    10,881
1999........................................................     7,055
2000........................................................       578
                                                              --------
                                                              $146,382
                                                              ========

5.  LEASES

     The Company is obligated under terms of operating leases for its office facilities and certain equipment.

     Future minimum payments under these operating leases, which expire in 1997, totalled $84,000 at December 31, 1996.

     Rent expense was approximately $131,000 and $132,000 for the years ended December 31, 1995 and 1996, respectively.

6.  EMPLOYEE BENEFIT PLAN

     The Company maintains a 401(k) plan for its eligible employees. In addition to the amount deferred by each employee, the company matches 25% of employee contributions, up to a maximum amount of 4% of salary on a pay period by pay period basis. Expense related to this plan was $4,631 and $9,148 for the years ended December 31, 1995 and 1996, respectively.

7.  SUBSEQUENT EVENT

     The Company has entered into negotiations with American Medcare Corporation ("AMC"), whereby AMC would acquire all of the common stock of the Company in exchange for an estimated $1,100,000 cash and approximately 391,500 shares of common stock of AMC. An additional 391,500 shares would be contingently issuable upon meeting certain revenue and/or profit criteria in 1998 and 1999. The sale is expected to occur in the second quarter of 1997.

         REPORT OF INDEPENDENT CERTIFIED INDEPENDENT PUBLIC ACCOUNTANTS

The Management of
Health Care Division (a division of Info Systems of North Carolina, Inc.) Charlotte, North Carolina

     We have audited the accompanying balance sheets of Health Care Division (a division of Info Systems of North Carolina, Inc.) as of June 30, 1995 and 1996, and the related statements of operations and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Health Care Division (a division of Info Systems of North Carolina, Inc.) as of June 30, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                     BDO SEIDMAN, LLP

Atlanta, Georgia
November 8, 1996

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                                 BALANCE SHEETS

                                                                    JUNE 30,
                                                             -----------------------   DECEMBER 2,
                                                                1995         1996         1996
                                                             ----------   ----------   -----------
                                                                                       (UNAUDITED)
ASSETS:
Current assets:
  Accounts receivable, less reserves for uncollectible
     accounts of $25,000, $20,000 and $12,000,
     respectively..........................................  $1,348,602   $  325,121    $ 154,376
  Work-in-progress.........................................      68,545       18,914        8,902
  Prepaid expenses.........................................      40,745       27,438           --
  Deferred income tax assets...............................      50,000       24,000       21,000
                                                             ----------   ----------    ---------
          Total current assets.............................   1,507,892      395,473      184,278
                                                             ----------   ----------    ---------
Property and equipment:
  Property and equipment, at cost..........................     197,277      183,675      193,967
  Accumulated depreciation and amortization................    (153,394)    (127,689)    (133,521)
                                                             ----------   ----------    ---------
          Total property and equipment.....................      43,883       55,986       60,446
                                                             ----------   ----------    ---------
Capitalized software development costs, net of accumulated
  amortization of $161,823, $302,572 and $350,719,
  respectively.............................................     269,929      148,679      105,407
                                                             ----------   ----------    ---------
          Total assets.....................................  $1,821,704   $  600,138    $ 350,131
                                                             ==========   ==========    =========
LIABILITIES AND DIVISIONAL EQUITY (DEFICIT):
Current liabilities:
  Lines-of-credit..........................................  $  405,808   $  491,380    $      --
  Current portion of long-term debt........................     152,295      171,518      113,435
  Accounts payable and accrued expenses....................   1,051,580       71,927       59,921
  Deferred maintenance and service fees....................     443,190      535,641      432,324
  Income taxes payable.....................................      15,000       14,000       64,000
  Customer deposits........................................      70,361        4,335        3,348
                                                             ----------   ----------    ---------
          Total current liabilities........................   2,138,234    1,288,801      673,028
Long-term debt, less current portion.......................     270,746      227,362      138,851
Deferred income tax liabilities............................      92,000       52,000       34,000
                                                             ----------   ----------    ---------
          Total liabilities................................   2,500,980    1,568,163      845,879
                                                             ----------   ----------    ---------
Commitments and contingencies
Divisional equity (deficit)................................    (679,276)    (968,025)    (495,748)
                                                             ----------   ----------    ---------
          Total liabilities and divisional equity
            (deficit)......................................  $1,821,704   $  600,138    $ 350,131
                                                             ==========   ==========    =========

                See accompanying notes to financial statements.

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                            STATEMENTS OF OPERATIONS

                                                                                           FOR THE
                                                                                         PERIOD FROM
                                                                          SIX MONTHS       JULY 1,
                                                                            ENDED          1996 TO
                                                 YEAR ENDED JUNE 30,     DECEMBER 31,    DECEMBER 2,
                                               -----------------------   ------------    -----------
                                                  1995         1996          1995           1996
                                               ----------   ----------   ------------    -----------
                                                                         (UNAUDITED)     (UNAUDITED)
Revenues:
  Systems and software sales.................  $4,675,581   $1,833,211    $1,125,380     $1,346,485
  Maintenance and support....................   2,106,571    2,099,720     1,028,301        695,498
  Other......................................      96,691      104,146        45,004          8,289
                                               ----------   ----------    ----------     ----------
          Total revenues.....................   6,878,843    4,037,077     2,198,685      2,050,272
                                               ----------   ----------    ----------     ----------
Operating costs and expenses:
  Cost of hardware and certain software
     sales...................................   3,345,509      750,242       429,622      1,033,436
  Personnel costs............................   2,107,663    2,167,934     1,118,049        534,307
  Other selling, general and administrative
     expenses................................     534,846      452,984       214,874         98,105
  Allocated corporate selling, general and
     administrative..........................     595,089      405,455       231,163        153,579
  Employee benefit contribution expense......     170,860       80,044        39,780         34,436
  Depreciation and amortization..............     142,495      147,448        76,476         53,979
                                               ----------   ----------    ----------     ----------
          Total operating costs and
            expenses.........................   6,896,462    4,004,107     2,109,964      1,907,842
                                               ----------   ----------    ----------     ----------
Operating income (loss)......................     (17,619)      32,970        88,721        142,430
Other expenses:
  Interest expense, net......................      35,437       29,887        11,950         17,167
                                               ----------   ----------    ----------     ----------
Income (loss) before taxes...................     (53,056)       3,083        76,771        125,263
Income tax expense (benefit).................     (17,000)          --        37,000         49,000
                                               ----------   ----------    ----------     ----------
Net income (loss)............................  $  (36,056)  $    3,083    $   39,771     $   76,263
                                               ==========   ==========    ==========     ==========

                See accompanying notes to financial statements.

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                            STATEMENTS OF CASH FLOWS

                                                                                            FOR THE
                                                                                          PERIOD FROM
                                                                            SIX MONTHS      JULY 1,
                                                   YEAR ENDED JUNE 30,        ENDED         1996 TO
                                                  ----------------------   DECEMBER 31,   DECEMBER 2,
                                                    1995         1996          1995           1996
                                                  ---------   ----------   ------------   ------------
                                                                           (UNAUDITED)    (UNAUDITED)
Cash provided by (used in) operating activities:
  Net income (loss).............................  $ (36,056)  $    3,083    $  39,771      $  76,263
  Adjustments to reconcile net income (loss) to
     net cash (used in) provided by operating
     activities:
     Depreciation and amortization..............    142,495      147,448       76,476         53,979
     Deferred taxes.............................    (32,000)     (14,000)     (21,000)       (15,000)
     Decrease (increase) in:
       Accounts receivable......................   (535,411)   1,023,481      527,757        170,745
       Work in progress.........................    (35,254)      49,631       34,327         10,012
       Prepaid expenses.........................    (27,060)      13,307       (7,855)        27,438
     Increase (decrease) in:
       Accounts payable and accrued expenses....     (6,630)    (979,653)    (926,387)       (12,006)
       Deferred maintenance and service fees and
          customer deposits.....................     74,249       26,425      140,030       (104,304)
       Income taxes payable.....................     15,000       (1,000)       4,000         50,000
                                                  ---------   ----------    ---------      ---------
  Net cash provided by (used in) operating
     activities.................................   (440,667)     268,722     (132,881)       257,127
                                                  ---------   ----------    ---------      ---------
Cash provided by (used in) investing activities:
  Purchase of property and equipment, net.......    (35,144)     (18,803)    (146,542)       (10,292)
  Capitalized software development costs........    (57,552)     (19,498)      (6,507)        (4,875)
                                                  ---------   ----------    ---------      ---------
  Net cash used in investing activities.........    (92,696)     (38,301)    (153,049)       (15,167)
                                                  ---------   ----------    ---------      ---------
Cash used in financing activities:
  Proceeds from (reduction of) lines of credit,
     net........................................    405,808       85,572       42,786       (491,380)
  Proceeds from long-term debt..................     42,172      118,158      124,325         93,925
  Repayment of long-term debt...................   (304,399)    (142,319)    (180,171)      (240,519)
                                                  ---------   ----------    ---------      ---------
  Net cash provided by (used in) financing
     activities.................................    143,581       61,411      (13,060)      (637,974)
                                                  ---------   ----------    ---------      ---------
Net cash retained (disbursed) by Company........  $(389,782)  $  291,832    $(298,990)     $(396,014)
                                                  =========   ==========    =========      =========

                See accompanying notes to financial statements.

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     Health Care Division ("HCD"), a division of Info Systems of North Carolina, Inc., (the "Company") is engaged in designing, programming, licensing, installing, and supporting hardware and software systems to the medical industry throughout the United States. HCD has long-term marketing rights to and ownership of licensed software in various industry segments. The assets and liabilities of HCD were acquired by American Medcare Corporation on December 3, 1996. Unaudited information is provided for the interim period up to this date and for the comparable period for 1995.

BASIS OF PRESENTATION

     The accompanying financial statements present the financial position, results of operations and cash flows of HCD. The balance sheets present the assets and liabilities which are specifically identifiable to HCD and a pro rata allocation of the Company's long-term debt. The statements of operations include an allocation of Company general and administrative expenses incurred on behalf of HCD. Expenses allocated to HCD are allocated based on factors such as ratios of sales or personnel in HCD to total sales or personnel in consolidated entities. Company management believes the allocations are reasonable, however, these allocated expenses are not necessarily indicative of expenses that would have been incurred by HCD on a stand-alone basis.

REVENUE RECOGNITION

     Professional services revenue represents fees for designing, programming, consulting and other installation services and is recognized as revenue as the related services are performed, or under the percentage of completion method for fixed price contracts. Maintenance fees are recognized ratably over the term of the related contract. Deferred revenues include the unearned portion of all maintenance and service agreements.

     Software licensing fees represent revenues under licensing agreements that provide customers with the right to use HCD's software products. Certain agreements also provide for professional services such as installation of the software and customer training. Software licensing fees are recognized as revenue when the related software is delivered.

COSTS OF HARDWARE AND CERTAIN SOFTWARE SALES

     Costs of hardware and certain software sales include those costs incurred related to software licensing fees (primarily royalty and referral expenses) and amounts paid for the purchase of hardware from IBM and other vendors under HCD's remarketing arrangements.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     Certain costs incurred in the internal development of computer software and costs of purchased computer software, which is to be licensed, sold, or otherwise marketed, are capitalized and amortized on a straight-line basis over the expected useful life of the individual software products (generally four years). Development costs include detailed design, prototyping, coding, testing, documentation, production and quality assurance. Such costs are capitalized once the product's technological feasibility is established and are expensed after the product is available for general release. During the years ended June 30, 1995, and 1996, the Company capitalized $57,552 and $19,498, respectively, of software development costs. Amortization of capitalized software development costs for the years ended June 30, 1995, and 1996, was $131,383 and $142,548, respectively.

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company's operational policy for the assessment and measurement of the continuing value of capitalized software is to evaluate the recoverability of the remaining life of its capitalized software and determine whether the software should be completely or partially written off or the amortization period accelerated. The Company will recognize an impairment if undiscounted estimated future cash flows of the capitalized software is determined to be less than the carrying amount of capitalized software.

CUSTOMER DEPOSITS

     Customer deposits represent deposits received on licensing agreements and hardware sales agreements (prior to delivery of the software and hardware) and the portion of licensing fee revenue relating to installations and customer training that have not been completed as of year-end.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes.

INCOME TAXES

     The Company uses the asset and liability approach where deferred income taxes are provided for temporary differences between the book and tax bases of assets and liabilities using the tax rates, under existing legislation, expected to be in effect at the date temporary differences are expected to reverse. The effects of changes in tax laws or rates are recognized in deferred tax balances when enacted.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     HCD sells its systems and services to a wide variety of customers in several geographic areas. This diversity limits the concentration of credit risk which may arise from the resultant accounts receivable. The Division had two customers in 1996 which accounted for approximately $478,000 and $464,000, respectively, of its revenue and three customers in 1995 which accounted for approximately $1,915,000, $1,071,000, and $711,000, respectively, of total revenue.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     HCD's financial instruments include accounts receivables, accounts payable, accrued liabilities and long-term debt. Such instruments are reported at values which HCD believes are not materially different from their fair values.

NEW ACCOUNTING PRONOUNCEMENTS

     Statements of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995.

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     This statement required that long-lived assets, including certain intangibles, held and used by HCD be reviewed for potential impairment. This new pronouncement did not have a material effect on HCD's financial statements when adopted.

INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the accompanying (unaudited) interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly HCD's financial position at December 2, 1996 and its results of operations and its cash flows for the six months ended December 31, 1995 and the period ended December 2, 1996. The results of operations and its cash flows for the interim periods are not necessarily indicative of the results to be expected for the full year.

SIGNIFICANT TRANSACTIONS

     In fiscal 1995, HCD benefitted from a significant, non-recurring sale of hardware. Sales, cost of sales and gross profit attributable to this transaction were approximately $1.2 million, $900,000 and $300,000, respectively. The customer in this transaction is a continuing customer for service and support in fiscal 1996; however, hardware sales to this and other customers returned to levels more typically experienced.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists entirely of computer equipment. The Company does not identify other property and equipment by division and no allocation of these assets are made for disclosure purposes. Depreciation of non-allocated assets is included as part of the allocation of corporate expenses.

3.  LINES-OF-CREDIT

     The Company has a $1,500,000 line-of-credit with a bank that is collateralized by equipment and various assets and is intended to be used for general working capital purposes. Interest is payable monthly at either the bank's prime rate or LIBOR plus 2.25 percent, at the Company's option. The line-of-credit expires November 30, 1996. The outstanding balance at June 30, 1996, was $1,541,462. There was no outstanding balance at June 30, 1995.

     The Company has a $600,000 line-of-credit with IBM for equipment financing under its remarketing agreement that is due on demand and secured by certain accounts receivable. IBM may approve borrowings above the $600,000 limit. Interest is not accrued for the first 30 days; the rate varies from 1.75 percent to 3.25 percent thereafter. The outstanding balances at June 30, 1995 and 1996, were $1,664,834 and $641,730, respectively.

     The Company's line-of-credit has been allocated to HCD based upon HCD's pro rata share of total Company revenues.

4.  LONG-TERM DEBT

     Long-term debt consists of five notes payable to banks and one note payable to stockholders due in various monthly installments ranging from $1,143 to $35,000. These notes bear interest at various rates ranging from 7.45% to 9%, including certain notes which bear interest at variable rates based on the prime rate or LIBOR. The bank notes are secured by receivables, equipment and vehicles and mature at various dates through June 1999. One of the bank notes payable and the note payable to shareholders relate to the

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Company's ESOP plan (Note 6). The long-term debt allocation to HCD is based on its pro rata share of the total revenues and consists of:

                                                                    JUNE 30,
                                                              ---------------------
                                                                1995        1996
                                                              ---------   ---------
Notes payable to banks and shareholders.....................  $ 423,041   $ 398,880
Less current portion........................................   (152,295)   (171,518)
                                                              ---------   ---------
                                                              $ 270,746   $ 227,362
                                                              =========   =========

     Scheduled principal repayments on long-term debt at June 30, 1996, are as follows:

                          JUNE 30,
                          --------
1997........................................................  $171,518
1998........................................................   178,616
1999........................................................    41,362
2000........................................................     7,384
                                                              --------
          Total.............................................  $398,880
                                                              ========

     Under the terms of certain of the notes payable, and the line-of-credit the Company is required to comply with certain covenants, the most restrictive of which require maintenance of certain financial and operating ratios and a minimum level of tangible net worth; limit capital expenditures and prohibit the Company from incurring additional indebtedness. The Company is either in compliance with all covenants at June 30, 1996, or has obtained appropriate waivers from the bank.

5.  INCOME TAXES

     Components of income tax expense (benefit) are as follows:

                                                              YEAR ENDED JUNE 30,
                                                              -------------------
                                                                1995       1996
                                                              --------   --------
  Current:
     Federal................................................  $ 10,000   $  9,000
     State..................................................     5,000      5,000
                                                              --------   --------
                                                                15,000     14,000
                                                              --------   --------
  Deferred:
     Federal................................................   (25,000)   (11,000)
     State..................................................    (7,000)    (3,000)
                                                              --------   --------
                                                               (32,000)   (14,000)
                                                              --------   --------
            Total...........................................  $(17,000)  $     --
                                                              ========   ========

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Income taxes differed from amounts computed by applying the U.S. Federal income tax statutory rate to pre-tax income as a result of the following:

                                                              YEAR ENDED JUNE 30,
                                                              --------------------
                                                                1995        1996
                                                              ---------   --------
  Expected tax expense (benefit)............................   $(18,039)   $ 1,048
  Increase (decrease) in income taxes resulting from:
     State income taxes.....................................     (4,112)     1,124
     Nondeductible expenses.................................      2,886      3,909
     Effect of graduated rates..............................      2,265     (2,754)
     Other..................................................         --     (3,327)
                                                               --------    -------
                                                               $(17,000)   $    --
                                                               ========    =======

     Deferred income tax assets and liabilities are comprised of the following:

                                                                  JUNE 30,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
Deferred income tax liability
  Book over tax basis in capitalized software...............  $92,000   $52,000
                                                              =======   =======
Deferred income tax assets
  Accounts receivable.......................................  $ 9,000   $ 7,000
  Accrued vacation..........................................   17,000    16,000
  Customer deposits.........................................   24,000     1,000
                                                              -------   -------
                                                              $50,000   $24,000
                                                              =======   =======

6.  EMPLOYEE BENEFIT PLANS

     HCD's employees are covered under benefit plans established by the Company, including a 401(k) profit sharing plan and an Employee Stock Ownership Plan
(ESOP). Eligibility for participation is based on age and length of service.

     In connection with the ESOP's purchase of the Company's common stock, the Company entered into certain notes payable, made a cash contribution to the ESOP and obligated itself to make contributions to the ESOP sufficient to enable the ESOP to service its debt. HCD's allocation of long-term debt includes an allocation of ESOP debt.

     Costs incurred by the Company under these benefit plans have been allocated to HCD pro rata based on the number of employees.

7.  COMMITMENTS AND CONTINGENCIES

     HCD markets, licenses, and supports software packages under license and distributorship agreements. These agreements require HCD to pay agreed-upon royalties on each sale of a software package as well as certain minimum royalties over various terms of the agreements. Royalty expense amounted to approximately $55,000 and $21,000 in fiscal 1995 and 1996, respectively.

     The Company has several operating leases for office space and equipment, including that used by HCD, under one to seven year leases that are accounted for as operating leases. In conjunction with the acquisition of HCD (Note 8), operations of HCD will be moved to another location. HCD will not be responsible for

                              HEALTH CARE DIVISION
              (A DIVISION OF INFO SYSTEMS OF NORTH CAROLINA, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

obligations under the existing leases after the relocation. Rent expense allocated to HCD totalled $117,446 and $133,334 in fiscal 1995 and 1996, respectively.

     The Company is involved in various lawsuits arising in the normal course of business. Management believes that such matters will not have a material effect on the financial condition of HCD, its liquidity or operating results.

8.  DIVISIONAL EQUITY (DEFICIT)

     Divisional equity (deficit) reflects the historical activity between HCD and the Company, including the effect of allocations of the Company's lines of credit and long-term debt. An analysis of the change in divisional equity (deficit) follows:

                                                                 1995         1996
                                                              -----------   ---------
Balance, July 1.............................................  $(1,033,002)  $(679,276)
  Net income (loss).........................................      (36,056)      3,083
  Net cash (to) from Company................................      389,782    (291,832)
                                                              -----------   ---------
Balance, June 30............................................  $  (679,276)  $(968,025)
                                                              ===========   =========

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Rovak, Inc.
Lake Elmo, Minnesota

     We have audited the accompanying balance sheets of Rovak, Inc., as of December 31, 1995 and 1996, and the related statements of operations and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rovak, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Atlanta, Georgia
February 17, 1997

                                  ROVAK, INC.

                                 BALANCE SHEETS

                                                                   DECEMBER 31,
                                                             ------------------------    MARCH 31,
                                                                1995         1996          1997
                                                             ----------   -----------   -----------
                                                                                        (UNAUDITED)
ASSETS:
Current assets:
  Accounts receivable, net of allowance for doubtful
     accounts of $10,000...................................  $  207,196   $   159,233    $  244,867
  Inventory................................................     428,990       180,325       191,233
  Notes receivable -- stockholders.........................     105,862       288,090       537,815
  Other current assets.....................................      33,794        96,963       107,539
                                                             ----------   -----------    ----------
          Total current assets.............................     775,842       724,611     1,081,454
Deferred income taxes......................................     235,000       185,000       140,000
Property and equipment, net................................     188,080       382,465       358,424
Prepaid royalties..........................................     116,993       221,218       221,218
                                                             ----------   -----------    ----------
          Total assets.....................................  $1,315,915   $ 1,513,294    $1,801,096
                                                             ==========   ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current liabilities:
  Checks written in excess of available funds..............  $    3,949   $    17,283    $   26,094
  Note payable -- bank.....................................      56,000       233,500       437,500
  Accounts payable.........................................     239,179       242,842       338,870
  Accrued compensation and payroll taxes...................      82,735       122,390        81,823
  Other accrued liabilities................................       1,557         4,518         1,918
  Customer deposits........................................     154,275       152,210        62,106
  Deferred revenue.........................................          --        58,226       170,576
  Long-term debt -- current portion........................     187,473       197,404       190,397
  Obligations under capital leases -- current portion......      25,926        49,479        50,614
                                                             ----------   -----------    ----------
          Total current liabilities........................     751,094     1,077,852     1,359,898
Notes payable -- stockholders..............................     124,842        92,971        84,003
Long-term debt.............................................     593,598       407,044       369,982
Obligations under capital leases...........................      72,976       100,913        87,825
                                                             ----------   -----------    ----------
          Total liabilities................................   1,542,510     1,678,780     1,901,708
                                                             ----------   -----------    ----------
Commitments and contingencies
Stockholders' equity (deficit):
  Common stock, no par value; 10,000 shares authorized;
     8,217 shares issued and outstanding...................     157,919       157,919       157,919
  Accumulated deficit......................................    (384,514)     (323,405)     (258,531)
                                                             ----------   -----------    ----------
          Total stockholders' equity (deficit).............    (226,595)     (165,486)     (100,612)
                                                             ----------   -----------    ----------
          Total liabilities and stockholders' equity
            (deficit)......................................  $1,315,915   $ 1,513,294    $1,801,096
                                                             ==========   ===========    ==========

              See accompanying notes to the financial statements.

                                  ROVAK, INC.

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                              THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,          MARCH 31,
                                                  -----------------------   -----------------------
                                                     1995         1996         1996         1997
                                                  ----------   ----------   ----------   ----------
                                                                                  (UNAUDITED)
Revenues:
  Systems and software sales....................  $2,694,785   $3,246,036   $  773,044   $  834,912
  Maintenance and support services..............     503,353      864,604      191,331      170,390
  Other.........................................     603,734      743,590      176,522      174,763
                                                  ----------   ----------   ----------   ----------
          Total revenues........................   3,801,872    4,854,230    1,140,897    1,180,065
Cost of revenues................................   1,811,047    2,310,587      510,315      463,572
                                                  ----------   ----------   ----------   ----------
Gross margin....................................   1,990,825    2,543,643      630,582      716,493
                                                  ----------   ----------   ----------   ----------
Operating expenses:
  Personnel costs...............................     940,919    1,195,684      332,004      323,697
  Other selling, general and administrative.....     825,964      801,075      178,494      194,997
  Research and development......................     297,834      237,989       59,733       30,512
  Depreciation..................................      68,341       72,531       18,855       24,041
                                                  ----------   ----------   ----------   ----------
          Total operating expenses..............   2,133,058    2,307,279      589,086      573,247
                                                  ----------   ----------   ----------   ----------
Operating income (loss).........................    (142,233)     236,364       41,496      143,246
Interest expense, net...........................     127,853      125,255       37,204       33,372
                                                  ----------   ----------   ----------   ----------
Income (loss) before taxes......................    (270,086)     111,109        4,292      109,874
Income taxes (benefit)..........................     (99,000)      50,000        1,700       45,000
                                                  ----------   ----------   ----------   ----------
Net (loss) income...............................    (171,086)      61,109        2,592       64,874
Accumulated deficit, beginning..................    (213,428)    (384,514)    (384,514)    (323,405)
                                                  ----------   ----------   ----------   ----------
Accumulated deficit, ending.....................  $ (384,514)  $ (323,405)  $ (381,922)  $ (258,531)
                                                  ==========   ==========   ==========   ==========

                See accompanying notes to financial statements.

                                  ROVAK, INC.

                            STATEMENTS OF CASH FLOWS


                                                                             THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,           MARCH 31,
                                                ------------------------   -----------------------
                                                   1995          1996        1996          1997
                                                ----------    ----------   ---------    ----------
                                                                                 (UNAUDITED)
Cash provided by (used in) operating
  activities:
  Net (loss) income...........................   $(171,086)    $  61,109   $   2,592    $  64,874
  Adjustments to reconcile net (loss) income
     to net cash provided by (used in)
     operating activities:
     Depreciation.............................      68,341        72,531      18,855       24,041
     (Increase) decrease in assets:
       Accounts receivable....................      76,130        47,963    (159,424)     (85,634)
       Inventory..............................     (65,255)      248,665     (28,878)     (10,908)
       Prepaid royalties......................          --      (104,225)         --           --
       Other current assets...................      (2,705)      (63,169)     (1,507)     (10,576)
       Deferred income taxes..................     (99,000)       50,000       1,700       45,000
     Increase (decrease) in liabilities:
       Accounts payable.......................      11,746         3,663     (12,215)      96,028
       Accrued expenses.......................      53,786        42,616     (17,597)     (43,167)
       Customer deposits......................      60,394        (2,065)     52,499      (90,104)
       Deferred revenue.......................          --        58,226     110,326      112,350
       Net (increase) decrease in notes
          receivable -- stockholders..........     (27,791)     (182,228)         --     (249,725)
                                                 ---------     ---------   ---------    ---------
  Net cash provided by (used in) operating
     activities...............................     (95,440)      233,086     (33,649)    (147,821)
                                                 ---------     ---------   ---------    ---------
Cash (used in) investing activity:
  Purchase of property and equipment..........     (25,482)     (184,676)     (1,814)          --
                                                 ---------     ---------   ---------    ---------
Cash provided by (used in) financing
  activities:
  Checks written in excess of available
     funds....................................       3,949        13,334       6,656        8,811
  Increases in credit line....................     594,038     1,002,859     228,000      321,947
  Decreases in credit line....................    (638,038)     (825,359)   (150,000)    (117,947)
  Repayment of note payable -- stockholders...     (31,529)      (31,871)     (6,818)      (8,968)
  Issuance of long-term debt..................     330,350            --          --           --
  Repayment of long-term debt.................    (117,883)     (176,623)    (42,375)     (44,069)
  Repayment of capital lease obligations......     (24,240)      (30,750)         --      (11,953)
                                                 ---------     ---------   ---------    ---------
  Net cash provided by (used in) financing
     activities...............................     116,647       (48,410)     35,463      147,821
                                                 ---------     ---------   ---------    ---------
Net (decrease) in cash........................      (4,275)           --          --           --
Cash, beginning...............................       4,275            --          --           --
                                                 ---------     ---------   ---------    ---------
Cash ending...................................   $      --     $      --   $      --    $      --
                                                 =========     =========   =========    =========


                See accompanying notes to financial statements.

                                  ROVAK, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF ORGANIZATION

     Rovak, Inc., (the "Company") is a Minnesota corporation engaged in the design, development, marketing, installation and servicing of its proprietary healthcare practice management software systems and related computer equipment to clinics located throughout the United States.

REVENUE RECOGNITION

     Revenue on computer system sales and software license fees is recognized when the system is shipped. Revenue for maintenance and support is deferred and recognized ratably over the period to which it relates.

INVENTORIES

     Inventories are stated at cost and represent computer systems and replacement parts.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method and is charged to expense based on the estimated useful lives of the assets.

     Expenditures for additions and improvements are capitalized, while repairs and maintenance are expensed as incurred.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Accounts receivable arise from sale of practice management systems to the Company's customer base located throughout the United States. The Company performs ongoing credit evaluations of its customers' financial condition, and generally requires no collateral from its customers. The Company's credit losses are subject to general economic conditions of the health care industry.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumption about the future outcome of current transactions which may affect the reporting and disclosure of these transactions. Accordingly, actual results could differ from those estimates used in the preparation of these financial statements.

INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes, if any. Deferred taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist principally of accounts receivable, notes receivable, accounts payable, notes payable, and long term debt. Accounts receivable and accounts payable are short term in nature, accordingly, carrying value is deemed to approximate fair value. The notes payable to bank, including both the short-term line of credit and long-term loans, bear interest at rates which vary with current

                                  ROVAK, INC.

market conditions, accordingly, carrying values are deemed to approximate fair value. Notes receivable and payable with stockholders bear interest at fixed rates ranging between 8% and 10% which, based on their terms and their current interest rates in the market, are deemed to approximate fair value.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995.

     This statement requires that long-lived assets, including certain intangibles, held and used by the Company be reviewed for potential impairment. This new pronouncement did not have a material effect on the Company's financial statements when adopted.

INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the accompanying (unaudited) interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position at March 31, 1997 and its results of operations and its cash flows for the three months ended March 31, 1996 and 1997. The results of operations and its cash flows for the interim periods are not necessarily indicative of the results to be expected for the full year.

2.  NOTES RECEIVABLE -- STOCKHOLDERS

     Notes receivable -- stockholders aggregated $105,862 and $288,090 at December 31, 1995 and 1996, respectively. The notes bear interest at 8%, are due upon demand and are unsecured.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at:

                                                          ESTIMATED       DECEMBER 31,
                                                         USEFUL LIFE   -------------------
                                                          IN YEARS       1995       1996
                                                         -----------   --------   --------
Furniture and fixtures.................................    5-7         $ 35,490   $ 45,415
Computer equipment.....................................     5           151,162    297,738
Office equipment.......................................     7           115,008    115,567
Equipment under capital lease..........................    5-7          135,456    217,696
Leasehold improvements.................................    5-7           32,272     59,888
                                                                       --------   --------
                                                                        469,388    736,304
Less accumulated depreciation..........................                 281,308    353,839
                                                                       --------   --------
Property and equipment, net............................                $188,080   $382,465
                                                                       ========   ========

     Depreciation expense, including that on equipment under capital lease, was $68,341 and $72,531 in 1995 and 1996, respectively. Accumulated depreciation on the equipment under capital leases was $38,379 and $70,923 at December 31, 1995 and 1996, respectively.

4.  NOTE PAYABLE -- BANK

     At December 31, 1995 and 1996, the Company had outstanding short-term borrowings of $56,000 and $233,500, respectively, under a bank line of credit totalling $200,000 and $500,000, respectively. The unused portion of the line of credit was $144,000 at December 31, 1995 and was $266,500 at December 31, 1996. The

                                  ROVAK, INC.

line of credit accrues interest monthly at a variable rate (8.75% at December 31, 1996) and is collateralized by a first security interest of substantially all corporate assets.

5.  NOTES PAYABLE -- STOCKHOLDERS

     Notes payable -- stockholders aggregated $124,842 and $92,971 at December 31, 1995 and 1996, respectively. The notes bear interest at 10%, are due in 1999 and are collateralized by substantially all assets subordinated to the note payable -- bank and long-term debt.

6.  LONG-TERM DEBT

     Long-term debt consisted of the following:


                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1995        1996
                                                              ---------   ---------
Notes payable -- bank bearing interest at a variable rate
  (10.25% at September 30, 1996) and due in monthly
  installments at various dates through November 2000. The
  notes are collateralized by a first security interest in
  substantially all corporate assets........................  $ 781,071   $ 604,448
  Less current portion......................................   (187,473)   (197,404)
                                                              ---------   ---------
Long-term debt..............................................  $ 593,598   $ 407,044
                                                              =========   =========
YEAR ENDING DECEMBER 31:
  1997......................................................              $ 197,404
  1998......................................................                201,350
  1999......................................................                132,425
  2000......................................................                 73,269
                                                                          ---------
                                                                          $ 604,448
                                                                          =========


7.  OBLIGATIONS UNDER CAPITAL LEASES

     The Company leases certain office equipment under capital leases expiring at various dates through May 2001. Future minimum lease payments as of December 31, 1996 are as follows:

YEAR ENDING DECEMBER 31:
  1997......................................................  $ 61,550
  1998......................................................    61,550
  1999......................................................    41,688
  2000......................................................     5,976
  Thereafter................................................     2,490
                                                              --------
          Total minimum lease payments......................   173,254
Less amount representing interest...........................   (22,862)
                                                              --------
Present value of net minimum lease payments.................   150,392
Less current portion........................................   (49,479)
                                                              --------
Long-term portion...........................................  $100,913
                                                              ========

                                  ROVAK, INC.

8.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases its corporate offices and operating facilities under an operating lease with a corporation related through common control.

     The aggregate future minimum lease payments as of December 31, 1996 are as follows for:

YEAR ENDING DECEMBER 31:
  1997......................................................  $ 90,000
  1998......................................................    90,000
  1999......................................................    90,000
  2000......................................................    45,000
                                                              --------
                                                              $315,000
                                                              ========

     Rent expense was $44,807 and $75,000 in 1995 and 1996, respectively.

401(K) PROFIT-SHARING PLAN

     In 1996, the Company established a 401(k) plan available to all employees meeting certain service requirements. Eligible employees may contribute up to 15% of their annual salary to the plan, subject to certain limitations. The Company may make matching contributions and also may provide profit-sharing contributions at the discretion of its board of directors. Employees become fully vested in the Company contributions after seven years of service. In 1996, the Company contribution was $17,462.

LICENSE AGREEMENTS

     In February 1996, the Company entered into a license agreement with Centaur Systems, Inc. ("CSI") whereby CSI granted Rovak the exclusive right to license certain programs owned by CSI, in exchange for future royalty payments on revenue received by the Company related to maintenance services provided to CSI's customer base. The royalty is calculated on an annual declining scale starting at 60% of related revenue for 1996 and ending at 20% of revenue for the year 2000. During 1996, the Company paid $53,025 of royalties to CSI, of which $37,881 was prepaid.

     In September 1994, the Company entered a license agreement with PCM Systems, Inc. ("PCM") whereby PCM granted Rovak the exclusive right to license certain programs owned by PCM, in exchange for future royalty payments equal to 5% of revenue received by the Company related to PCM's line of business, including any related maintenance fees earned. In addition, the agreement required a royalty prepayment of $80,000 and minimum monthly royalties of $3,333, with guaranteed minimum aggregate royalty payments of $280,000 through August 31, 2001, after which royalties no longer accrue. As of December 31, 1996, $291,171 of royalties have been paid, including $183,337 of prepaid royalties.

     Also in connection with the PCM license agreement, the Company entered into an employment agreement with an officer/shareholder of PCM, whereby that individual became employed by Rovak in exchange for base compensation plus a 5% commission on all revenue earned by Rovak related to PCM's line of business. This agreement runs through 2001 and may be canceled by either party.

9.  RELATED PARTY TRANSACTIONS

     During 1995 and 1996, the Company purchased computer forms and supplies from a corporation owned by a family member of a Company stockholder aggregating $214,886 and $291,882, respectively. These costs

                                  ROVAK, INC.

are included in cost of sales in the Company's statement of operations. At December 31, 1995 and 1996, accounts payable to this related party totalled $30,020 and $28,682, respectively.

     Additionally, the Company leases its operating facility and offices from a related party (Note 8).

10.  INCOME TAXES

     The components of income tax expense (benefit) are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1995           1996
                                                              --------        -------
Current
  Federal...................................................  $     --        $    --
  State.....................................................        --             --
                                                              --------        -------
          Total current.....................................        --             --
                                                              --------        -------
Deferred
  Federal...................................................   (77,000)        45,000
  State.....................................................   (22,000)         5,000
                                                              --------        -------
          Total deferred....................................   (99,000)        50,000
                                                              --------        -------
                                                              $(99,000)       $50,000
                                                              ========        =======

     Deferred tax assets at December 31, 1995 and 1996 of $235,000 and $185,000 relate principally to the anticipated benefit from the Company's $396,000 net operating loss carryforward which expires in 2011. Other temporary differences are immaterial.

     Income taxes differed from amounts computed by applying the U.S. Federal income tax statutory rate to pretax income as a result of the following:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1995           1996
                                                              --------        -------
Expected tax (benefit) expense..............................  $(91,830)       $37,800
Increase (decrease) in income taxes resulting from:
  State income taxes........................................   (16,494)         6,600
Other, net..................................................     9,324          5,600
                                                              --------        -------
Net income tax (benefit) expense............................  $(99,000)       $50,000
                                                              ========        =======

11.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                               1995            1996
                                                             --------        --------
Cash paid for interest during the years....................  $133,933        $139,780
                                                             ========        ========

     During 1996, the Company incurred obligations under capital leases totalling $82,240 in exchange for equipment. In addition, the Company transferred $133,972 of inventory to equipment.

                                  ROVAK, INC.

12.  SUBSEQUENT EVENT


     The Company has entered into negotiations with American Medicare Corporation ("AMC"), whereby AMC would acquire all of the common stock of the Company in exchange for an estimated $3,000,000 plus contingent consideration of $815,000 based on earnings subsequent to the transaction. Of the total consideration, approximately $1,500,000 is payable in cash and the balance by issuance of common stock. The sale is anticipated to occur in the second quarter of 1997.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
DR Software, Inc.
Atlanta, Georgia

     We have audited the accompanying balance sheets of DR Software, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DR Software, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Atlanta, Georgia
February 17, 1997

                               DR SOFTWARE, INC.

                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                                           -----------------------     MARCH 31,
                                                              1995         1996          1997
                                                           ----------   ----------    -----------
                                                                                      (UNAUDITED)
ASSETS:
Current assets:
  Cash...................................................  $  169,834   $  155,048    $  198,247
  Accounts receivable, net of allowance of $14,000,
     $14,000 and $5,900..................................     262,385      369,715       274,899
  Inventory..............................................     135,587       63,256        84,699
  Receivable from stockholder............................      32,130       46,530        50,130
  Other assets...........................................       4,898       25,030        30,561
                                                           ----------   ----------    ----------
          Total current assets...........................     604,834      659,579       638,536
                                                           ----------   ----------    ----------
Property and equipment:
  Office and computer equipment..........................     340,561      399,030       409,093
  Furniture and fixtures.................................      32,771       58,157        58,824
                                                           ----------   ----------    ----------
          Total property and equipment...................     373,332      457,187       467,917
          Less accumulated depreciation..................    (243,165)    (301,888)     (316,357)
                                                           ----------   ----------    ----------
          Net property and equipment.....................     130,167      155,299       151,560
                                                           ----------   ----------    ----------
Capitalized software development costs, net of
  accumulated amortization of $1,070,143, $1,296,324 and
  $1,338,994.............................................     514,414      683,515       743,815
                                                           ----------   ----------    ----------
          Total assets...................................  $1,249,415   $1,498,393    $1,533,911
                                                           ==========   ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Note payable to bank...................................  $       --   $   70,000    $   70,000
  Accounts payable.......................................     187,377      109,532        68,762
  Accrued expenses.......................................     138,050      137,937       151,906
  Deferred revenue from software maintenance
     agreements..........................................     881,754    1,045,776       935,723
  Customer deposits......................................          --       46,478       267,659
  Current portion of capital lease obligations...........       4,913        8,833         8,855
                                                           ----------   ----------    ----------
          Total current liabilities......................   1,212,094    1,418,556     1,502,905
                                                           ----------   ----------    ----------
Capital lease obligations, less current portion..........      15,227       19,249        17,030
                                                           ----------   ----------    ----------
Commitments
Stockholders' equity:
  Common stock, $1.00 par value; 100,000 shares
     authorized; issued and outstanding 50,000 shares in
     1995 and 1996 and 51,882 shares in 1997.............      50,000       50,000        51,882
  Subscription receivable................................          --           --          (100)
  Retained earnings (deficit)............................     (27,906)      10,588       (37,806)
                                                           ----------   ----------    ----------
          Total stockholders' equity.....................      22,094       60,588        13,976
                                                           ----------   ----------    ----------
          Total liabilities and stockholders' equity.....  $1,249,415   $1,498,393    $1,533,911
                                                           ==========   ==========    ==========

                See accompanying notes to financial statements.

                               DR SOFTWARE, INC.

                            STATEMENTS OF OPERATIONS


                                                                                THREE MONTHS
                                                 YEAR ENDED DECEMBER 31,      ENDED MARCH 31,
                                                 ------------------------   --------------------
                                                    1995          1996        1996        1997
                                                 ----------    ----------   --------    --------
                                                                                (UNAUDITED)
Revenues:
  System sales.................................  $2,192,378    $1,908,845   $470,569    $403,600
  Support and services.........................   1,211,916     1,450,606    366,769     369,894
                                                 ----------    ----------   --------    --------
          Total revenues.......................   3,404,294     3,359,451    837,338     773,494
                                                 ----------    ----------   --------    --------
Operating expenses:
  Salaries and wages...........................   1,461,901     1,585,559    412,049     424,684
  Hardware purchases for resale................   1,073,920       785,173    219,875     174,392
  Depreciation and amortization................     292,641       284,904     79,296      57,138
  Rent.........................................      48,191        81,123     12,666      25,202
  Travel and entertainment.....................     207,508       184,262     54,891      32,008
  Telephone....................................     120,290       126,196     32,722      28,013
  Advertising..................................      76,790       102,060     13,609      26,115
  Other........................................     135,938       181,025     61,705      25,870
                                                 ----------    ----------   --------    --------
          Total operating expenses.............   3,417,179     3,330,302    886,813     793,422
                                                 ----------    ----------   --------    --------
Income (loss) from operations..................     (12,885)       29,149    (49,475)    (19,928)
Other income (expense):
  Interest expense.............................     (11,139)      (12,447)    (2,635)     (1,897)
  Miscellaneous................................      11,747        36,792      7,043     (24,787)
                                                 ----------    ----------   --------    --------
Net income (loss)..............................  $  (12,277)   $   53,494   $(45,067)   $(46,612)
                                                 ==========    ==========   ========    ========


                See accompanying notes to financial statements.

                               DR SOFTWARE, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                   STOCK       RETAINED        TOTAL
                                                      COMMON    SUBSCRIPTION   EARNINGS    STOCKHOLDERS'
                                                       STOCK     RECEIVABLE    (DEFICIT)      EQUITY
                                                      -------   ------------   ---------   -------------
Balance, at December 31, 1994.......................  $50,000     $    --      $(10,629)      $ 39,371
  Net loss..........................................       --          --       (12,277)       (12,277)
  Distributions.....................................       --          --        (5,000)        (5,000)
                                                      -------     -------      --------       --------
Balance, at December 31, 1995.......................   50,000          --       (27,906)        22,094
  Net income........................................       --          --        53,494         53,494
  Distributions.....................................       --          --       (15,000)       (15,000)
                                                      -------     -------      --------       --------
Balance, at December 31, 1996.......................   50,000          --        10,588         60,588
  Stock subscription -- 1,882 shares for $100.......    1,882        (100)       (1,782)            --
  Net loss..........................................       --          --       (46,612)       (46,612)
                                                      -------     -------      --------       --------
Balance, at March 31, 1997..........................  $51,882     $  (100)     $(36,024)      $ 13,976
                                                      =======     =======      ========       ========

                See accompanying notes to financial statements.

                                DR SOFTWARE INC.

                            STATEMENTS OF CASH FLOWS

                                                                           THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,         MARCH 31,
                                               -----------------------   ----------------------
                                                 1995           1996       1996          1997
                                               ---------      --------   --------      --------
                                                                              (UNAUDITED)
Cash provided by (used in) operating
  activities:
  Net income (loss)..........................  $ (12,277)     $ 53,494   $(45,067)     $(46,612)
  Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation and amortization...........    292,641       284,904     79,296        57,138
     Changes in:
       Accounts receivable...................    (52,822)     (107,330)    15,851        94,816
       Inventory.............................    (35,874)       72,331     32,229       (21,443)
       Other assets..........................      7,346       (20,132)   (24,415)       (5,531)
       Accounts payable and accrued
          expenses...........................     89,370       (77,958)   (65,333)      (26,801)
       Deferred revenue......................    132,692       164,022      2,286      (110,053)
       Customer Deposits.....................         --        46,478         --       221,181
                                               ---------      --------   --------      --------
  Net cash provided by (used in) operating
     activities..............................    421,076       415,809     (5,153)      162,695
                                               ---------      --------   --------      --------
Cash provided by (used in) investing
  activities:
  Receivable from stockholder................    (14,400)      (14,400)    (3,600)       (3,600)
  Purchase of property and equipment.........    (41,314)      (69,455)   (35,023)      (10,730)
  Increase in capitalized software
     development costs.......................   (254,530)     (395,282)   (35,387)     (102,969)
                                               ---------      --------   --------      --------
  Net cash used in investing activities......   (310,244)     (479,137)   (74,010)     (117,299)
                                               ---------      --------   --------      --------
Cash provided by (used in) financing
  activities:
  Net borrowings under line of credit........         --        70,000         --            --
  Decrease in loans from stockholders........    (10,000)           --         --            --
  Payments on capital lease obligations......     (4,241)       (6,458)    (1,165)       (2,197)
  Distributions paid.........................     (5,000)      (15,000)        --            --
                                               ---------      --------   --------      --------
  Net cash provided by (used in) financing
     activities..............................    (19,241)       48,542     (1,165)       (2,197)
                                               ---------      --------   --------      --------
Net increase (decrease) in cash..............     91,591       (14,786)   (80,328)       43,199
Cash, beginning..............................     78,243       169,834    169,834       155,048
                                               ---------      --------   --------      --------
Cash, ending.................................  $ 169,834      $155,048   $ 89,506      $198,247
                                               =========      ========   ========      ========

                See accompanying notes to financial statements.

                               DR SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     DR Software, Inc. (the "Company"), a Georgia corporation, was incorporated on February 24, 1983. The Company provides turnkey computer hardware and software systems to physicians. The Company's offices are located in Marietta, Georgia.

CASH AND CASH EQUIVALENTS

     For purposes of cash flows, the Company considers all short-term debt securities purchased with an initial maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories are valued at the lower of cost, which is determined using the specific identification method, or market value.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Expenditures for renewals and improvements that significantly add to productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense accounts currently. When depreciable properties are retired or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in the Company's statement of income during the applicable period.

     For financial statement purposes, depreciation of property and equipment is computed using the straight-line method of depreciation over the estimated useful lives of the assets, which range from 5-7 years.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     Certain costs incurred in the internal development of computer software and costs of purchased computer software, which is to be licensed, sold, or otherwise marketed, are capitalized and amortized on a straight-line basis over the expected useful life of the individual software products (generally four years). Development costs include detailed design, prototyping, coding, testing, documentation, production and quality assurance. Such costs are capitalized once the product's technological feasibility is established and are expensed after the product is available for general release. During the years ended December 31, 1995, and 1996, the Company capitalized $254,530 and $395,282, respectively, of software development costs. Amortization of capitalized software development costs for the years ended December 31, 1995, and 1996, was $243,752 and $226,181, respectively.

     The Company's operational policy for the assessment and measurement of the continuing value of capitalized software is to evaluate the recoverability of the remaining life of its capitalized software and determine whether the software should be completely or partially written off or the amortization period accelerated. The Company will recognize an impairment if undiscounted estimated future cash flows of the capitalized software is determined to be less than the carrying amount of capitalized software.

REVENUE RECOGNITION

     Revenue on computer system sales and software license fees is recognized when the system is shipped. Revenue for maintenance and support is deferred and recognized ratably over the period to which it relates.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                               DR SOFTWARE, INC.

reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     The Company markets its products and services to a wide variety of customers in diverse geographic areas. This diversity reduces the concentration of credit risk which may arise from the resultant accounts receivable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include accounts receivable, accounts payable, accrued liabilities and long-term debt. Such instruments are reported at values which the Company believes are not materially different from their fair values.

VALUE OF LONG-LIVED ASSETS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" is effective for years beginning after December 15, 1995.

     This statement required that long-lived assets, including certain intangibles, held and used by the Division be reviewed for potential impairment. This new pronouncement did not have a material effect on the Company's financial statements.

INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the accompanying (unaudited) interim financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position at March 31, 1997 and its results of its operations and its cash flows for the three months ended March 31, 1997 and 1996. The results of operations and its cash flows for the three months ended March 31, 1997 and 1996 are not necessarily indicative of the results to be expected for the full year.

2.  NOTE PAYABLE

     The Company has arranged for a line of credit with a bank in the maximum amount of $100,000, with interest at the bank's prime rate plus 1.75%. The line of credit is collateralized by accounts receivable, property and equipment, and a general assignment of inventory behind IBM Credit Corporation. The line of credit must remain clear for at least 30 consecutive days during the year, and is personally guaranteed by certain of the Company's stockholders. The balance under this line of credit at December 31, 1996, was $70,000.

                               DR SOFTWARE, INC.

3.  CAPITAL LEASE OBLIGATION

     The Company leases certain equipment under noncancelable lease agreements, with monthly payments totalling $965 through July 2000. The following is a schedule, by years, of the future required payments:

                            YEAR                              AMOUNT
                            ----                              -------
1997........................................................  $11,578
1998........................................................   11,578
1999........................................................    8,655
2000........................................................    1,140
                                                              -------
          Total future payments.............................   32,951
Less amount representing interest...........................   (4,869)
                                                              -------
Present value of minimum lease payments.....................  $28,082
                                                              =======

4.  COMMITMENTS

     The Company leases its premises as well as certain office equipment and a vehicle under noncancellable operating leases which expire at various dates through 2001.

     The remaining obligations under these leases at December 31, 1996, are as follows:

                            YEAR                               AMOUNT
                            ----                              --------
1997........................................................  $114,862
1998........................................................   121,240
1999........................................................   126,178
2000........................................................   133,997
2001........................................................    33,988
                                                              --------
                                                              $530,265
                                                              ========

Rent expense for the years ended December 31, 1995 and 1996, was $48,191 and $81,123, respectively


     The Company has a 401(k) plan eligible to substantially all employees of the Company. Company contributions to the plan are discretionary. No contributions have been made for the years ended December 31, 1995 or 1996.


5.  INCOME TAXES

     The Company has elected to be taxed as an "S" Corporation under the provisions of Subchapter S of the Internal Revenue Code. As such, the profits of the Company are taxed on the individual income tax returns of the stockholders. Accordingly, no provision for income taxes has been made in the accompanying financial statements.

6.  SUPPLEMENTAL CASH FLOW INFORMATION

     Equipment acquired through capital leases totalled $0 and $14,400 in 1995 and 1996, respectively. Cash paid for interest during 1995 and 1996 was $11,139 and $12,447, respectively.

7.  SUBSEQUENT EVENT

     The Company has entered into negotiations with American Medcare Corporation ("AMC"), whereby AMC would acquire all of the common stock of the Company in exchange for an estimated $3,000,000. Of the total consideration approximately $2,100,000 is payable in cash and the balance by issuance of common stock. The sale is anticipated to occur in the second quarter of 1997.

                                   APPENDIX I

                        DELAWARE GENERAL CORPORATION LAW

SECTION 262.  APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251, sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) and (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 of 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, wither such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                  APPENDIX II

                       CALIFORNIA GENERAL CORPORATION LAW

                                  CHAPTER 13.

                               DISSENTERS' RIGHTS

     1300 [SHORT FORM MERGER; PURCHASE OF SHARES AT FAIR MARKET VALUE; "DISSENTING SHARES" AND DISSENTING SHAREHOLDER]. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of
Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A ) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

     1301 [DISSENTER'S RIGHTS; DEMAND ON CORPORATION FOR PURCHASE OF SHARES].
(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     1302 [DISSENTING SHARES, STAMPING OR ENDORSING]. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     1303 [DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST; TIME OF PAYMENT]. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     1304 [DISSENTERS ACTIONS; JOINDER; CONSOLIDATION; APPOINTMENT OF APPRAISERS]. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     1305 [APPRAISERS DUTY AND REPORT; COURT JUDGEMENT; PAYMENT; APPEAL; COSTS OF ACTION]. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the count, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a panty, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the count, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

     1308 [DISSENTING SHARES, RIGHTS AND PRIVILEGES]. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

     1309 [DISSENTING SHARES, LOSS OF STATUS]. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

     1310 [SUSPENSION OF CERTAIN PROCEEDINGS WHILE LITIGATION IS PENDING]. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

     1312 [VALIDITY OF REORGANIZATION OR SHORT FORM MERGER, ATTACK ON; SHAREHOLDERS' RIGHTS; BURDEN OF PROOF]. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days, prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                  APPENDIX III



                       MINNESOTA BUSINESS CORPORATION ACT



     302A.471 RIGHTS OF DISSENTING SHAREHOLDERS. -- SUBDIVISION 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:



          (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:



             (1) alters or abolishes a preferential right of the shares;



             (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;



             (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;



             (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;



          (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;



          (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;



          (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or



          (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.



     Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.



     (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.



     Subd. 3. Rights not to apply. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.


                                      III-1

     Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.



     302A.473 PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS. -- SUBDIVISION
1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.



     (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.



     (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.



     (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1 up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.



     Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.



     Subd. 3. Notice of dissent. If a proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.



     Subd. 4 Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:



          (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;



          (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;



          (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and



          (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.



          (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice was given, but the dissenter retains all other rights of a shareholder until the proposed action takes affect.



     Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:



          (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;


                                      III-2

          (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and



          (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.



          (b) The corporation may withhold the remittance described in paragraph
     (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction.



          The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.



          (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.



     Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.



     Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.



     Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part


                                      III-3
or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.



          (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.



          (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.


                                      III-4

                              INFOCURE CORPORATION

                                    PART II


ITEM 27.  EXHIBITS.


10.16   --   Form of Letter Agreement between InfoCure and DR Software
             (incorporated by reference to Exhibit 10.31 of Registration
             Statement 333-18923)
10.17   --   Form of Letter Agreement between AMC and Millard-Wayne
             (incorporated by reference to Exhibit 10.32 of Registration
             Statement 333-18923)
10.18   --   Form of Letter Agreement between KComp and InfoCure
             (incorporated by reference to Exhibit 10.33 of Registration
             Statement 333-18923)
23.5    --   Accountants' Consent

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and authorized this Post Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, in the City of Atlanta, State of Georgia, on the 20th day of June, 1997.


                                          INFOCURE CORPORATION

                                          By:      /s/ FREDERICK L. FINE
                                            ------------------------------------
                                                     Frederick L. Fine,
                                            Chairman of the Board of Directors,
                                               President and Chief Executive
                                                           Officer
                                               (Principal Executive Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated and on June 20, 1997. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Frederick L. Fine and James K. Price, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in consideration with this Registration Statement or any amendments, including any post-effective amendments, thereto, and each of the undersigned does hereby ratify and confirm that said attorney-in-fact and agent, or his substitute, or his substitute, shall do or cause to be done by virtue hereof.


                      SIGNATURE                                              TITLE
                      ---------                                              -----

                /s/ FREDERICK L. FINE                    Chairman of the Board of Directors, President
-----------------------------------------------------      and Chief Executive Officer
                  Frederick L. Fine

                 /s/ JAMES K. PRICE                      Director and Executive Vice President
-----------------------------------------------------
                   James K. Price

                 /s/ MICHAEL WARREN                      Director and Chief Financial Officer
-----------------------------------------------------
                   Michael Warren

                  JAMES D. ELLIOTT*                      Director
-----------------------------------------------------
                  James D. Elliott

                 RICHARD E. PERLMAN*                     Director
-----------------------------------------------------
                 Richard E. Perlman

                /s/ FREDERICK L. FINE
-----------------------------------------------------
                  Frederick L. Fine
                  Attorney-in-Fact

---------------
* By Power of Attorney

                               INDEX TO EXHIBITS



                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                           DESCRIPTION OF EXHIBITS                         PAGE
-------                          -----------------------                     ------------
 10.16     --  Form of Letter Agreement between InfoCure and DR Software
               (Incorporated by reference to Exhibit 10.31 of Registration
               Statement 333-18923)
 10.17     --  Form of Letter Agreement between AMC and Millard-Wayne
               (Incorporated by reference to Exhibit 10.32 of Registration
               Statement 333-18923)
 10.18     --  Form of Letter Agreement between KComp and InfoCure
               (Incorporated by reference to Exhibit 10.33 of Registration
               Statement 333-18923)
 23.5      --  Accountants' Consent